As filed with the Securities and Exchange Commission on November 17, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

1st SECURITY BANCORP, INC

(Exact Name of Registrant as Specified in Its Charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	6036 (Primary Standard Industrial Classification Code Number)	26-3230611 (I.R.S. Employer Identification Number)

6920 220th Street SW, Suite 200, Mountlake Terrace, Washington  98043; (425) 771-8840

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Joseph C. Adams, Chief Executive Officer
1st Security Bank of Washington
6920 220th Street SW, Suite 200, Mountlake Terrace, Washington  98043; (425) 771-8840

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael S. Sadow, P.C. Martin L. Meyrowitz, P.C. Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500	Alan Schick, Esq. Luse Gorman Pomerenk & Schick 5535 Wisconsin Avenue, NW, Suite 400 Washington, D.C. 20015 (202) 274-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-acclerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.01 per shares	3,041,750 shares	$10.00	$30,417,500	$1,195.41(1)

(1)  Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 2,645,000 Shares of Common Stock
(Subject to increase to up to 3,041,750 shares)
 1st SECURITY BANCORP, INC.
 (Proposed Holding Company for 1st Security Bank of Washington)

We are offering up to 2,645,000 shares of our common stock for sale in connection with our conversion from a mutual savings bank structure to a stock holding company structure.  As part of the conversion, 1st Security Bank of Washington will become our wholly owned subsidiary.  We may increase the maximum number of shares that we sell in the offering by up to 15%, to 3,041,750 shares, as a result of the demand for shares or changes in market and financial conditions.  The shares of our common stock are being offered for sale at a price of $10.00 per share.  We expect our common stock will be listed on the Nasdaq Global Market under the symbol "FSBW."  We cannot predict, however, whether an active and liquid trading market for our common stock will develop.

We are offering these shares for sale first to our depositors and other eligible subscribers in a subscription offering.  Concurrently with or immediately after the subscription offering, any shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering and/or a syndicated community offering (collectively referred to as the “offering”).  In order to complete the offering, we must sell, in the aggregate, at least 1,955,000 shares.  The minimum purchase is 25 shares.  The subscription offering is scheduled to end at 12:00 Noon, Pacific time, on _________ __, 200_.  However, we may extend this expiration date, without notice to you, until _________ __, 200__, unless the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation approve a later date, which may not be extended beyond _________ __, 2010.  Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________ __, 200_.  If the offering is extended beyond _________ __, 200_, subscribers will have the right to modify or rescind their purchase orders.  1st Security Bancorp, Inc. will hold all subscribers’ funds received before the completion of the conversion in a segregated account at 1st Security Bank of Washington or, at our discretion, at an independent insured depository institution until the conversion is completed or terminated.  We will pay interest on all funds received at a rate equal to 1st Security Bank of Washington’s passbook (statement savings) rate, which is currently       % per annum.  Funds will be returned promptly with interest if the conversion is terminated.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 1.

TERMS OF THE OFFERING
Price Per Share: $10.00; Minimum Subscription: 25 shares or $250

	Minimum	Maximum	Maximum as adjusted

Number of Shares	1,955,000	2,645,000	3,041,750
Gross Offering Proceeds	$19,550,000	$26,450,000	$30,417,500
Estimated Underwriting Commission(1)	$201,192	$277,368	$321,169
Estimated Other Expenses	$1,000,000	$1,000,000	$1,000,000
Estimated Net Proceeds to 1st Security Bancorp, Inc.	$18,348,808	$25,172,632	$29,096,331
Estimated Net Proceeds Per Share	$9.39	$9.52	$9.57
_________
(1)
For information regarding underwriting compensation to be paid to Keefe, Bruyette & Woods, including the assumptions regarding the number of shares sold in the offering that we used to determine the estimated offering expenses, see “Pro Forma Data” and “The Conversion and Stock Offering - Marketing Arrangements.”

Keefe, Bruyette & Woods will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale.  Subscribers will not pay any commissions to purchase shares of common stock in the offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Washington Department of Financial Institutions, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the stock information center at (___) ___-____.

KEEFE, BRUYETTE & WOODS

________ __, 2008

1ST SECURITY BANK

Administrative Headquarters:

6920 220th Street SW Mountlake Terrace, WA 98043

Banking Offices:

Canyon Park
22020 17th Ave. SE, Suite 100
Bothell, WA 98021

Edmonds
620 Edmonds Way
Edmonds, WA 98020

Everett
11102 Evergreen Way
Everett, WA 98203

Lynnwood
19002 33rd Ave. W
Lynnwood, WA 98036

Marysville
11525 State Ave NE
Marysville, WA 98270

Port Angeles
1405 E Front St
Port Angeles, WA 98362

Poulsbo
21650 NW Market Place
Poulsbo, WA 98370

Puyallup Downtown
307 W Stewart St
Puyallup, WA 98371

Puyallup South Hill
12009 Meridian E
Puyallup, WA 98374

Seattle
119 Cedar Street
Seattle, WA 98121

CANADA
Snohomish County
Port Angeles
Clallam County
Marysville
Everett
Lynnwood
Edmonds
Canyon Park
Poulsbo
Redmond
Administrative Headquarters
Banking Offices
Seattle
Kitsap County
King County
Tacoma
Puyallup(2)
Pierce County
Olympia
Seattle
Tacoma
Olympia
WASHINGTON

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of 1st Security Bancorp and 1st Security Bank of Washington may change after the date of this prospectus.  Delivery of this prospectus and the sales of shares made hereunder does not mean otherwise.

SUMMARY

This summary provides an overview of the key aspects of the stock offering as described in more detail elsewhere in this prospectus and may not contain all the information that is important to you.  To completely understand the stock offering, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” beginning on pages 1 and ___, respectively, and the financial statements and the notes to the financial statements beginning on page F-1, before making a decision to invest in our common stock.

Overview

As part of the conversion to stock ownership, 1st Security Bancorp, Inc., hereafter referred to as 1st Security Bancorp, is conducting this offering of between 1,955,000 and 2,645,000 shares of common stock to raise additional capital to support operational growth.  We may increase the maximum number of shares that we sell in the offering by up to 15% to 3,041,750 shares, as a result of the demand for shares or changes in market and financial conditions.  The offering includes a subscription offering in which certain persons, including depositors of 1st Security Bank of Washington, have prioritized subscription rights.  There are limitations on how many shares a person may purchase.  The amount of capital being raised is based on an appraisal of 1st Security Bancorp and a decision by management to offer all of our shares of common stock to the public.  Most of the terms and requirements of this offering are required by regulations of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  The same directors, chief executive officer and chief financial officer who manage 1st Security Bank of Washington will manage 1st Security Bancorp.

The following tables show how many shares of common stock may be issued in the offering and subsequently issued if our proposed stock-based equity incentive plan is adopted.

	Shares to be sold to the public in this offering		Shares to be sold to the employee stock ownership plan(2)		Shares proposed to be sold to directors and officers		Total shares of common stock to be outstanding after the offering
	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%

Minimum	1,676,600	85.8%	156,400	8.0%	122,000	6.2%	1,955,000	100.0%
Midpoint	1,994,000	86.7	184,000	8.0	122,000	5.3	2,300,000	100.0
Maximum	2,311,400	87.4	211,600	8.0	122,000	4.6	2,645,000	100.0
Maximum, as adjusted	2,676,410	88.0	243,340	8.0	122,000	4.0	3,041,750	100.0

	Shares that may be awarded under an equity incentive plan
	Restricted Stock		Stock Option
	Amount	%(1)	Amount	%(1)

Minimum	78,200	4.0%	195,500	10.0%
Midpoint	92,000	4.0	230,000	10.0
Maximum	105,800	4.0	264,500	10.0
Maximum, as adjusted	121,670	4.0	304,175	10.0
_________________
(1) As a percentage of total shares sold in the offering.
(2) Assumes 8% of the shares sold in the offering are sold to the employee stock ownership plan.

i

1st Security Bancorp, Inc.
6920 220th Street SW
Mountlake Terrace, Washington 98043
(425) 771-5299

1st Security Bancorp is a newly formed Washington corporation that will hold all of the outstanding shares of 1st Security Bank of Washington following the conversion to stock ownership.  1st Security Bancorp is conducting the stock offering in connection with the conversion of 1st Security Bank of Washington from the mutual to the stock form of organization.  Following the completion of the offering, 1st Security Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System.

1st Security Bank of Washington
6920 220th Street SW
Mountlake Terrace, Washington 98043
(425) 771-5299

1st Security Bank of Washington is a Washington state-chartered mutual savings bank.  Upon completion of the conversion, 1st Security Bank of Washington will be a Washington state-chartered stock savings bank and the wholly owned subsidiary of 1st Security Bancorp.  The institution was organized in 1936 as a credit union to provide financial services to select communities and employment groups.  In 1981, the retail and wholesale operations were separated with the credit union retaining the retail focus.  The merger of three community credit unions in 2000 and 2001 increased the asset base by approximately $50 million.  The institution converted to a Washington state-chartered mutual savings bank, and changed its name to 1st Security Bank of Washington, in April 2004.

1st Security Bank of Washington is a community-based savings bank primarily serving the Puget Sound area through its main administrative office and 12 full-service banking offices.  We are in the business of attracting deposits from the public and utilizing those deposits to originate loans.  Our recent business strategy has included an emphasis on commercial business, commercial real estate and construction and development lending.  Due to our credit union history, a large percentage of our loans consist of consumer loans originated directly and through third parties.  To a lesser extent, we have loans secured by residential real estate.  See “Risk Factors - Risks Related to Our Business.”

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution serving primarily businesses and retail customers in our market area.  After the conversion and offering, we plan to continue our strategy of:

•	Maintaining high asset quality; and

•	Increasing revenue and managing expenses by;

o	Emphasizing lower cost core deposits to reduce the funding costs of our loans;

o	Growing and diversifying our loan portfolio by emphasizing the origination of commercial real estate, commercial business, construction and development, and consumer loans; and

o	Leveraging our capital.

For a more detailed description of our products and services, as well as our business strategy, see “Business of 1st Security Bank of Washington” beginning on page ___.

The Conversion and Stock Offering

We do not have public shareholders in our current mutual form of ownership.  The conversion is a series of transactions by which we are reorganizing from a mutual savings bank structure to a stock holding company which will be 100% owned by public shareholders.  As a result of the conversion, 1st Security Bank of Washington will be owned directly by 1st Security Bancorp.  Voting rights in 1st Security Bancorp will be vested solely in the public shareholders following the conversion.

This chart shows our structure before the conversion and offering:

Depositors

1st Security Bank of Washington

This chart shows our structure after the conversion and offering:

Public Shareholders
100%
1st Security Bancorp, Inc.
100%
1st Security Bank of Washington

Terms of the Offering

We are offering between 1,955,000 and 2,645,000 shares of common stock to those with subscription rights in the following order of priority:

(1)	Depositors who held at least $50 with us as of the close of business on June 30, 2007.

(2)	The 1st Security Bancorp, Inc. employee stock ownership plan.

(3)	Depositors who held at least $50 with us as of the close of business on ________ __, 200_.

(4)	Depositors with us as of the close of business on ________ __, 200_ to the extent not already included in a prior category.

We may increase the maximum number of shares that we sell in the offering by up to 15% to 3,041,750 shares as a result of market demand, regulatory considerations or changes in financial conditions with the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation and without any notice to you.  If we increase the offering, you will not have the opportunity to change or cancel your stock order.  The offering price is $10.00 per share.  All purchasers will pay the same purchase price per share.  No commission will be charged to purchasers in the offering.

If we receive subscriptions for more shares than are to be sold in the subscription offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in Clallam, King, Kitsap, Pierce and Snohomish Counties, Washington and, if necessary, a syndicated community offering.  The direct community offering, if any, shall begin at the same time as, during or promptly after the subscription offering.  See “The Conversion and Stock Offering - Subscription Offering and Subscription Rights,” “- Direct Community Offering” and “- Syndicated Community Offering.”

Keefe, Bruyette & Woods, our financial advisor and selling agent in connection with the offering, will use its best efforts to assist us in selling our common stock in the offering.  Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.  For further information about the role of Keefe, Bruyette & Woods in the offering, see “The Conversion and Stock Offering - Marketing Arrangements.”

Reasons for the Conversion and Offering

The primary reasons for the conversion and our decision to conduct the offering are to:

•	increase our capital to support future growth; and

•	provide us with greater operating flexibility and allow us to better compete with other financial institutions.

The conversion and the capital raised in the offering are expected to:

•	give us the financial strength to grow our bank;

•	better enable us to serve our customers in our market area;

•	enable us to increase lending and support our emphasis on commercial business and commercial real estate lending and the development of new products and services;

•	help us attract and retain qualified management through stock-based compensation plans; and

•	structure our business in a form that will enable us to access the capital markets.

We do not have any specific plans or arrangements for expanding our branch network and/or any specific acquisition plans.

How We Determined the Offering Range and the $10.00 Price Per Share

The offering range is based on an independent appraisal of the market value of the common stock to be issued in the offering.  RP Financial, LC., hereafter referred to as “RP Financial,” an appraisal firm experienced in appraisals of financial institutions, has advised us that, as of October 24, 2008, the estimated pro forma market value of our common stock ranges from a minimum of $19.6 million to a maximum of $26.5 million, with a midpoint of $23.0 million.  Based on this valuation range and the $10.00 price per share offering price, the board of directors of 1st Security Bank of Washington determined to offer shares of 1st Security Bancorp’s common stock ranging from a minimum of 1,955,000 shares to a maximum of 2,645,000 shares, with a midpoint of 2,300,000 shares.  The pro forma market value can be adjusted upward by us subsequent to the expiration date of the offering and prior to closing to reflect the demand for shares in the offering or changes in market and financial conditions without the resolicitation of subscribers if supported by an appropriate change in our independent appraisal and the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  At the adjusted maximum, the estimated pro forma market value of 1st Security Bancorp’s common stock would be $30.4 million and the number of shares offered would equal 3,041,750 shares.

The independent appraisal was based in part on our financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of companies that RP Financial considered comparable to us.  The peer group shown below consists of 10 publicly traded thrift institutions, includes companies that range in asset size from $249.0 million to $2.2 billion, have market capitalizations that range from $10.5 million to $181.0 million, and have been in fully converted form for more than one year.

Peer Group	City and State	Assets
		(In Millions)

United Western Bancorp, Inc.	Denver, CO	$ 2,174
First Financial Northwest, Inc. of Renton	Renton, WA	1,196
Riverview Bancorp, Inc.	Vancouver, WA	885
Rainer Pacific Financial Group	Tacoma, WA	870
First PacTrust Bancorp, Inc.	Chula Vista, CA	825
Timberland Bancorp, Inc.	Hoquiam, WA	664
North Central Bancshares, Inc.	Fort Dodge, IA	495
Broadway Financial Corp.	Los Angeles, CA	391
Liberty Bancorp, Inc.	Liberty, MO	343
First Bancshares, Inc.	Mountain Grove, MO	249

As indicated in the table, a majority of the peer group companies are located in the State of Washington or other Western states.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus.  RP Financial also considered the following factors, among others:

•	certain historical, financial and other information relating to 1st Security Bank of Washington;

•	the economic and demographic conditions in 1st Security Bank of Washington’s existing market area;

•	a comparative evaluation of the operating and financial characteristics of 1st Security Bank of Washington with the peer group companies, which are headquartered in the

v

states of Washington (four companies), California (two companies), Missouri (two companies), Colorado (one company) and Iowa (one company);

•	the proposed dividend policy of 1st Security Bancorp;

•	the effect of the capital raised in this offering on our net worth and earnings potential; and

•	the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions.

The following table presents a summary of selected pricing ratios for the companies comprising the peer group used by RP Financial in its independent appraisal report dated October 24, 2008 and the pro forma pricing ratios for us, as calculated in the tables beginning on page 19 in the section of this prospectus entitled “Pro Forma Data.”  Compared to the median pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated discounts of 16.6% on a price-to-book basis and 21.6% on a price-to-tangible book value basis.  The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion and offering and RP Financial’s analysis of the results of operations and financial condition of 1st Security Bancorp compared to the peer group.

	Price-to- earnings multiple	Price –to-book value ratio	Price –to-tangible book value ratio

1st Security Bancorp, Inc.
Minimum of offering range	NM	41.32%	41.32%
Midpoint of offering range	NM	45.72%	45.72%
Maximum of offering range	NM	49.60%	49.60%
Maximum of offering range, as adjusted	NM	53.59%	53.59%

Valuation of peer group companies using stock market prices as of October 24, 2008(1)
Average	8.69x	57.80%	61.80%
Median	7.93x	54.83%	58.30%
___________
(1)
Reflects earnings for the most recent twelve-month period for which data were publicly available (September 30, 2008 for all peer group members, except First Bancshares, Inc. whose data was for the twelve months ended June 30, 2008).

NM -	Not meaningful.

The independent appraisal is not necessarily indicative of post-offering trading value.  You should not assume or expect that the valuation of 1st Security Bancorp as indicated above means that the common stock will trade at or above the $10.00 purchase price after the offering is completed.

The independent appraisal will be updated before we complete the conversion.  Any changes in the appraisal would be subject to the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  The estimated pro forma market value of 1st Security Bancorp may be increased by up to 15%, to up to $30.4 million.  See “Pro Forma Data.”

After-Market Performance Information Provided by the Independent Appraiser

The following table, prepared by our independent appraiser, presents for all full stock conversions that began trading from January 1, 2007 to October 24, 2008, the percentage change in the trading price from the initial trading date of the offering to the dates shown in the table.  The table also presents the average and median trading prices and percentage change in trading prices for the same dates.  This information relates to stock performance experienced by other companies that may have no similarities to us with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.

The table is not intended to indicate how our common stock may perform.  Data represented in the table reflects a small number of transactions and is not indicative of general stock market performance trends or of price performance trends of companies that undergo conversions.  Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies.  There can be no assurance that our stock price will appreciate or that our stock price will not trade below $10.00 per share.  The movement of any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases).  In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, please carefully read this prospectus, including “Risk Factors.”

After Market Trading Activity
Initial Stock Offerings - Standard Conversions
Completed Closing Dates between January 1, 2007 and October 24, 2008

		Change from Initial Trading Date Offering Price
Transaction (Ticker)	IPO Date	After One Day (%)	After One Week (%)	After One Month (%)	Through October 24, 2008 (%)

First Savings Financial Group, Inc. (FSFG)	10/07/08	(1.0)%	(0.1)%	(11.9)%	(11.9)%
Home Bancorp, Inc. (HBCP)	10/03/08	14.9	2.5	2.4	2.4
Cape Bancorp, Inc. (CBNJ)	02/01/08	0.5	(1.0)	(2.0)	(19.0)
Danvers Bancorp, Inc. (DNBK)	01/10/08	(2.6)	(3.1)	2.6	17.8
First Advantage Bancorp (FABK)	11/30/07	11.7	7.0	6.5	4.9
First Financial Northwest, Inc. of Renton (FFNW)	10/10/07	17.3	15.0	8.1	(20.8)
Beacon Federal Bancorp, Inc. (BFED)	10/02/07	16.0	17.9	6.0	(19.4)
Louisiana Bancorp, Inc. (LABC)	07/10/07	9.5	4.0	9.1	18.0
Quaint Oak Bancorp, Inc. (QNTO)	07/05/07	(2.0)	(7.0)	(11.0)	(18.5)
ESSA Bancorp, Inc. (ESSA)	04/04/07	17.8	20.6	14.8	29.3
CMS Bancorp, Inc. (CMSB)	04/04/07	5.7	4.7	3.0	(30.0)
Hampden Bancorp, Inc. (HBNK)	01/17/07	28.2	25.0	23.4	(2.0)

Average:		9.7%	7.1%	4.3%	(4.1)%
Median:		10.6%	4.4%	4.5%	(7.0)%

Termination of the Offering

The subscription offering will end at 12:00 Noon, Pacific time, on _________ __, 2008, unless extended.  The direct community offering and syndicated community offering, if any, will also end at 12:00 Noon, Pacific Time, on _________ __, 2008.  If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for at least the minimum number of shares by _________ __, 200_, we will either:

(1)           promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

(2)           extend the offering, if allowed, and give you notice of the extension and of your rights to cancel, change or confirm your order.  If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.  We must complete or terminate the offering by _________ __, 2010.

How We Will Use the Proceeds Raised From the Sale of Common Stock

We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(In thousands)

Retained by 1st Security Bancorp	$7,610	$10,470	$12,115
Loan to employee stock ownership plan	1,564	2,116	2,433
Contributed to 1st Security Bank of Washington	9,175	12,587	14,548
Net proceeds from stock offering	$18,349	$25,173	$29,096

1st Security Bancorp will purchase all of the capital stock of 1st Security Bank of Washington to be issued in the offering in exchange for an amount of net proceeds sufficient for the bank to have at least 10% tangible capital upon completion of the offering.  In no event will less than 50% of the net proceeds be transferred to 1st Security Bank of Washington in exchange for its shares.  The portion of the net proceeds used by 1st Security Bancorp to purchase the capital stock of 1st Security Bank of Washington will be added to the bank’s general funds for general corporate purposes.  The net proceeds 1st Security Bank of Washington receives from 1st Security Bancorp are initially intended to be invested into short-term liquid investments.  In addition, a majority of the net proceeds retained by 1st Security Bancorp, excluding the amount needed to fund the loan to the employee stock ownership plan, is expected to be deposited with 1st Security Bank of Washington as an interest-earning deposit, providing additional funds for reinvestment in earning assets.  See “How We Intend to Use the Proceeds of the Offering.”

Except as described above, neither 1st Security Bancorp nor 1st Security Bank of Washington has any specific plans for the investment of the proceeds of this offering, nor have they allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the conversion, see “The Conversion and Stock Offering - Our Reasons for the Conversion.”

We Currently Intend to Pay a Cash Dividend

We currently plan to pay cash dividends, however, the amount and timing of any dividends has not yet been determined.  Although future dividends are not guaranteed, based on our pro forma net income and shareholders’ equity, we believe 1st Security Bancorp will be capable of paying a dividend after completion of this offering.

Plans to List the Common Stock for Trading on the Nasdaq Global Market

We plan to list our common stock for trading on the Nasdaq Global Market under the symbol “FSBW” and have submitted an application to The Nasdaq Stock Market LLC for this purpose.  Keefe, Bruyette & Woods currently intends to become a market maker in the common stock, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop, or if developed will be maintained.  After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares.  Due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Limitations on the Purchase of Common Stock in the Conversion

The minimum purchase is 25 shares.

The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $500,000 of common stock, which equals 50,000 shares.

The maximum purchase by any person in the community offering is $500,000 of common stock, which equals 50,000 shares.

The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $500,000 of common stock, which equals 50,000 shares.

If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed $500,000 or 50,000 shares:

(1)	your spouse, or your relatives or your spouse’s relatives living in your house;

(2)	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

(3)	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

(4)
other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission, persons living at the same address or persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related).

Subject to Washington Department of Financial Institutions and Federal Deposit Insurance Corporation approval, we may increase or decrease the purchase limitations in the offering at any time.  Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations, which is the amount intended to be purchased.  See “The Conversion and Stock Offering - Limitations on Stock Purchases.”

How to Purchase Common Stock

Note: Once we receive your order, you cannot cancel or change it without our consent.  If 1st Security Bancorp changes the offering range to fewer than 1,955,000 shares or more than 3,041,750 shares, all subscribers will be notified and given the opportunity to change or cancel their orders.  If you do not respond to the notice, we will return your funds promptly with interest or cancel your withdrawal authorization.

If you want to subscribe for shares, you must complete an original stock order form, together with full payment or withdrawal authorization, and drop it off at a 1st Security Bank of Washington branch or send it to 1st Security Bank of Washington in the postage-paid envelope provided.  You must sign the certification that is part of the stock order form.  We must receive your stock order form before the end of the offering period.

You may pay for shares in any of the following ways:

•	By check or money order made payable to 1st Security Bancorp, Inc.

•	By authorizing a withdrawal from a savings or certificate of deposit account at 1st Security Bank of Washington, designated on the stock order form.

•
To use funds in an individual retirement account (“IRA”) at 1st Security Bank of Washington, you must transfer your account to a self-directed IRA at an unaffiliated institution or broker.  Because transferring your account will take time, please contact the stock information center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate 1st Security Bank of Washington pays on passbook (statement) savings accounts from the date it receives your funds until the date the conversion is completed or terminated.  All funds received before the completion of the conversion will be held in a segregated account at 1st Security Bank of Washington or, at our discretion, at an independent insured depository institution.  All funds authorized for withdrawal from deposit accounts with 1st Security Bank of Washington will earn interest at the applicable account rate until the conversion is completed.  There will be no early withdrawal penalty for withdrawals from certificates of deposit at 1st Security Bank of Washington used to pay for stock.

You may subscribe for shares of common stock using funds in your IRA at 1st Security Bank of Washington or elsewhere.  However, only a self-directed retirement account may hold common stock.  1st Security Bank of Washington’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your 1st Security Bank of Washington IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm.  If you do not have such an account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have.  Whether you may use these funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

Purchases of Common Stock by Our Officers and Directors

Collectively, our directors and executive officers intend to subscribe for 122,000 shares regardless of the number of shares sold in the offering.  This number equals 4.6% of the 2,645,000 shares

x

that would be sold at the maximum of the offering range.  If fewer shares are sold in the offering, then officers and directors will own a greater percentage of 1st Security Bancorp.  These shares do not include any shares that may be awarded or issued in the future under any stock-based equity incentive plan we intend to adopt or any shares that may be earned by employees under the employee stock ownership plan.  Directors and executive officers will pay the same $10.00 per share price for these shares as everyone else who purchases shares in the conversion.

These proposed purchases of common stock by our directors and executive officers (4.6% of the aggregate shares sold in the offering at the maximum of the offering range), together with the purchase by the employee stock ownership plan (8% of the aggregate shares sold in the offering), as well as the potential acquisition of common stock through the proposed equity incentive plan (an amount equal to 14% of the aggregate shares sold in the offering) will result in ownership by insiders of 1st Security Bancorp in excess of 26% of the total shares sold in the offering at the maximum of the offering range.  As a result, it could be more difficult to obtain majority support for shareholder proposals opposed by the board and management.  See “Risk Factors - Risks Related to This Offering - The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of 1st Security Bancorp, Inc.”

Tax Consequences of the Conversion

As a general matter, the conversion and offering will not be taxable transactions for federal or state income tax purposes to 1st Security Bancorp, 1st Security Bank of Washington, or persons eligible to subscribe in the subscription offering.  Silver Freedman & Taff, L.L.P. has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering qualifies as a tax-free transaction for federal income tax purposes and will not result in any adverse federal tax consequences to 1st Security Bancorp, 1st Security Bank of Washington, or persons eligible to subscribe in the subscription offering before or after the conversion.  Summer Law Office pllc has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering should qualify as a tax-free transaction for Washington State income tax purposes and should not result in any adverse Washington State tax consequences to 1st Security Bancorp, 1st Security Bank of Washington or persons eligible to subscribe in the subscription offering before or after the conversion.  See “The Conversion and Stock Offering - Effects of the Conversion - Tax Effects of the Conversion.”

Benefits to Management from the Offering

We intend to establish an employee stock ownership plan, which will purchase 8% of the aggregate shares sold in the offering, or, alternatively, in the open market after the conversion.  A loan from 1st Security Bancorp to the employee stock ownership plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares.  The loan will accrue interest at the applicable long-term federal interest rate as published by the IRS in effect at the time the employee stock ownership loan is entered into.  The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

Currently, we intend to adopt, within one year after completion of the offering, an equity incentive plan that will provide for grants of stock options and restricted stock awards to directors, officers and employees.  If we adopt the equity incentive plan, some of these individuals will be awarded shares of our common stock at no cost to them.  As a result, both the employee stock ownership plan and the equity incentive plan will increase the voting control of management without any cash being paid by the recipient.

The number of options granted or shares awarded under the proposed equity incentive plan may not, pursuant to Federal regulations, exceed 10% and 4%, respectively, of the total shares sold in this offering (including shares sold to our employee stock ownership plan).

The employee stock ownership plan and our proposed equity incentive plan will increase our future compensation costs, thereby reducing our earnings.  We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant.  We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients.  We estimate, once these plans are adopted, the increase in compensation expense will be approximately $513,000 on an after-tax basis, based on the maximum of the valuation range.  Additionally, shareholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and restricted stock awards.  In the event newly issued shares of our common stock are used to fund stock options and restricted stock offering awards in an amount equal to 10% and 4%, respectively, of the total shares sold in this offering, shareholders would experience dilution in their ownership interest of 9.1% and 3.9%, respectively, or 13.0% in the aggregate.  See “Risk Factors - Risks Related to this Offering - After this offering, our compensation expenses will increase and our return on equity will be low compared to other companies.  These factors could negatively impact the price of our stock.” and “Management - Benefits.”

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the minimum and maximum of the offering range.  It assumes that the proposed equity incentive plan is approved by shareholders within one year after completion of the offering to permit the (i) granting of options to purchase a number of shares equal to 10% of the shares outstanding after the offering and (ii) awarding of a number of shares of common stock equal to 4% of the shares sold in the offering.  It further assumes that, at the maximum of the offering range, a total of 2,645,000 shares will be sold to the public and that our tangible regulatory capital is 10% or more following the offering.

Plan/Awards	Individuals Eligible to Receive Awards	Number of Shares Based on Minimum of Offering Range	Number of Shares Based on Maximum of Offering Range	As a % of Outstanding Shares Issued in the Offering	Value of Benefits Based on Minimum of Offering Range(1)	Value of Benefits Based on Maximum of Offering Range(1)

Employee stock ownership plan	Employees	156,400	211,600	8.0%	$1,564,000	$2,116,000

Restricted stock	Directors/ Employees	78,200	105,800	4.0%	782,000	1,058,000

Stock options	Directors/ Employees	195,500	264,500	10.0%	940,355	1,272,245
		430,100	581,900	22.0%	$3,286,355	$4,446,245
___________
(1)
For purposes of this table, fair value of shares held in the employee stock ownership plan and the restricted stock awards is assumed to be the offering price of $10.00 per share.  The actual value of the shares held in the employee stock ownership plan and restricted stock awards will be determined based on their fair value as of the allocation date and the date the grants are made, respectively.  The fair value of stock options has been estimated at $4.81 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.0%; expected option life of 7.5 years; risk free interest rate of 3.85% (based on the ten-year Treasury Note rate); and a volatility rate of 37.53% based on an index of publicly traded thrift holding company institutions.  The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

    The value of the restricted stock awards will be based on the price of 1st Security Bancorp’s common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The following table presents the total value of all restricted shares to be available for award and issuance under the equity incentive plan, assuming the shares for the plan are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	78,200 Shares Awarded at Minimum of Range	92,000 Shares Awarded at Midpoint of Range	105,800 Shares Awarded at Maximum of Range	121,670 Shares Awarded at Maximum of Range, as adjusted
(In thousands, except per share and share price amounts)
$8.00	$626	$736	$846	$973
$10.00	$782	$920	$1,058	$1,217
$12.00	$938	$1,104	$1,270	$1,460
$14.00	$1,095	$1,288	$1,481	$1,703

The grant-date fair value of the options granted under the equity incentive plan will be based in part on the price of 1st Security Bancorp’s common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model.  The following table presents the total estimated value of the options to be available for grant under the equity incentive plan, assuming the market price and exercise price for the stock options are equal, with a range of market prices for the shares from $8.00 per share to $14.00 per share.

Market/ Exercise Price Per Share	Grant-Date Fair Value Per Option	195,500 Options at Minimum of Range	230,000 Options at Midpoint of Range	264,500 Options at Maximum of Range	304,175 Options at Maximum of Range, as adjusted
(In thousands, except share per share and per option amounts)
$8.00	$3.85	$753	$886	$1,018	$1,171
$10.00	$4.81	$940	$1,106	$1,272	$1,463
$12.00	$5.77	$1,128	$1,327	$1,526	$1,755
$14.00	$6.73	$1,316	$1,548	$1,780	$2,047

We also will enter into an employment agreement with our chief executive officer and our chief financial officer, and change in control agreements with two other executive officers.  For a further discussion of benefits to management, see “Management.”

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion.  We cannot complete the conversion and offering unless:

•	our plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of 1st Security Bank of Washington;

•	we sell at least the minimum number of shares of common stock offered; and

•	we receive approval from the Washington Department of Financial Institutions and no objection from the Federal Deposit Insurance Corporation to complete the conversion and offering.

Stock Information Center

If you have any questions regarding the offering or our conversion to stock form, please call the stock information center at (866) ___-____ from 9:00 a.m. to 4:00 p.m., Pacific time, Monday through Friday.  The Stock Information Center is closed on weekends and bank holidays.  The Stock Information Center is located at our executive office, 6920 220th Street SW, Mountlake Terrace, Washington.  The banking operations portion of our office is separate and apart from the Stock Information Center and will not have offering materials or proxy cards.

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectus later than two days prior to the date.  Stock order forms may only be distributed with or preceded by a prospectus.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit account and are not insured or guaranteed by 1st Security Bancorp or 1st Security Bank of Washington, or the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire at 12:00 Noon, Pacific time, on _________ __, 2008, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled to receive these certificates at the certificate registration address noted on the order form, as soon as practicable following completion of the offering.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Subscription Rights

Subscription rights are not allowed to be transferred, and we will act to ensure that you do not do so.  We will not accept any stock orders that we believe involve the transfer of subscription rights.

Restrictions on the Acquisition of 1st Security Bancorp, Inc.

Federal regulations, as well as provisions contained in the articles of incorporation, restrict the ability of any person, firm or entity to acquire 1st Security Bancorp or a controlling interest in its capital stock.  These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Board of Governors of the Federal Reserve System before acquiring in excess of 10% of the voting stock of 1st Security Bancorp.  Additionally, Washington Department of Financial Institutions regulations prohibit anyone from acquiring 1st Security Bancorp for a period of three years following the offering, unless this prohibition is waived by the Washington Department of Financial Institutions.  See “Risk Factors - Risks Related to the Offering - The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of 1st Security Bancorp.”

Important Risks in Owning 1st Security Bancorp’s Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section on pages 1 to __ of this prospectus.

RISK FACTORS

You should consider these risk factors, in addition to the other information in this prospectus, in deciding whether to make an investment in 1st Security Bancorp’s stock.

Risks Related to Our Business

Our loan portfolio possesses increased risk due to our large percentage of consumer loans.

Our consumer loans accounted for approximately $119.6 million or 56.1% of our total loan portfolio as of September 30, 2008, of which $71.2 million (59.5% of total consumer loans) consisted of indirect home improvement loans and $28.1 million (23.5% of total consumer loans) consisted of automobile loans.  Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on owner-occupied, one- to four-family residential properties.  As a result of our large portfolio of consumer loans, it may become necessary to increase the level of our provision for loan losses, which would reduce our profits.  Consumer loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  In addition, most of our fixture secured and automobile loans were originated indirectly by or through third parties, which presents greater risk than our direct lending products.  See “Business of 1st Security Bank of Washington - Lending Activities - Consumer Lending” and “- Asset Quality.”

Commercial business and commercial real estate lending is subject to various risks which could adversely impact our results of operations and financial condition.

While consumer loans remain the largest portion of our loan portfolio, our recent operating strategy has included an increased emphasis on the expansion of commercial business and commercial real estate lending and a decrease in the overall percentage of consumer loans in our loan portfolio.  Consistent with this strategy, we have added experienced commercial real estate loan officers and, more recently, commercial loan and business development officers in order to increase the percentage of our assets consisting of commercial business and commercial real estate loans that have higher risk-adjusted returns.  Since December 31, 2006 we have increased the amount of our commercial real estate loans, including multi-family loans, from 5.0% to 12.0% and the amount of our commercial business loans from 3.5% to 11.8% of our total loan portfolio at September 30, 2008.

Our increasing focus on these types of lending will continue to increase our risk profile relative to traditional one- to four-family lenders as we continue to implement our business strategy.  Although commercial business and commercial real estate loans are intended to enhance the average yield of our earning assets, they do involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks for a number of reasons.  Among other factors, these loans involve larger balances to a single borrower or groups of related borrowers.  Since commercial business and commercial real estate loans generally have large balances, if we make any errors in judgment in the collectibility of these loans, we may need to significantly increase our provision for loan losses since any resulting charge-offs will be larger on a per loan basis.  Consequently, this could materially adversely affect our future earnings.  Collateral evaluation and financial statement analysis in these types of loans also requires a more detailed analysis at the time of loan underwriting and on an ongoing basis.  In addition, the repayment of commercial real estate loans and commercial business loans, respectively, generally is dependent, in large part, on the successful operation of the property securing the loan or the business being conducted which secures the loan.

Furthermore, a secondary market for most types of commercial real estate loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans.  See “Business of 1st Security Bank of Washington - Lending Activities – Commercial Business and Commercial Real Estate Lending.”

Our loan portfolio possesses increased risk due to the amount of our construction and development lending.

Construction and development lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project.  If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project.  If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment.  Speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences.  Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  These risks can be significantly impacted by supply and demand.  As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor themselves to repay principal and interest.  Since December 31, 2006, we have increased the amount of our construction and development loans from 1.2% to 8.2%, as of September 30, 2008.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could be reduced.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans.  In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions.  Management recognizes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover actual losses, resulting in additions to our allowance.  Material additions to our allowance could materially decrease our net income.  Our allowance for loan losses was 1.5% of total loans, and 107.4% of non-performing loans at September 30, 2008.  In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs.  Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our financial condition and results of operations.

The unseasoned nature of our commercial business, commercial real estate and construction and development portfolios may result in errors in judging collectibility, which may lead to additional provisions or charge-offs, which would reduce our profits.

During 2006 and 2007 and the nine months ended September 30, 2008, we originated in the aggregate $110.8 million in commercial business, commercial real estate (including multi-family) and construction and development loans of which $68.2 million, or 32.0%, are included in our gross loan portfolio at September 30, 2008.  As a result, a significant portion of our portfolio is relatively unseasoned and, although these loans are not to subprime borrowers, they may not have had sufficient time to perform to properly indicate the magnitude of potential losses.  These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

Our business is subject to general economic risks that could adversely impact our results of operations and financial condition.

Changes in economic conditions, particularly an economic slowdown in Washington, could hurt our business.  Our business is directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.  In addition, our lending activities, while potentially more profitable than single-family lending, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict.  In 2007, the housing and real estate sectors experienced an economic slowdown that has continued into 2008.  Further deterioration in economic conditions, in particular within the Washington real estate markets, could result in the following consequences, among others, any of which could hurt our business materially:

•	loan delinquencies and charge-offs may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•
collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

A downturn in the regional real estate market could hurt our business.  Our business activities and credit exposure are concentrated in Washington.  A downturn in the Washington real estate market could hurt our business because many of our loans are secured by real estate located within the State of Washington, especially King, Pierce, Clallum, Kitsap and Snohomish counties, Washington.  As of September 30, 2008, almost all of our real estate loan portfolio, including home equity loans, consisted of loans secured by real estate located in Washington.  As a result of this concentration, if there is a significant decline in real estate values in these geographic areas, the collateral for our loans will provide less security and we may experience increases in nonperforming loans.  As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans which would hurt our net income.  Additionally, a decline in real estate values could likewise adversely impact our portfolio of real estate loans and could result in a decline in the origination of such loans.

Recent negative developments in the financial industry and credit markets may continue to adversely impact our financial condition and results of operations.

Negative developments beginning in the latter half of 2007 in the sub-prime mortgage market and the securitization markets for such loans, together with the continued economic downturn nationally during 2008, have resulted in uncertainty in the financial markets in general.  Many lending institutions have experienced substantial declines in the performance of their loans, including construction and land loans, multi-family loans, commercial loans and consumer loans.  Moreover, competition among depository institutions for deposits and quality loans has increased significantly.  In addition, the values of real estate collateral supporting many construction and land, commercial and multi-family and other commercial loans and home mortgages have declined and may continue to decline.  Bank and holding company stock prices have been negatively affected, as has been the ability of banks and holding companies to raise capital or borrow in the debt markets compared to recent years.  These conditions may have a material adverse effect on our financial condition and results of operations.  In addition, as a result of the foregoing factors, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and bank regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of formal enforcement orders.  Continued negative developments in the financial industry and the impact of new legislation in response to those developments could restrict our business operations, including our ability to originate or sell loans, and adversely impact our results of operations and financial condition.

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or manage our growth effectively.

We expect to experience growth in the amount of our assets, the level of our deposits and the scale of our operations.  Achieving our growth targets requires us to attract customers that currently bank with other financial institutions in our market, thereby increasing our share of the market.  In addition, to the extent we expand our lending beyond our current market area, we could incur additional risk related to those new market areas.  Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market area and our ability to manage our growth.  While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available or we may not successfully manage our growth.  If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

We may be unable to successfully integrate new personnel and grow the commercial business and commercial real estate lending operations.

The difficulties in hiring and training new personnel for commercial business and commercial real estate lending include integrating personnel with different business backgrounds, and combining different corporate cultures, while retaining other key employees.  The process of integrating personnel could cause an interruption of, or loss of momentum in, 1st Security Bank of Washington’s operations and the loss of customers and key personnel.  During the nine months ended September 30, 2008, we originated commercial business and commercial real estate loans totaling $31.5 million.

In addition, we may not realize expected revenue increases and other projected benefits from the increased emphasis on commercial business and commercial real estate lending.  Any delays or difficulties encountered in connection with integrating and growth of this portion of our operations could have an adverse effect on our business and results of operations or otherwise adversely affect our ability to achieve the anticipated results.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Like other financial institutions, we are subject to interest rate risk.  Our primary source of income is net interest income, which is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings.  We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities and the relationships of various interest rates to each other.  Over any defined period of time, our interest-earning assets may be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa.  In addition, the individual market interest rates underlying our loan and deposit products (e.g., prime) may not change to the same degree over a given time period.  In any event, if market interest rates should move contrary to our position, our earnings may be negatively affected.  In addition, loan volume and quality and deposit volume and mix can be affected by market interest rates.  Changes in levels of market interest rates could materially affect our net interest spread, asset quality, origination volume, and overall profitability.

During most of 2007, short-term market rates of interest (which we use as a guide to price our deposits) rose from historically low levels, while longer-term market rates of interest (which we use as a guide to price our longer-term loans) did not.  As a result, many financial institutions, including 1st Security Bank of Washington, experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  This trend reversed itself during the first nine months of 2008.  For the nine months ended September 30, 2008 and years ended December 31, 2007 and 2006, our average interest rate spread was 4.42%, 3.87% and 4.28%, respectively.

We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities.  In a changing interest rate environment, we may not be able to manage this risk effectively.  If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings.  At December 31, 2007, we had $177.9 million in loans due after one year with fixed rates of interest, representing 73.9% of our total loan portfolio and 67.6% of our total assets.  Our most recent “rate shock” analysis indicates that our net portfolio value would be more adversely affected by a decrease in interest rates than by an increase.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

Our operating expenses are high as a percentage of our net interest income, making it more difficult to maintain profitability.  After this offering, our expenses will increase.  Our return on equity also will be low compared to other companies.  These factors could negatively impact the price of our stock.

Like many smaller financial institutions, our non-interest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we generate.  The cost of generating our income is measured by our efficiency ratio, which represents non-interest expense divided by the sum of our net interest income and our non-interest income.  The lower our efficiency ratio is, the more effective our ability to generate income from our operations.  For the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, our efficiency ratios were 92.4%, 123.4% and 87.4%, respectively.  Generally, this means that we spent approximately $0.92, $1.23 and $0.87 during the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, to generate $1.00 of income.

The proceeds we will receive from the sale of our common stock will increase our capital significantly.  It will take us a significant period of time to fully deploy these proceeds in our business operations.  Our compensation expenses will increase as a result of the costs associated with the employee stock ownership plan, the proposed stock-based equity incentive plan and the other costs of being a public company.  In addition the Federal Deposit Insurance Corporation is increasing insurance premiums, which will increase non-interest expense.  See “How We Are Regulated – Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation.”  Therefore, we expect our return on equity to be less than many of our regional and national peers.  This low return on equity could hurt our stock price.  We do not know when or if we will achieve returns on equity that are comparable to industry peers.  For further information regarding pro forma income and expenses, see “Pro Forma Data.”

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington markets in which our loans are concentrated or adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity.”

Difficult market conditions and economic trends have adversely affected our industry and our business.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions.  General downward economic trends, reduced availability of commercial credit and increasing unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs.  Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other.  This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity.  Financial institutions have experienced decreased access to deposits or borrowings.

The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more complex by these difficult market and economic conditions.  We also expect to face increased regulation and government oversight as a result of these downward trends.  This increased government action may increase our costs and limit our ability to pursue certain business opportunities.  We also willbe required to pay even higher Federal Deposit Insurance Corporation premiums than the recently increased level, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

We do not believe these difficult conditions are likely to improve in the near future.  A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market.  As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

Recent legislative and regulatory initiatives to address these difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (“EESA”) authorizes the United States Department of the Treasury, hereafter the Treasury Department, to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program.  The purpose of the troubled asset relief program is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury Department has allocated $250 billion towards the troubled asset relief program capital purchase program.  Under the capital purchase program, the Treasury Department will purchase debt or equity securities from participating institutions.  The troubled asset relief program is also expected to include direct purchases or guarantees of troubled assets of financial institutions.

EESA also increased Federal Deposit Insurance Corporation deposit insurance on most accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.  In addition, the Federal Deposit Insurance Corporation has implemented two temporary programs to provide deposit insurance for the full amount of most non-interest bearing transaction accounts through the end of 2009 and to guarantee certain unsecured debt of financial institutions and their holding companies through June 2012.  Financial institutions have until December 18, 2008 to opt out of these two programs.  We expect to participate only in the program that provides unlimited deposit insurance coverage through December 31, 2009 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninteres-bearing savings accounts.  Under that program, we will pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place.  At September 30, 2008, we had no accounts in excess of $250,000.

The purpose of these legislative and regulatory actions is to stabilize the volatility in the U.S. banking system. EESA, the troubled asset relief program and the Federal Deposit Insurance Corporation’s recent regulatory initiatives may not stabilize the U.S. banking system or financial markets.  If the volatility in the market and the economy continue or worsen, our business, financial condition, results of operations, access to funds and the price of our stock could be materially and adversely impacted.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us, which could limit our growth and profitability.

We face direct competition from a significant number of financial institutions, many with a state-wide or regional presence, and in some cases a national presence, in both originating loans and attracting deposits.  Competition in originating loans comes primarily from other banks, mortgage companies and consumer finance institutions that make loans in our primary market areas.  We also face substantial competition in attracting deposits from other banking institutions, money market and mutual funds, credit unions and other investment vehicles.

In addition, banks with larger capitalization and non-bank financial institutions that are not governed by bank regulatory restrictions have large lending capacity and are better able to serve the needs of larger customers.  Many of these financial institutions are also significantly larger and have greater financial resources than us, have been in business for a longer period of time and have established customer bases and name recognition.

We compete for loans principally on the basis of interest rates and loan fees, the types of loans we originate and the quality of service we provide to borrowers.  Our ability to attract and retain deposits requires that we provide customers with competitive investment opportunities with respect to rate of return, liquidity, risk and other factors.  To effectively compete, we may have to pay higher rates of interest to attract deposits, resulting in reduced profitability.  If we are not able to effectively compete in our market area, our profitability may be negatively affected, potentially limiting our ability to pay dividends.  The greater resources and deposit and loan products offered by some of our competitors may also limit our ability to increase our interest-earning assets.  See “Business of 1st Security Bank of Washington - Competition.”

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations.  Because our business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations or otherwise materially and adversely affect our business, financial condition, prospects or profitability.  See “How We Are Regulated - Regulation and Supervision of 1st Security Bank of Washington.”

Risks Related to this Offering

The market for stock in financial institutions has been unusually volatile lately and our stock price may decline when trading commences.

If you purchase shares in the offering you might not be able to sell them later at or above the $10.00 purchase price.  Publicly traded stock, including stock of financial institutions, has recently experienced substantial market price volatility.  In recent transactions, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which the shares were sold in the offering conducted by those companies.

The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal and may not be indicative of the actual value of 1st Security Bancorp.

The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of 1st Security Bancorp and the outlook for the financial institutions industry in general.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

1st Security Bancorp has never issued stock and, therefore, there is no current trading market for the shares of common stock.  While we expect our common stock to be quoted on the Nasdaq Global

Market under the symbol “FSBW,” we cannot predict whether an active and liquid trading market for our common stock will develop.  Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops.  A limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice.  A limited trading market could also result in a wider spread between the bid and ask price for the stock, meaning the highest price being offered for shares for sale at any particular time may be further from the lowest price being offered by buyers for the stock at that moment than if the stock were more actively traded (the difference between the bid and ask price being the “spread” for the stock).  This could make it more difficult to sell a large number of shares at one time and could mean the sale of a large number of shares at one time could depress the market price.  See “Market for the Common Stock.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company.  We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team.  Compliance with the Sarbanes-Oxley Act of 2002, particularly Section 404 of the Sarbanes-Oxley Act regarding required internal controls and procedures, and the related rules and regulations of the Securities and Exchange Commission will require us to assess our internal controls and procedures and evaluate our accounting systems.  In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion.  As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Once submitted, your purchase order may not be revoked unless the stock offering is terminated or extended beyond _____, 200_.

Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the stock offering is terminated or extended beyond ________, 200_.  Funds submitted for a purchase of common stock in the offering will be held by us until the termination or completion of the conversion, including any extension of the expiration date.  Since completion of the conversion will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the conversion.  Accordingly, subscribers may not have access to their funds or ownership of our common stock for an extended period of time after submitting their orders.  See “The Conversion and Stock Offering.”

Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

The board of directors and management of 1st Security Bancorp will have discretion in the investment of the capital raised in this offering.  We will use a portion of the net proceeds retained to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase securities, deposit funds in 1st Security Bank of Washington or other financial institutions, acquire other financial services companies or for other general corporate purposes.  1st Security Bank of Washington may use the proceeds it receives to fund new loans, purchase securities, or for general corporate purposes.  We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications.  Our failure to utilize these funds effectively could reduce our profitability.  We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.  Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of 1st Security Bancorp.

Our board of directors and executive officers intend to purchase in the aggregate approximately 6.2% and 4.6% of our common stock at the minimum and maximum of the offering range, respectively.  These purchases, together with the purchase by the employee stock ownership plan of 8.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed equity incentive plan will result in ownership by insiders of 1st Security Bancorp in excess of 26.0% of the total shares issued in the offering at the maximum of the offering range.  This insider ownership and provisions in our articles of incorporation and bylaws may discourage attempts to acquire 1st Security Bancorp, pursue a proxy contest for control of 1st Security Bancorp, assume control of 1st Security Bancorp by a holder of a large block of common stock, and remove 1st Security Bancorp’s management, all of which shareholders might think are in their best interests.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.  See “Restrictions on Acquisition of 1st Security Bancorp, Inc. and 1st Security Bank of Washington - Anti-takeover Provisions in 1st Security Bancorp’s Articles of Incorporation and Bylaws.”

In addition, the business corporation law of Washington, the state where 1st Security Bancorp is incorporated, provides for certain restrictions on acquisition of 1st Security Bancorp.  Furthermore, federal law restricts acquisitions of control of bank holding companies such as 1st Security Bancorp.

The implementation of an equity incentive plan may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering.  This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares of our common stock.  In the event authorized but unissued shares of our common stock are used to fund stock options or awards of shares of common stock under the plan in amounts equal to 10.0% and 4.0%, respectively, of the shares to be outstanding after the offering, shareholders would experience dilution in their ownership interest of 9.1% and 3.9%, respectively, or 13.0% in the aggregate.  See “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion.”

SELECTED FINANCIAL AND OTHER DATA

The Financial Condition Data as of December 31, 2007 and 2006 and the Operating Data for the years ended December 31, 2007 and 2006 are derived from the audited financial statements and related notes included elsewhere in the prospectus.  The Financial Condition Data as of December 31, 2005 and the Operating Data for the year ended December 31, 2005 are derived from audited financial statements, not included in this prospectus.  The Financial Condition Data as of September 30, 2008 and the Operating Data for the nine months ended September 30, 2008 and 2007 are derived from unaudited financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the data for the unaudited periods.  Historical results are not necessarily indicative of results to be expected in any future period, and results for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008.  The following information is only a summary and you should read it in conjunction with our financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	September 30,	December 31,
	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:
Total assets	$234,306	$263,066	$256,385	$253,940
Loans receivable, net(1)	209,934	237,807	218,078	216,016
Securities available for sale, at fair value:
U.S. Government and Agency securities	4,462	4,485	15,369	16,792
Mortgage-backed securities	1,395	-	-	-
Investment securities, at amortized cost:
Corporate debt securities	-	136	134	172
Federal Home Loan Bank stock	1,797	1,797	1,797	1,797
Deposits	195,106	208,863	204,816	208,812
Borrowings	6,060	19,800	13,400	10,400
Retained earnings	31,304	31,689	34,779	33,275

	Nine Months Ended
	September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(In thousands)
Selected Operations Data:
Total interest and dividend income	$12,881	$13,187	$17,619	$16,951	$16,223
Total interest expense	4,441	5,080	6,942	5,536	3,958
Net interest income	8,440	8,107	10,677	11,415	12,265
Provision for loan losses	1,184	246	578	246	1,358
Net interest income after provision
for loan losses	7,256	7,861	10,099	11,169	10,907
Fees and service charges	2,046	2,038	2,718	2,989	2,011
Gain (loss) on sale on assets	(316)	27	7	1,109	352
Other non-interest income	464	546	640	815	506
Total non-interest income	2,194	2,611	3,365	4,913	2,869
Total non-interest expense	9,827	10,990	17,322	14,263	11,776
Income (loss) before provision (benefit) for income taxes	(377)	(518)	(3,858)	1,819	2,000
Provision (benefit) for income taxes	-	(161)	271	573	660
Net income (loss)	$(377)	$(357)	$(4,129)	$1,246	$1,340
_______________________
(1)	Net of allowances for loan losses, loans in process and deferred loan fees.

	Nine Months
	Ended
	September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005

Selected Financial Ratios and Other Data:
Performance ratios(1):
Return on assets (ratio of net income (loss) to	(0.20)%	(0.18)%	(1.60)%	0.48%	0.53%
average total assets)
Return on equity (ratio of net income (loss)	(1.59)%	(1.34)%	(11.65)%	3.74%	4.18%
to average equity)
Yield on interest-earning assets	7.48%	7.39%	7.38%	7.14%	6.90%
Rate paid on interesting-bearing liabilities	3.06%	3.48%	3.51%	2.86%	2.08%
Interest rate spread information:
Average during period	4.42%	3.91%	3.87%	4.28%	4.83%
End of period	4.62%	3.90%	3.58%	4.24%	4.78%
Net interest margin(2)	4.90%	4.55%	4.47%	4.81%	5.22%
Operating expense to average total assets	5.32%	5.63%	6.69%	5.55%	4.63%
Average interest-earning assets to average
interest-bearing liabilities	118.67%	122.11%	120.88%	122.66%	123.27%
Efficiency ratio(3)	92.41%	102.54%	123.36%	87.35%	77.81%

Asset quality ratios:
Non-performing assets to total assets at end of period(4)	1.26%	0.17%	0.07%	0.09%	0.07%
Non-performing loans to total gross loans(4)	1.39%	0.19%	0.08%	0.10%	0.08%
Allowance for loan losses to non-performing loans(4)	107.40%	582.96%	1,491.30%	1,181.66%	1,599.41%
Allowance for loan losses to loans receivable, net	1.51%	1.13%	1.15%	1.24%	1.26%

Capital ratios:
Equity to total assets at end of period	13.36%	13.30%	12.05%	13.57%	13.10%
Average equity to average assets	12.89%	13.63%	13.61%	12.95%	12.62%

Other data:
Number of full service offices	12	12	12	12	12
Full-time equivalent employees	117	125	125	130	112
_________________
(1)           Performance ratios for the nine month periods ended September 30, 2008 and 2007 are annualized as appropriate.
(2)           Net interest income divided by average interest earning assets.
(3)	Total non-interest expense as a percentage of net interest income and total other non-interest income, excluding net securities transactions.
(4)	Non-performing assets consists of non-accruing loans and accruing loans more than 90 days past due.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	our ability to successfully manage our growth;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and

•	our ability to comply with regulatory requirements, including the Order to Cease and Desist.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

1st SECURITY BANCORP, INC.

We are a newly formed Washington corporation.  We are conducting the stock offering in connection with the conversion of 1st Security Bank of Washington from the mutual to the stock form of organization.  Following the completion of the offering, we will be a bank holding company and our primary regulator will be the Board of Governors of the Federal Reserve System.  See “How We Are Regulated - Regulation and Supervision of 1st Security Bancorp, Inc.”

Following the conversion we will have no significant assets other than all of the outstanding shares of common stock of 1st Security Bank of Washington, the net proceeds we keep from the offering and a loan to the 1st Security Bancorp employee stock ownership plan.  We will have no significant liabilities.  See “How We Intend to Use the Proceeds From this Offering.”  Our board of directors and management, and the board of directors and management of 1st Security Bank of Washington, are substantially the same.  We utilize the support staff and offices of 1st Security Bank of Washington and pay 1st Security Bank of Washington for these services.  If we expand or change our business in the future, we may hire our own employees.

The principal executive offices of 1st Security Bancorp are located at 6920 220th Street SW, Mountlake Terrace, Washington 98043 and its telephone number is (425) 771-5299.

1st SECURITY BANK OF WASHINGTON

1st Security Bank of Washington is a Washington chartered mutual savings bank.  Upon completion of the conversion, 1st Security Bank of Washington will be a Washington chartered stock savings bank and the wholly owned subsidiary of 1st Security Bancorp.  The institution was organized in 1936 as a credit union to provide financial services to select communities and employment groups.  In 1981, the retail and wholesale operations were separated with the credit union retaining the retail focus.  The merger of three community credit unions in 2000 and 2001 increased the asset base by approximately $50 million.  The institution converted to a Washington state chartered mutual savings bank, and changed its name to 1st Security Bank of Washington, in April 2004.

1st Security Bank of Washington is a community-based savings bank primarily serving the Puget Sound area through its main administrative office and 12 full-service banking offices.  We are in the business of attracting deposits from the public and utilizing those deposits to originate loans.  Our recent business strategy has included an emphasis on commercial business, commercial real estate and construction and development lending.  Due to our credit union history, a large percentage of our loans consist of consumer loans originated directly and through third parties.  To a lesser extent, we have loans secured by residential real estate.  See “Risk Factors – Risks Related to Our Business.”  For more information regarding the business and operations of 1st Security Bank of Washington, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of 1st Security Bank of Washington.”

1st Security Bank of Washington is examined and regulated by the Washington Department of Financial Institutions, its primary regulator, and by the Federal Deposit Insurance Corporation.  1st Security Bank of Washington is required to have certain reserves set by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank of Seattle, which is one of the 12 regional banks in the Federal Home Loan Bank System.

The principal executive offices of 1st Security Bank of Washington are located at 6920 220th Street SW, Mountlake Terrace, Washington 98043 and its telephone number is (425) 771-5299.

HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds will be between $18.3 million at the minimum of the offering range and $25.2 million at the maximum of the offering range and may be up to $29.1 million assuming an increase in the estimated offering range by 15%.  See “Pro Forma Data” and “The Conversion and Stock Offering - How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” as to the assumptions used to arrive at these amounts.

We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(In thousands)

Retained by 1st Security Bancorp	$7,610	$10,470	$12,115
Loan to employee stock ownership plan	1,564	2,116	2,433
Contributed to 1st Security Bank of Washington	9,175	12,587	14,548
Net Proceeds from stock offering	$18,349	$25,173	$29,096

1st Security Bancorp will purchase all of the capital stock of 1st Security Bank of Washington to be issued in the offering in exchange for an amount of net proceeds sufficient for the bank to have at least 10% tangible capital upon completion of the offering.  In no event will less than 50% of the net proceeds be transferred to 1st Security Bank of Washington in exchange for its shares.  The portion of the net proceeds used by 1st Security Bancorp to purchase the capital stock of 1st Security Bank of Washington will be added to the bank’s general funds for general corporate purposes.  The net proceeds 1st Security Bank of Washington receives from 1st Security Bancorp are initially intended to be invested into short-term liquid investments.  In addition, a majority of the net proceeds retained by 1st Security Bancorp, excluding the amount needed to fund the loan to the employee stock ownership plan, is expected to be deposited with 1st Security Bank of Washington as an interest-earning deposit, providing additional funds for reinvestment in earning assets.

Except as described above, neither 1st Security Bancorp nor 1st Security Bank of Washington has any specific plans for the investment of the proceeds of this offering, nor have they allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the conversion, see “The Conversion and Stock Offering - Our Reasons for the Conversion.”

1st Security Bancorp intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable it to purchase up to 8% of the aggregate shares of common stock sold in the offering; or, alternatively, in the open market after the conversion.  Based upon the sale of 1,955,000 and 2,645,000 shares of common stock in the offering at the minimum and maximum of the estimated offering range, respectively, the loan to the 1st Security Bancorp employee stock ownership plan would be $1.6 million and $2.1 million, respectively.  See “Management - Benefits to Be Considered Following Completion of the Conversion - Employee Stock Ownership Plan.”

Within one year after completion of the offering, 1st Security Bancorp intends to adopt an equity incentive plan, subject to shareholder approval, and use a portion of its proceeds to fund the purchase of shares in the open market for the plan.  The equity incentive plan intends to purchase in the open market 4% of the aggregate shares sold in the offering, or $782,000 and $1.1 million at the minimum and maximum of the estimated offering range, respectively.

The net proceeds may vary because total expenses of the conversion may be more or less than those estimated.  The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of 1st Security Bank of Washington. Payments for shares made through withdrawals from existing deposit accounts at 1st Security Bank of Washington will not result in the receipt of new funds for investment by 1st Security Bank of Washington but will result in a reduction of 1st Security Bank of Washington’s interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

OUR POLICY REGARDING DIVIDENDS

The board of directors of 1st Security Bancorp currently intends to pay cash dividends on the common stock.  However, the amount and timing of any dividends has not yet been determined.  The payment of dividends will depend upon a number of factors, including capital requirements, 1st Security Bancorp’s and 1st Security Bank of Washington’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods.  1st Security Bancorp may file consolidated tax returns with 1st Security Bank of Washington.  Accordingly, it is anticipated that any cash distributions made by 1st Security Bancorp to its shareholders would be treated as cash dividends and not as a return of capital for federal and state tax purposes.

Dividends from 1st Security Bancorp will depend, in large part, upon receipt of dividends from 1st Security Bank of Washington, because 1st Security Bancorp initially will have limited sources of funds other than the portion of the proceeds retained from this offering, dividends from 1st Security Bank of Washington, earnings from the investment of proceeds retained by 1st Security Bancorp from the sale of shares of common stock and interest payments with respect to 1st Security Bancorp’s loan to the 1st Security Bancorp employee stock ownership plan.  Under Washington law, 1st Security Bancorp is prohibited from paying a dividend if, as a result of its payment, it would be unable to pay its debts as they become due in the normal course of business, or if its total liabilities would exceed its total assets.  In addition, as a bank holding company, banking regulations prohibit a return of capital during the three-year term of the business plan submitted by 1st Security Bancorp in connection with the stock offering.  See “How We Are Regulated - Regulation and Supervision of 1st Security Bank of Washington - Dividends.”

MARKET FOR THE COMMON STOCK

1st Security Bancorp has never issued capital stock, and, consequently, there is no established market for the common stock at this time.  1st Security Bancorp has applied to have its common stock listed on the Nasdaq Global Market under the symbol “FSBW.”  There can be no assurance, however, that 1st Security Bancorp will meet Nasdaq’s listing requirements.  The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of 1st Security Bancorp, 1st Security Bank of Washington or any market maker.  Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited.  There can be no assurance, however, that purchasers will be able to sell their shares at or above the initial purchase price of $10.00 per share.

CAPITALIZATION

The following table presents the capitalization of 1st Security Bank of Washington at September 30, 2008, and the pro forma consolidated capitalization of 1st Security Bancorp after giving effect to the conversion, excluding assumed earnings on the net proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

	1st Security Bank of Washington Capitalization At September 30, 2008	1st Security Bancorp – Pro Forma Based Upon Sale at $10.00 Per Share
		1,955,000 Shares (Minimum of Range)	2,300,000 Shares (Midpoint of Range)	2,645,000 Shares (Maximum of Range)	3,041,750 Shares(1) (Maximum of Range, as Adjusted)
	(Dollars in thousands)

Deposits(2)	$195,106	$195,106	$195,106	$195,106	$195,106
Borrowings(2)	6,060	6,060	6,060	6,060	6,060
Total deposits and borrowings	$201,166	$201,166	$201,166	$201,166	$201,166

Shareholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	$-	$-	$-	$-	$-
Common stock, $0.01 par value, 45,000,000 shares authorized; shares to be issued as reflected	-	20	23	26	30
Additional paid-in capital	-	17,547	20,818	24,089	27,850
Retained earnings(3)	31,305	31,305	31,305	31,305	31,305
Less: Accumulated other
comprehensive income	(1)	(1)	(1)	(1)	(1)

Less:
Common stock to be acquired by the employee stock ownership plan(4)	-	(1,564)	(1,840)	(2,116)	(2,433)

Total shareholders’ equity	$31,304	$47,307	$50,305	$53,303	$56,751

Total shareholders’ equity as a percentage of total assets	13.36%	18.90%	19.86%	20.80%	21.85%
_____________________
(1)
As adjusted to give effect to an increase in the number of shares of common stock which would be offered as a result of a 15% increase in the estimated offering range to reflect demand for shares, changes in market and general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)
The retained earnings of 1st Security Bank of Washington will be substantially restricted after the conversion.  Additionally, 1st Security Bank of Washington will be prohibited from paying any dividend that would reduce its regulatory capital below the amount required for the liquidation account that will be set up in connection with the conversion.  See “The Conversion and Stock Offering - Effects of the Conversion - Depositors’ Rights if We Liquidate.”

(4)
Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan financed by a loan from 1st Security Bancorp.  The loan will be repaid principally from 1st Security Bank of Washington’s contributions to the employee stock ownership plan. Since 1st Security Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on 1st Security Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

1st SECURITY BANK OF WASHINGTON

EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

At September 30, 2008, 1st Security Bank of Washington exceeded all of its applicable regulatory capital requirements.  The following table sets forth the regulatory capital of 1st Security Bank of Washington at September 30, 2008 and the pro forma regulatory capital of 1st Security Bank of Washington after giving effect to the conversion, based upon the sale of the number of shares shown in the table.  The pro forma regulatory capital amounts reflect the receipt by 1st Security Bank of Washington of 50% of the net stock proceeds.  The pro forma risk-based capital amounts assume the investment of the net proceeds received by 1st Security Bank of Washington in assets that have a risk-weight of 20% under applicable regulations, as if the net proceeds had been received and so applied at September 30, 2008.

			Pro Forma at September 30, 2008
	At September 30, 2008		1,955,000 shares Sold at $10.00 per Share (Minimum of Range)		2,300,000 Shares Sold at $10.00 per Share (Midpoint of Range)		2,645,000 Shares Sold at $10.00 per Share (Maximum of Range)		3,041,750 Shares Sold at $10.00 per Share (Maximum of Range, as Adjusted)
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity capital under generally accepted accounting principles (“GAAP”)	$ 31,304	13.36%	$ 38,915	16.09%	$ 40,345	16.58%	$ 41,775	17.07%	$ 43,419	17.62%

Tier I leverage	$ 31,240	13.28%	$ 38,851	16.00%	$ 40,281	16.49%	$ 41,711	16.97%	$ 43,355	17.53%
Requirement	9,411	4.00	9,715	4.00	9,772	4.00	9,830	4.00	9,895	4.00
Excess	$ 21,829	9.28%	$ 29,136	12.00%	$ 30,509	12.49%	$ 31,881	12.97%	$ 33,460	13.53%

Tier I risk based	$ 31,240	13.03%	$ 38,851	16.13%	$ 40,281	16.70%	$ 41,711	17.28%	$ 43,355	17.93%
Requirement	9,574	4.00	9,634	4.00	9,646	4.00	9,657	4.00	9,671	4.00
Excess	$ 21,666	9.03%	$ 29,217	12.13%	$ 30,635	12.70%	$ 32,054	13.28%	$ 33,684	13.93%

Total risk based	$ 31,304	13.06%	$ 38,915	16.16%	$ 40,345	16.73%	$ 41,775	17.30%	$ 43,419	17.96%
Risk based requirement	19,147	8.00	19,269	8.00	19,292	8.00	19,315	8.00	19,341	8.00
Excess	$ 12,157	5.06%	$ 19,646	8.16%	$ 21,053	8.73%	$ 22,460	9.30%	$ 24,078	9.96%

Reconciliation of capital infused into 1st Security Bank of Washington:
Net proceeds infused			$ 9,175		$ 10,881		$ 12,587		$ 14,548
Common stock acquired by employee stock ownership plan			(1,564)		(1,840)		(2,116)		(2,433)
Pro forma increase in GAAP and regulatory capital			$ 7,611		$ 9,041		$ 10,471		$ 12,115
_______________________

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed.  However, we estimate that net proceeds will be between $18.3 million and $25.2 million, or $29.1 million if the estimated offering range is increased by 15%, based upon the following assumptions:

•	all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to:

•	eligible account holders, who are depositors of 1st Security Bank of Washington with account balances of at least $50.00 as of the close of business on June 30, 2007,

•	the proposed employee stock ownership plan, which will purchase 8% of the shares of common stock sold in the offering,

•	supplemental eligible account holders, who are depositors of 1st Security Bank of Washington with account balances of at least $50.00 as of the close of business on ____________ __, 200_, and

•	other members, who are depositors of 1st Security Bank of Washington as of the close of business on _______ __, 200_, other than eligible account holders or supplemental eligible account holders.

•
Keefe, Bruyette & Woods will receive a success fee equal to 1.0% of the gross proceeds from the subscription offering (estimated to be 80% of the shares sold), excluding shares of common stock sold to directors, officers, employees and the employee stock ownership plan and a success fee equal to 2.0% of the gross proceeds from the community offering (estimated to be 20% of the shares sold); and

•	total expenses, excluding the success fee paid to Keefe, Bruyette & Woods, are estimated to be approximately $1.0 million. Actual expenses may vary from those estimated; and

•
1st Security Bancorp will grant options under the equity incentive plan to acquire common stock equal to 10.0% of the shares of common stock outstanding after the offering, and will grant restricted stock awards in an amount equal to 4.0% of such shares.  1st Security will acquire common stock underlying these awards through open market purchases.  The estimated fair value of the options, estimated using an application of the Black-Scholes option pricing model, is recognized as an expense over the requisite service period of the options.  The expense recorded in the pro forma financial information assumes the retrospective method under Statement of Financial Accounting Standard No. 123R.

Pro forma net income and shareholders’ equity of 1st Security Bancorp have been calculated for the year ended December 31, 2007 and for the nine months ended September 30, 2008 as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 3.34% and 1.78%, which represent the yields on one-year U.S. Government securities at December 31, 2007 and at September 30, 2008.  We believe that this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods.  The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected.  A tax rate of 34% has been assumed for periods resulting in after-tax yields of 2.20% and 1.17% for the year ended December 31, 2007 and for the nine months ended September 30, 2008, respectively.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan.  See Note 2 to the following tables.  As discussed under “How We Intend to Use the Proceeds From this Offering,” 1st Security Bancorp intends to make a loan to fund the purchase of 8% of the common stock sold in the offering by the employee stock ownership plan and intends to retain 50% of the net proceeds from the conversion.

No effect has been given in the tables to the issuance of additional shares of common stock pursuant to any stock options available for grant under the equity incentive plan.  The table below gives effect to the restricted stock awards that would be available for grant under the equity incentive plan and which is expected to be adopted by 1st Security Bancorp following the conversion and presented to shareholders for approval at an annual or special meeting of shareholders to be held at least six months following the completion of the conversion.  If the equity incentive plan is approved by shareholders, 1st Security Bancorp intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases or from authorized but unissued shares of common stock, if permissible.  See “Management - Benefits – Equity Incentive Plan.”  The following tables assume that shareholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by 1st Security Bancorp are purchased in the open market at $10.00 per share.  No effect has been given to 1st Security Bancorp’s results of operations after the conversion, the market price of the common stock after the conversion, or a less than 4% purchase by 1st Security Bancorp.

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which the transactions actually occur and should not be taken as indicative of future results of operations.  Pro forma shareholders’ equity represents the difference between the stated amount of assets and liabilities of 1st Security Bancorp computed in accordance with GAAP.  Shareholders’ equity does not give effect to intangible assets in the event of a liquidation to 1st Security Bank of Washington’s bad debt reserve or to the liquidation account to be maintained by 1st Security Bank of Washington.  The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables on the following pages summarize historical data of 1st Security Bancorp’s pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the conversion and the offering.

	At or For the Nine Months Ended September 30, 2008
	1,955,000 Shares Sold at $10.00 Per Share (Minimum of Range)	2,300,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	2,645,000 Shares Sold at $10.00 Per Share (Maximum of Range)	3,041,750 Shares Sold at $10.00 Per Share Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)

Pro forma market capitalization:
Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Less expenses	(1,201)	(1,239)	(1,277)	(1,321)
Estimated net proceeds	18,349	21,761	25,173	29,097
Less: common stock purchased by employee stock ownership plan(2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: common stock purchased for restricted stock awards(3)	(782)	(920)	(1,058)	(1,217)
Estimated investable net proceeds	$16,003	$19,001	$21,999	$25,447
Pro forma net income (loss) for the nine months ended September 30, 2008:
Historical	$(377)	$(377)	$(377)	$(377)
Pro forma income on net proceeds	141	167	194	224
Less: pro forma employee stock ownership plan adjustment(2)	(77)	(91)	(105)	(121)
Less: pro forma restricted stock award adjustment(3)	(77)	(91)	(105)	(121)
Less: pro forma stock option adjustment(4)	(129)	(152)	(175)	(201)
Pro forma net income (loss)	$(519)	$(544)	$(568)	$(596)

Per share net income (loss) for the nine months ended September 30, 2008:
Historical	$(0.21)	$(0.18)	$(0.15)	$(0.13)
Pro forma income on net proceeds	0.08	0.08	0.08	0.08
Less: pro forma employee stock ownership plan adjustment(2)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma restricted stock award adjustment(3)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma stock option adjustment(4)	(0.07)	(0.07)	(0.07)	(0.07)
Pro forma net income (loss) per share(5)	$(0.28)	$(0.25)	$(0.22)	$(0.20)

Offering price as a multiple of pro forma net earnings per share(7)	NM	NM	NM	NM

Number of shares outstanding for pro forma income per share calculations	1,810,330	2,129,800	2,449,270	2,816,661

(table continued on following page)	(Footnotes on page 25)

	At or For the Nine Months Ended September 30, 2008
	1,955,000 Shares Sold at $10.00 Per Share (Minimum of Range)	2,300,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	2,645,000 Shares Sold at $10.00 Per Share (Maximum of Range)	3,041,750 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)

Pro forma shareholders’ equity at September 30, 2008:
Historical	$31,304	$31,304	$31,304	$31,304
Estimated net proceeds	18,349	21,761	25,173	29,096
Less: common stock acquired by the employee stock ownership plan(2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: common stock acquired for restricted stock awards(3)(4)	(782)	(920)	(1,058)	(1,217)
Pro forma shareholders’ equity	$47,307	$50,305	$53,303	$56,750

Pro forma shareholders’ equity per share at September 30, 2008:
Historical	$16.01	$13.61	$11.84	$10.29
Estimated net proceeds	9.39	9.46	9.52	9.57
Less: common stock acquired by the employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(6)	$24.20	$21.87	$20.16	$18.66

Offering price as a percentage of pro forma shareholders’ equity(5)	41.32%	45.72%	49.60%	53.59%

Number of shares outstanding for pro forma book value per share calculations	1,955,000	2,300,000	2,645,000	3,041,750

(Footnotes on page 25)

	At or For the Year Ended December 31, 2007
	1,955,000 Shares Sold at $10.00 Per Share (Minimum of Range)	2,300,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	2,645,000 Shares Sold at $10.00 Per Share (Maximum of Range)	3,041,750 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)

Pro forma market capitalization:
Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Less expenses	(1,201)	(1,239)	(1,277)	(1,321)
Estimated net proceeds	18,349	21,761	25,173	29,097
Less: common stock purchased by employee stock ownership plan(2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: common stock purchased for restricted stock awards(3)	(782)	(920)	(1,058)	(1,217)
Estimated investable net proceeds	$16,003	$19,001	$21,999	$25,447
Pro forma net income (loss) for the year ended December 31, 2007:
Historical	$(4,129)	$(4,129)	$(4,129)	$(4,129)
Pro forma income on net proceeds	353	419	485	561
Less: pro forma employee stock ownership plan adjustment(2)	(103)	(121)	(140)	(161)
Less: pro forma restricted stock award adjustment(3)	(103)	(121)	(140)	(161)
Less: pro forma stock option adjustment(4)	(172)	(202)	(233)	(268)
Pro forma net income (loss)	$(4,154)	$(4,154)	$(4,157)	$(4,158)

Per share net income (loss) for the year ended December 31, 2007:
Historical	$(2.28)	$(1.93)	$(1.68)	$(1.46)
Pro forma income on net proceeds	0.19	0.20	0.20	0.20
Less: pro forma employee stock ownership plan adjustment(2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma restricted stock award adjustment(3)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option adjustment(4)	(0.09)	(0.09)	(0.09)	(0.09)
Pro forma net income (loss) per share(5)	$(2.30)	$(1.94)	$(1.69)	$(1.47)

Offering price as a multiple of pro forma net earnings per share(7)	NM	NM	NM	NM

Number of shares outstanding for pro forma income per share calculations	1,814,240	2,134,400	2,454,560	2,822,744

(table continued on following page)	(Footnotes on page 25)

	At or For the Year Ended December 31, 2007
	1,955,000 Shares Sold at $10.00 Per Share (Minimum of Range)	2,300,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	2,645,000 Shares Sold at $10.00 Per Share (Maximum of Range)	3,041,750 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)

Pro forma shareholders’ equity at December 31, 2007:
Historical	$31,689	$31,689	$31,689	$31,689
Estimated net proceeds	18,349	21,761	25,173	29,096
Less: common stock acquired by the employee stock ownership plan(2)	(1,564)	(1,840)	(2,116)	(2,433)
Less: common stock acquired for restricted stock awards(3)(4)	(782)	(920)	(1,058)	(1,217)
Pro forma shareholders’ equity	$47,692	$50,690	$53,688	$57,135

Pro forma shareholders’ equity per share at December 31, 2007:
Historical	$16.21	$13.78	$11.98	$10.42
Estimated net proceeds	9.39	9.46	9.52	9.57
Less: common stock acquired by the employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired for restricted stock awards(3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(6)	$24.40	$22.04	$20.30	$18.79

Offering price as a percentage of pro forma shareholders’ equity(5)	40.98%	45.37%	49.26%	53.22%

Number of shares outstanding for pro forma book value per share calculations	1,955,000	2,300,000	2,645,000	3,041,750

(Footnotes on following page)

_________________
(1)
As adjusted to give effect to an increase in the number of shares which could occur as a result of a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)
Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from 1st Security Bancorp.  1st Security Bank of Washington intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. 1st Security Bank of Washington’s total annual payments on the employee stock ownership plan debt are based upon a 10 year loan.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by 1st Security Bank of Washington, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 11,730, 13,800, 15,870 and 18,251 shares were committed to be released during the nine month period ended September 30, 2008; and 15,640, 18,400, 21,160 and 24,334 shares were committed to be released during the year ended December 31, 2007, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.  See “Management - Benefits - Employee Stock Ownership Plan.”

(3)
If the stock-based incentive plan is approved by 1st Security Bancorp’s shareholders, 1st Security Bancorp may purchase an aggregate number of shares of common stock equal to 4.0% of the shares outstanding after the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion), to be awarded as restricted stock to officers and directors under the stock-based incentive plan.  Shareholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the offering.  The shares may be issued directly by 1st Security Bancorp or acquired through open market purchases.  The funds to be used to purchase the shares to be awarded by the stock-based incentive plan will be provided by 1st Security Bancorp.  The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed for restricted stock awards is expensed during the year ended December 31, 2007 and 15% of the amount contributed for restricted stock awards is expensed during the nine months ended September 30, 2008 (based on a five-year vesting period), and (iii) the stock-based incentive plan expense reflects an estimated marginal federal and state effective tax rate of 34%.  Assuming shareholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the shares outstanding after the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.9%.

(4)
Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by 1st Security Bancorp following the offering and presented for shareholder approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire a number of shares equal to 10% of the shares outstanding after the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $4.81 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of options with a ten-year term, and an estimated marginal federal and state effective tax rate of 34%.  Under the above assumptions, the granting of options under the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share will decrease.  This will also have a dilutive effect of up to 9.1% on the ownership interest of persons who purchase common stock in the offering.

(5)
Income per share computations are determined by taking the number of shares assumed to be sold in the offering and subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

(6)
The retained earnings of 1st Security Bank of Washington will be substantially restricted after the conversion. See “The Conversion and Stock Offering - Effects of the Conversion - Depositors’ Rights if We Liquidate.”

(7)	NM – Not meaningful.

PROPOSED PURCHASES BY MANAGEMENT

The following table sets forth, for each of 1st Security Bancorp’s directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions.  The amounts include shares that may be purchased through individual retirement accounts and by associates.  These purchases are intended for investment purposes only, and not for resale.  Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.

		At the Minimum of EstimatedOffering Range			At the Maximum of Estimated Offering Range
Name	Amount	Number of Shares	As a Percent of Shares Offered		Number of Shares	As a Percent of Shares Offered

Directors:

Ted A. Leech	$100,000	10,000	0.51%		10,000	0.38%
Joseph C. Adams	500,000	50,000	2.56		50,000	1.89
Judith A. Cochrane	100,000	10,000	0.51		10,000	0.38
Kay L. Cummings	10,000	1,000	0.05		1,000	0.04
Robert E. D’Amicol	10,000	1,000	0.05		1,000	0.04
Michael J. Mansfield	100,000	10,000	0.51		10,000	0.38
Margaret R. Piesik	20,000	2,000	0.10		2,000	0.08
Michele L. Rozinek	10,000	1,000	0.05		1,000	0.04
Joel S. Summer	100,000	10,000	0.51		10,000	0.38

Executive officers who are not directors:

T. Bradford Canfield	100,000	10,000	0.51		10,000	0.38
Steven Haynes	150,000	15,000	0.77		15,000	0.57
Drew B. Ness	20,000	2,000	0.10		2,000	0.08

All directors and executive officers as a group (12 persons)	$1,220,000	122,000	6.24	%(1)	122,000	4.61	%(1)
___________
(1)  Difference is the result of rounding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

1st Security Bank of Washington has been serving the greater Seattle area, along Interstate 5, since 1936.  Originally chartered as a credit union, previously known as Washington’s Credit Union, we served various select employment groups.  We acquired three community credit unions through merger during 2000 and 2001.  On April 1, 2004, we completed our charter conversion from a credit union to a Washington state-chartered mutual savings bank.  The charter conversion enabled us to more effectively compete in the local market area with commercial banks and thrifts, and provided us with the ability to raise capital for growth purposes.

Since completing the charter conversion, 1st Security Bank of Washington has been actively involved in correcting a number of operational deficiencies.  Most of these deficiencies have been the result of the difference between the way credit unions and savings associations are managed and supervised, and have required the institution to improve its compliance with and policies and procedures under a number of banking regulations.  Some have also involved the way we lend and the types of loans we offer.

The steps taken to correct these deficiencies have included:

•
reorganizing the entire executive management team (new Chief Executive Officer – July 2004; new Chief Financial Officer – May 2008; new Chief Operating Officer – September 2008; and new Chief Lending Officer – November 2005)

•	changing the composition and emphasis of our loan portfolio; and

•	hiring a full-time compliance officer in 2006.

During this timeframe, we have also added several new board members.

This offering will position our newly reorganized management team to take advantage of the business opportunities that we believe exist in our market areas.  In particular the added capital will allow us to pursue portfolio growth and product diversification, as well as provide 1st Security Bank of Washington with the ability to further attract and retain a qualified Board and management.

We are pursuing a growth initiative over the next few years to leverage the upgraded infrastructure, systems and staffing we have recently put in place.  We are doing this by focusing our target market on businesses and professionals, but not to the exclusion of the retail consumer market which has been our historical mainstay.  Furthermore, retail deposits will continue to serve as an important funding source.  We offer a full compliment of commercial and consumer secured and unsecured loan products.  It is our intent to strengthen our capital base to enable asset growth.  In addition, we intend to fully utilize our operational footprint and improve 1st Security Bank of Washington’s overall competitive position in the Puget Sound marketplace.

1st Security Bank of Washington is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs.  Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, other investments, account maturities, and the overall level of personal income and savings.  Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles.  Sources of funds for lending activities of 1st Security Bank of Washington include primarily deposits, including brokered deposits, borrowings, payments on loans and income provided from operations.

Our earnings are primarily dependent upon our net interest income, the difference between interest income and interest expense.  Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on these loans and investments.  Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on these deposits and borrowings.  Our earnings are also affected by our provision for loan losses, service charges and fees, gains from sales of assets, other income, operating expenses and income taxes.

1st Security Bank of Washington is currently subject to a consent cease-and-desist order issued by the Federal Deposit Insurance Corporation on August 10, 2007, which requires the institution to improve its compliance with and policies and procedures under the Bank Secrecy Act and related anti-money laundering requirements.

On August 20, 2008, the Federal Deposit Insurance Corporation determined to assess a civil money penalty of $4,235 against 1st Security Bank of Washington for past deficiencies in its compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973.  The board of directors has consented to this assessment and paid the penalty.

In August 2007, the Washington Department of Financial Institutions terminated a Notice to Correct issued against 1st Security Bank of Washington on February 21, 2006, and, in May 2008, the Federal Deposit Insurance Corporation terminated a January 10, 2006 memorandum of understanding with 1st Security Bank of Washington, which addressed deficiencies in its compliance program.  See “How We Are Regulated - Federal and State Enforcement Authority and Actions” for more information about these regulatory supervisory and enforcement actions.

Critical Accounting Policies and Estimates

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.  Management believes that its critical accounting policies include determining the allowance for loan losses, accounting for mortgage servicing rights and accounting for deferred income taxes.  Our accounting policies are discussed in detail in Note 1 of the Notes to Financial Statements included in this prospectus.

Allowance for Loan Loss.  The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged to income.  Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.  Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio.  All of these estimates are susceptible to significant change.  Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio.  Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation.

Mortgage Servicing Rights.  We record mortgage servicing rights on loans sold to Fannie Mae with servicing retained.  The methodology we use is based on an estimate of fair value through a discounted cash flow analysis.  The valuation is performed at the loan level and is based on the objective attributes of the portfolio (i.e., note rate, loan amount, etc.) and industry assumptions used in the marketplace.  The primary source for projected prepayment speeds is the information posted by the Securities Industry & Financial Markets Association on their bondmarkets.com website.  If our mortgage servicing rights were determined to be impaired, our financial results would be impacted.

Income Taxes.  Income taxes are reflected in our financial statements to show the tax effects of the operations and transactions reported in the financial statements and consist of taxes currently payable plus deferred taxes.  SFAS No. 109, “Accounting for Income Taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes.  Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities.  They are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled and are determined using the assets and liability method of accounting.  The deferred income provision represents the difference between net deferred tax asset/liability at the beginning and end of the reported period.  In formulating our deferred tax asset, we are required to estimate our income and taxes in the jurisdiction in which we operate.  This process involves estimating our actual current tax exposure for the reported period together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes.

Business and Operating Strategy and Goals

Our primary objective is to continue to grow 1st Security Bank of Washington as a well-capitalized, profitable, independent, community-oriented financial institution, serving customers in our primary market areas.  Our strategy is to provide innovative products and superior service to both small businesses and individuals in our primary market areas.  Our primary market areas are defined as the greater Puget Sound Market south to Tacoma, north to Marysville, east to Redmond and west to Port Angeles, Washington.  We currently provide services to these communities through our main office and 12 full-service banking centers.  We support these banking centers with 24/7 access to on-line banking and participation in a world wide ATM network.  This offering is a critical component of our business strategy because of the increased capital base and lending opportunities it will provide 1st Security Bank of Washington.

The board of directors has sought to accomplish our objective through the adoption of a strategy designed to improve profitability, a strong capital position and high asset quality.  This strategy primarily involves:

Maintaining high asset quality.   Our percentage of non-performing assets to total assets was 1.3% at September 30, 2008.  New loan products are introduced only when we are confident that our staff has the necessary training and expertise to administer sound underwriting and collection procedures.  Also, we underwrite all of our consumer and commercial loans centrally in an attempt to ensure uniformity and consistency in underwriting decisions.  As a credit union, our principal business was consumer lending, including indirect lending.  This historical institution-wide experience is a significant part of the reason our asset quality level is where it is.  In addition, as part of our decision to increase our emphasis in commercial business and commercial real estate lending, we have built a commercial lending group with an average of over 20 years of experience in this type of lending.

Grow revenue and manage expenses.  Through product selection, pricing and lower cost funds, we will seek to optimize our interest rate margin while managing our interest rate risk.  We will seek new sources of non-interest income by emphasizing selective products and services that provide diversification of revenue sources, including fees and servicing income.  We also will strive to control operating expenses while continuing to provide superior personal service to our customers.  We will do this by:

•
Emphasizing lower cost core deposits to reduce the funding costs of our loan growth.   We offer personal and business checking accounts, NOW accounts and savings and money market accounts, which generally are lower-cost sources of funds than certificates of deposits, and are less sensitive to withdrawal when interest rates fluctuate.  In order to build our core deposit base, we are pursuing a number of strategies.  First, we will continue to provide sales promotions on savings and checking accounts to encourage the growth of these types of deposits.  Second, we diligently attempt to recruit all commercial loan customers to maintain a deposit relationship with us, generally a business checking account relationship to the extent practicable, for the term of their loans.

•
Growing and diversifying our loan portfolio by emphasizing the origination of commercial real estate, commercial business, construction and development, and consumer loans.   Our infrastructure, personnel and fixed operating base can support a substantially larger asset base.   Our strategy for increasing net income includes increasing our loan originations, particularly with higher yielding commercial, construction and development, and consumer loans.  In addition to higher yields, commercial real estate loans and commercial business loans generally are originated with adjustable interest rates, or short terms to maturity, which assist us in managing interest rate risk.  Relationship banking will be emphasized which will include deposit products for the business, the ownership and employees, along with other non-interest income opportunities.

•
Leveraging our capital.  We plan to improve our overall efficiency and profitability by leveraging our increased capital base after the offering.  Higher capital ratios will allow us to attract additional core deposits and pursue alternative funding sources.

Comparison of Financial Condition at September 30, 2008 and December 31, 2007

General.  Total assets decreased $28.8 million, or 10.9%, to $234.3 million at September 30, 2008 from $263.1 million at December 31, 2007.  The decrease was primarily the result of the securitization of $50.2 million of one- to four-family mortgage loans, and the subsequent sale of $48.6 million of the related mortgage-backed securities.  The proceeds from that sale were utilized to pay down $13.9 million in Federal Home Loan Bank advances, fund loan originations and to provide liquidity to reposition the term deposit structure.  Management’s decision to securitize and sell the loans was based on our desire to limit our overall exposure to the residential real estate market, provide additional liquidity for paying down borrowings, as well as to eliminate higher costing maturing certificates of deposit which were obtained in March and April 2007 using promotional rates (approximately $14.7 million), and to allow for the reinvestment of the funds in higher yielding loans in an effort to enhance revenues.

Loans.  Our net loan portfolio decreased $27.9 million, or 11.7%, to $209.9 million at September 30, 2008 from $237.8 million at December 31, 2007.  The decrease in the portfolio was primarily driven by the securitization of $50.2 million in one- to four-family mortgage loans, and the subsequent sale of $48.6 million of the related mortgage-backed securities.  The decline in our one- to four-family mortgage loan portfolio was partially offset by a $7.8 million increase in our commercial real estate loan portfolio, and an $11.0 million increase in construction and development loans portfolio which is consistent with our current business strategy.  Commercial real estate loans increased 45.0%, to $25.1 million at September 30, 2008, from $17.3 million at December 31, 2007 and construction and development loans increased 169.4%, to $17.6 million at September 30, 2008, from $6.5 million at December 31, 2007.

Allowance for Loan Losses.  The allowance for loan losses is maintained to cover losses that are probable and can be estimated on the date of the evaluation in accordance with generally accepted accounting principles in the United States.  It is our estimate of probable incurred credit losses in our loan portfolio.

Our methodology for analyzing the allowance for loan losses consists of specific and general components.  We stratify the loan portfolio into homogeneous groups of loans that possess similar loss-potential characteristics and apply an appropriate loss ratio to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.  The amount of loan losses incurred in our consumer portfolio is estimated by using historical loss ratios for major loan collateral types adjusted for current factors.  We use historical peer group averages for commercial loans, due to the less-seasoned nature of this portion of our loan portfolio.  The historical loss experience is generally defined as an average percentage of net loan losses to loans outstanding.  A separate valuation of known losses for individual classified large-balance, non-homogeneous loans is also conducted in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114.  The allowance for loan losses on individually analyzed loans includes commercial business, one- to four-family and commercial real estate loans and construction and development loans, where management has concerns about the borrower’s ability to repay.  Loss estimates include the difference between the current fair value of the collateral and the loan amount due.

Our allowance for loan losses at September 30, 2008 was $3.2 million or 1.49% of gross loans receivable compared to $2.7 million or 1.14% of gross loans receivable at December 31, 2007.  The increase in the allowance for loan losses was primarily due to the change in the mix of the loan portfolio and the increase in non-performing loans as of September 30, 2008.  See “Asset Quality” for additional information.  Non-performing loans increased from $183,000 at December 31, 2007 to $3.0 million at September 30, 2008, primarily as a result of a $2.7 million commercial development loan participation that was placed on non-accrual status in 2008.  Non-performing loans represented 1.39% of loans receivable at September 30, 2008, as compared to .08% at December 31, 2007.  Our allowance for loan losses as a percentage of non-performing loans at September 30, 2008 was 107% compared to 1,491% at December 31, 2007.

Securities.  Our securities portfolio totaled $5.9 million (excluding $1.8 million of FHLB stock) at September 30, 2008 and consisted of U.S. Government obligations, federal agency securities, and mortgage-backed securities, all of which are designated as available for sale.  The securities portfolio increased $1.2 million from December 31, 2007 to September 30, 2008 as a result of our securitization of one- to four-family mortgage loans, as discussed above.

Deposits.  Total deposits decreased $13.8 million, or 6.6%, to $195.1 million at September 30, 2008 from $208.9 million at December 31, 2007.  As previously discussed, in March and April 2007 we offered promotional rates on some term certificates of deposit in order to improve liquidity.  These certificates of deposit matured in March and April 2008, and management decided to allow the higher yielding certificates, where there was not an extended relationship with the customer, to mature without renewal at higher than market rates.  The majority of the maturing deposits that did not renew were single product users or customers who had not otherwise established a profitable product/service per customer mix.

Non-interest bearing and interest bearing checking accounts decreased a combined $2.9 million, or 8.2%, to $32.1 million at September 30, 2008 from $34.9 million at December 31, 2007.  In 2007, we offered a promotional interest rate on checking products.  In March 2008, the promotion ended and monies were transferred from the checking products into our higher yielding money market product.  Money market accounts increased $10.4 million, or 24.2%, to $53.1 at September 30, 2008 from $42.7 million at December 31, 2007.  The increase in money market accounts is attributable to monies being transferred from our checking product, with the expiration of the promotional rate, along with more aggressive pricing of the money market product.

Borrowings.  Borrowings, consisting predominantly of Federal Home Loan Bank advances, decreased $13.7 million, or 69.4%, to $6.1 million at September 30, 2008 from $19.8 million at December 31, 2007.  Borrowings from the Federal Home Loan Bank were reduced as liquidity became available from the securitization of $50.2 million of the one- to four-family mortgage loans in portfolio and the subsequent sale of $48.6 million of the securities, as previously discussed.

Equity.  Total equity decreased $385,000, or 1.2%, to $31.3 million at September 30, 2008 from $31.7 million at December 31, 2007 as a result of the $377,000 net operating loss for the nine months ended September 30, 2008.  1st Security Bank of Washington continued to maintain capital ratios well above the regulatory requirements for a “well-capitalized” financial institution at September 30, 2008.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

General.  Total assets increased by $6.7 million, or 2.6%, to $263.1 million at December 31, 2007 from $256.4 million at December 31, 2006.  The increase was primarily the result of a $19.7 million, or 9.0%, increase in our loan portfolio from $218.1 million at December 31, 2006 to $237.8 million at December 31, 2007.  The increase in the loan portfolio was funded through an increase in deposits and borrowings and a decrease in the securities held for sale, as more fully discussed below.

Loans.  Our net loan portfolio increased $19.7 million, or 9.1%, from $218.1 million at December 31, 2006 to $237.8 million at December 31, 2007.  This increase in our loan portfolio resulted from a $22.3 million, or 107.8%, increase in commercial business, commercial real estate and construction and development loans, and a $7.2 million, or 6.6%, increase in consumer loans, partially offset by a $7.1 million, or 10.5%, decrease in one- to four-family residential loans.  The increases in our commercial business and commercial real estate loan portfolios were consistent with management’s decision to emphasize commercial lending.  At December 31, 2007, commercial business loans totaled $19.2 million or 8.0% of total loans, compared to $7.6 million or 3.5% of loans at December 31, 2006.  At December 31, 2007, commercial real estate loans totaled $17.3 million, or 7.2% of total loans, compared to $10.5 million, or 4.7% of total loans at December 31, 2006.  Construction and development loans totaled $6.5 million, or 2.7% of total loans, at December 31, 2007 compared to $2.6 million, or 1.2% of total loans, at December 31, 2006.  The decline in our residential loan portfolio was primarily the result of the general slow down of housing purchases in our market area during 2007.  While housing prices in our market area have not deteriorated to the degree seen nationally, housing inventories have increased, resulting in a longer marketing time and, therefore, fewer purchase transactions.  Despite the overall slowdown in the national housing market and the pressures of the sub-prime market failures, the housing and employment markets remain relatively stable in the Puget Sound area.

Allowance for Loan Losses.  Our allowance for loan losses at December 31, 2007 was $2.7 million, relatively unchanged from the prior year.  Our allowance for loan losses as a percentage of gross loans receivable, net was 1.14% at December 31, 2007, compared to 1.22% at December 31, 2006.  Non-performing loans decreased $45,000 at December 31, 2006 to $184,000 at December 31, 2007.  Non-performing loans represented .08% of gross loans receivable, at December 31, 2007, compared to .10% at December 31, 2006.  Our allowance for loan losses as a percentage of non-performing loans at December 31, 2007 was 1,491.3% compared to 1,181.7% at December 31, 2006.

Securities.  Our securities portfolio consisted of U.S. Government obligations and federal agency securities, substantially all of which were designated as available for sale, at December 31, 2007 and 2006.  The securities portfolio decreased $10.9 million, or 70.2%, to $4.6 million at December 31, 2007 from $15.5 million at December 31, 2006.  As securities in our portfolio matured during the year, the proceeds were used to fund the loan growth.

Net deferred tax assets.  Net deferred tax assets decreased $425,000 to zero at December 31, 2007 from $425,000 at December 31, 2006.  While the deferred tax asset increased to $1.6 million at December 31, 2007, management applied a valuation allowance to 100% of the deferred tax asset due to uncertainties associated with the utilization of the deferred tax asset within authoritative literature guidelines.

Deposits.  Total deposits increased by $4.0 million, or 2.0%, to $208.9 million at December 31, 2007 from $204.8 million at December 31, 2006.  Interest-bearing checking accounts increased $13.9 million to $15.7 million at December 31, 2007 from $1.8 million a year earlier, partially offset by a $10.4 million, or 35.0%, decrease in non-interest bearing checking to $19.2 million at December 31, 2007 from $29.6 million at December 31, 2006.  The shift in funds resulted from the promotional rate we offered during the second half of 2007 on new checking account products.  Certificates of deposit increased $10.1 million, or 11.1%, to $100.7 million at December 31, 2007 from $90.7 million at December 31, 2006 as a result of the promotional rates we offered on certificates in March and April 2007.  Money market accounts increased $2.6 million, or 6.4%, to $42.7 million at December 31, 2007.  The increases in certificates of deposit and money market accounts were offset by a $12.1 million, or 28.5%, decrease in savings deposits to $30.5 million at December 31, 2007 from $42.6 million at December 31, 2006, as many of our depositors shifted this money from savings into higher yielding certificates of deposits and interest bearing checking accounts.  As discussed above, in March and April 2007 we were offering promotional rates on certain certificates of deposit.

Borrowings.  Federal Home Loan Bank advances increased $6.4 million, or 47.8%, to $19.8 million at December 31, 2007 from $13.4 million at December 31, 2006.  Federal Home Loan Bank advances were used to fund loan growth and provide liquidity, and were available at a lower cost than we would have had to pay to attract deposits in our market area.

Equity.  Total equity decreased $3.1 million, or 8.9%, to $31.7 million at December 31, 2007 from  $34.8 million at December 31, 2006, as a result of a $4.1 million net operating loss posted for the year.  The net operating loss was offset by other comprehensive gains on unrealized gain on securities available for sale in the amount of $262,000 and a minimum pension liability adjustment in the amount of $777,000, resulting from the termination of our defined benefit plan on December 31, 2007.

Average Balances, Interest and Average Yields/Cost

The following table sets forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities.  Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at September 30, 2008.  Income and all average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	At
	September 30,	Nine Months Ended September 30,						Years Ended December 31,
	2008	2008			2007			2007			2006
	Yield/ Rate	Average Balance Outstanding	Interest Earned Paid	Yield Rate	Average Balance Outstanding	Interest Earned Paid	Yield Rate	Average Balance Outstanding	Interest Earned Paid	Yield Rate	Average Balance Outstanding	Interest Earned Paid	Yield Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	7.54%	$213,012	$12,490	7.82%	$221,861	$12,724	7.65%	$224,566	$17,066	7.60%	$218,843	$16,229	7.42%
Mortgage-backed securities	4.47%	3,756	122	4.33%	-	-	-%	-	-	-%	-	-	-%
Investment securities	4.69%	4,475	160	4.77%	13,011	431	4.42%	11,437	511	4.47%	15,884	686	4.32%
Federal Home Loan Bank stock	-%	1,797	11	0.82%	1,797	7	0.52%	1,797	11	0.61%	1,797	-	-%
Other	1.05%	6,701	98	1.95%	1,123	25	2.97%	1,014	31	3.06%	933	36	3.86%
Total interest-earning assets (1)	7.39%	229,741	12,881	7.48%	237,792	13,187	7.39%	238,814	17,619	7.38%	237,457	16,951	7.14%

Interest-bearing liabilities:
Savings and money market accounts	1.55%	77,044	879	1.52%	80,709	1,037	1.71%	79,444	1,388	1.75%	90,259	1,124	1.25%
Interest-bearing checking accounts	1.13%	14,214	197	1.85%	2,484	13	0.70%	4,748	81	1.71%	498	3	0.60%
Certificate accounts	3.92%	90,075	3,003	4.45%	94,635	3,375	4.76%	96,489	4,639	4.81%	83,206	3,486	4.19%
Borrowings	3.89%	12,270	362	3.93%	16,908	655	5.17%	16,886	834	4.94%	19,631	923	4.70%
Total interest-bearing liabilities	2.69%	193,603	4,441	3.06%	194,736	5,080	3.48%	197,567	6,942	3.51%	193,594	5,536	2.86%

Net interest income			$8,440			$8,107			$10,677			$11,415
Net interest rate spread	4.70%			4.42%			3.91%			3.87%			4.28%
Net earning assets		$36,138			$43,056			$41,247			$43,863
Net yield on average interest-earning
assets				4.90%			4.55%			4.47%			4.81%
Average interest-earning assets to
average interest-bearing liabilities		118.67%			122.11%			120.88%			122.66%
___________________
(1)  The average loans receivable, net balances include non-accruing loans.

Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Nine Months Ended September 30, 2008 vs. 2007			Years Ended December 31, 2007 vs. 2006
	Increase			Increase
	(decrease)		Total	(decrease)		Total
	due to		increase	due to		increase
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
	(In thousands)
Interest-earning assets:
Loans receivable	$(517)	$283	$(234)	$440	$397	$837
Mortgage-backed securities	122	-	122	-	-	-
Investment securities	(305)	34	(271)	(199)	24	(175)
Federal home loan bank stock	-	4	4	-	11	11
Other	82	(9)	73	2	(7)	(5)

Total interest-earning assets	$(618)	$312	$(306)	$243	$425	$668

Interest-bearing liabilities:
Interest-bearing checking accounts	$163	$21	$184	$72	$6	$78
Savings and money market accounts	(42)	(116)	(158)	(189)	453	264
Certificate accounts	(152)	(220)	(372)	638	515	1,153
Borrowings	(137)	(156)	(293)	(136)	47	(89)

Total interest-bearing liabilities	$(168)	$(471)	$(639)	$385	$1,021	$1,406

Net interest income (loss)			$333			$(738)

Comparison of Results of Operations for the Nine Months Ended September 30, 2008 and 2007

General.  We posted a $377,000 net operating loss for the nine months ended September 30, 2008, compared to a net operating loss of $357,000 for the nine months ended September 30, 2007.  The primary reasons for the increased loss was a $1.2 million provision for loan losses that was recorded for the nine month period ended September 30, 2008 compared to a $246,000 provision during the same period in 2007 and a $417,000 decline in non-interest income.  Partially offsetting the higher provision and the decline in non-interest income was a $1.2 million decline in non-interest expense, a $333,000 increase in net interest income, and a $162,000 decrease in the tax benefit.

Interest Income.  Interest income decreased $306,000, or 2.3%, to $12.9 million for the nine months ended September 30, 2008, compared to $13.2 million for the nine months ended September 30, 2007, primarily as a result of a $234,000 decrease in interest earned on loans.  Interest earned on investments and cash equivalents decreased $72,000.  The decrease in interest earned on loans resulted from an $8.8 million decline in the average outstanding loan balance, partially offset by a 17 basis point increase in the yield on loans for the nine months ended September 30, 2008 compared to the same period in 2007.  The yield on the loan portfolio increased to 7.82% for the nine months ended September 30, 2008 compared to 7.65% for the same period in 2007.  Our average outstanding loan balance was $213.0 million for the nine months ended September 30, 2008, down slightly from $221.9 million for the nine months ended September 30, 2007.  A portion of the funds from the securitization of $50.2 million of one- to four-family residential loans and the subsequent sale of $48.6 million of the mortgage backed securities were redeployed into higher yielding commercial business, commercial real estate, and construction and development loans, contributing to the increased yield on loans; however, the effects of these changes were offset by the decline in market rates generally.

Interest earned on investments, mortgage-backed securities and cash equivalents decreased $72,000, or 15.6%, to $391,000 for the nine months ended September 30, 2008 compared to $463,000 for the same nine months in 2007, primarily as a result of a $8.5 million decline in the average outstanding balance of investment securities, offset partially by a $3.8 million increase in the average outstanding balance of mortgage-backed securities.

Interest Expense.  Interest expense decreased $639,000, or 12.6%, to $4.4 million for the nine months ended September 30, 2008, compared to $5.1 million for the nine months ended September 30, 2007.  The decrease in interest expense was primarily due to the decline in the average rate paid on interest bearing liabilities, which decreased 42 basis points to 3.06% or 12.1%, for the nine months ended September 30, 2008, down from 3.48% for the nine months ended September 30, 2007.

Interest expense on deposits decreased $346,000, or 7.8%, to $4.1 million for the nine months ended September 30, 2008, compared to $4.4 million for the nine months ended September 30, 2007.   Interest paid on savings and money market accounts decreased $158,000 due to a lower average outstanding balance of $77.0 million for the nine months ended September 30, 2008 compared to an average outstanding balance of $80.7 million for the nine months ended September 30, 2007.  Interest paid on certificate accounts decreased $372,000 to $3.0 million or 11.0% for the nine months ended September 30, 2008 compared to $3.4 million for the nine months ended September 30, 2007.  The decrease in interest expense on certificate accounts was due to the average balances declining $4.6 million to $90.1 million for the nine months ended September 30, 2008 compared to $94.6 million for the nine months ended September 30, 2007.  The average rate paid on time certificates declined 31 basis points to 4.45% for the nine months ended September 30, 2008 compared with the average rate of 4.76% for the nine months ended September 30, 2007.

Brokered deposits were $15.5 million at December 31, 2007, $7.5 million of which matured in July 2008 and were replaced with bank customer retail deposits.  As of September 30, 2008, we had $8.1 million in brokered deposits.

Interest expense on borrowings decreased $293,000, or 44.7%, to $362,000 for the nine months ended September 30, 2008, compared to $655,000 for the nine months ended September 30, 2007.  The decrease resulted from a $4.6 million, or 27.4%, decline in the average balance of outstanding Federal Home Loan Bank advances to $12.3 million for the nine months ended September 30, 2008, compared to $16.9 million for the nine months ended September 30, 2007.  The liquidity provided by the securitization of $50.2 million of one- to four-family mortgage loans and the subsequent sale of $48.6 million of the mortgage-backed securities was utilized to pay down Federal Home Loan Bank advances.  A 124 basis point decline to 3.93% on the average cost of advances during the nine months ended September 30, 2008, compared to the same period the prior year also contributed to the overall decrease in interest paid on borrowings.

Net Interest Income.  Net interest income increased $333,000, or 4.1%, to $ 8.4 million for the nine months ended September 30, 2008 from $8.1 million for the nine months ended September 30, 2007 for the reasons discussed above.  Our net interest margin increased 35 basis points to 4.90% for the nine months ended September 30, 2008, compared to 4.55% for the nine months ended September 30, 2007.  Our ratio of average interest-earning assets to average interest-bearing liabilities decreased to 118.7% at September 30, 2008 compared to 122.1 % at September 30, 2007.

Provision for Loan Losses.  We maintain an allowance for loan losses at a level we believe is adequate to absorb probable losses inherent in the loan portfolio.  The adequacy of our allowance for loan losses is reviewed monthly based upon methodologies consisting of several key factors, which include historical loss data, internal classification, current economic conditions, peer group data, and other relevant factors that could affect the collectability of the portfolio.  Homogenous loans with smaller balances such as consumer, residential real estate and home equity are evaluated in aggregate.  Non-homogenous larger loans, such as specific commercial loans are evaluated individually.  The allowance is increased by the provision for loan losses, which is charged against the current operating results and decreased by the amount of charge-offs, net of recoveries.  See “- Critical Accounting Policies – Allowance for Loan Losses.”

We recorded a $1.2 million provision for loan losses for the nine months ended September 30, 2008, compared to a $246,000 provision for the same nine-month period in 2007.  As a result of the provision, our allowance for loan losses was $3.2 million at September 30, 2008, compared to $2.6 million at September 30, 2007.  The allowance for loan losses as a percentage of total gross loans receivable (end of period) increased to 1.49% at September 30, 2008 compared to 1.12% at September 30, 2007.  Net loan charge-offs for the nine months ended September 30, 2008 were $749,000 compared to $298,000 for the same period in 2007.  At September 30, 2008, the ratio of non-performing loans to total gross loans increased to 1.39% from 0.19% at September 30, 2007.  The increase in the provision was primarily due to the increase in non-performing loans during the nine months ended September 30, 2008, and, to a lesser extent, less favorable economic conditions as of September 30, 2008, as compared to the lower delinquency and charge-off volumes in early 2007.  Non-performing loans increased from $184,000 at December 31, 2007 to $3.0 million at September 30, 2008, primarily as a result of a $2.7 million commercial development loan participation that was placed on non-accrual status in 2008.

Non-interest Income.  Non-interest income decreased $417,000, or 16.0%, to $2.2 million for the nine months ended September 30, 2008 from $2.6 million for the same period in 2007.  The decrease was primarily the result of a marked to market $321,000 loss associated with the April 2008 sale of $48.6 million in securitized mortgage back securities, discussed above.  In addition, other non-interest income decreased $82,000, or 15.0%, to $464,000 for the nine months ended September 30, 2008 from $546,000 for the same period in 2007, as result of a one-time insurance claim reimbursement of $300,000 during the nine months ended September 30, 2007, with no similar item during the 2008 period.  Fees and service charges also increased $8,000, or .4%, to $2.0 million for the nine months ended September 30, 2008.

Non-interest Expense.  Non-interest expense decreased $1.2 million, or 10.6%, to $9.8 million for the nine months ended September 30, 2008, compared to $11.0 million for the nine months ended September 30, 2007.  The decrease was primarily the result of a decline in compensation and benefits associated with reduced staffing and the elimination of our defined benefit plan at the end of 2007.  As a result, compensation and benefits declined $865,000, or 14.1%, to $5.3 million for the nine months ended September 30, 2008, compared to $6.1 million for the comparable nine-month period in 2007.  See “How We Are Regulated – Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation.”

Income Taxes.  Income tax expense was zero for the nine months ended September 30, 2008, compared to an income tax benefit of $161,000 for the nine months ended September 30, 2007.  The reason for the change was a $120,000 valuation allowance adjustment to our net tax deferred asset.  We incurred a $377,000 net operating loss for the nine months ended September 30, 2008, compared to $357,000 net operating loss for the nine months ended September 30, 2007.  At September 30, 2008 and September 30, 2007, we had net operating loss carryforwards of approximately $3.0 million and $1.1 million, respectively, which are scheduled to expire in 2027 and 2026, respectively.

Comparison of Results of Operations for the Years ended December 31, 2007 and 2006

General.  We had a net loss of $4.1 million for the year ended December 31, 2007, compared to net income of $1.2 million for the year ended December 31, 2006, representing a $5.4 million decrease in net income.  The primary reason for the decrease in net income was a $3.1 million, or 21.5%, increase in non-interest expense associated with management’s strategic decision to terminate the defined benefit plan and reorganize the overhead structure and operations of 1st Security Bank of Washington in order to enhance our profitability in the future.  In addition, net interest income decreased $738,000, or 6.5%, the provision for loan losses increased $332,000, or 135.0%, and non-interest income decreased $1.5 million, or 31.5%, during the year ended December 31, 2007, compared to the year ended December 31, 2006.  As a result of some of the losses incurred during the year ended December 31, 2007, income tax expense for the year totaled $272,000, compared to income tax expense of $573,000 for the year ended December 31, 2006.

Interest Income.  Interest income increased $668,000, or 3.9%, to $17.6 million for the year ended December 31, 2007, compared to $17.0 million for the year ended December 31, 2006, primarily as a result of an $837,000 increase in interest earned on loans, partially offset by a $175,000 decrease in interest earned on investment securities.  The increase in interest earned on loans resulted from a $5.7 million, or 2.6%, increase in the average outstanding loan balance and an 18 basis point increase in the yield earned to 7.60% for the year ended December 31, 2007 compared to 7.42% for the year ended December 31, 2006.  The increase in the yield was partially due to an increase in market rates of interest.  The change in our loan portfolio composition, by decreasing one- to four-family residential loans and increasing higher yielding commercial and construction and development loans, also contributed to the increased yield.  Interest earned on investment securities decreased $175,000, or 25.5%, to $511,000 for the year ended December 31, 2007, compared to $686,000 for the same period in 2007, primarily as a result of a $4.4 million decline in the average outstanding balance of those securities as we used the proceeds from maturing investment securities to invest in loans and pay down borrowings.

Interest Expense.  Interest expense increased $1.4 million, or 25.4%, to $6.9 million for the year ended December 31, 2007, compared to $5.5 million for the year ended December 31, 2006.  The increase in interest expense was primarily due to an increase in interest paid on certificates of deposit and savings and money market accounts, partially offset by a decrease in the interest expense related to Federal Home Loan Bank advances.

Interest expense on deposits increased $1.5 million, or 32.4%, to $6.1 million for the year ended December 31, 2007, compared to $4.6 million for the year ended December 31, 2006, primarily as a result of an increase in the rate paid on deposits.  Interest paid on certificates of deposit increased $1.2 million, or 33.1%, to $4.6 million for the year ended December 31, 2007, compared to $3.5 million for the year ended December 31, 2006.  The increase was the result of the promotional interest rate we offered on certain certificates of deposit during March and April 2007, which resulted in a $13.3 million, or 16.0%, increase in the average outstanding balance of, and a 62 basis point increase to 4.81% in the average rate paid on, our certificates of deposit during the year ended December 31, 2007, compared to the year ended December 31, 2006.  Despite a lower average outstanding balance for savings and money market accounts, interest expense increased $264,000 on these accounts as a result of a 50 basis point increase in the average rate paid on these accounts to 1.75% for the year ended December 31, 2007.  In addition, interest paid on checking accounts increased $78,000 for the year ended December 31, 2007, compared to the same period in 2006, primarily as a result of a $4.3 million increase in the average outstanding balance.

Interest expense on Federal Home Loan Bank advances decreased $89,000, or 9.7%, to $834,000 for the year ended December 31, 2007, compared to $923,000 for the year ended December 31, 2006.  The decrease resulted primarily from a $2.7 million, or 14.0%, decline in the average balance of outstanding Federal Home Loan Bank advances, partially offset by a 24 basis point increase in the rate paid on these advances to 4.94% during the year ended December 31, 2007.

Net Interest Income.  Net interest income decreased $738,000 or 6.5% to $10.7 million for the year ended December 31, 2007, compared to $11.4 million for the year ended December 31, 2006, for the reasons discussed above.  Our net interest margin decreased 34 basis points to 4.47% for the year ended December 31, 2007, compared to 4.81% for the year ended December 31, 2006 primarily due to the increase in rates on interest-bearing liabilities exceeding the increase in rates earned on interest-earning assets.  Our ratio of average interest-earning assets to average interest-bearing liabilities decreased to 120.9% at December 31, 2007, compared to 122.7% at December 31, 2006.

Provision for Loan Losses.  We recorded a $578,000 provision for loan losses for the year ended December 31, 2007, an increase of $332,000, or 135.0%, compared to the year ended December 31, 2006.  The increase in the provision was driven by a $218,000 increase in consumer loan charge-offs in 2007 and a shift in the mix of our loan portfolio from one- to four-family residential loans to higher risk commercial and construction and development loans.

Non-interest Income. Non-interest income decreased $1.5 million, or 31.5%, during the year ended December 31, 2007, compared to the year ended December 31, 2006.  The decrease was primarily the result of non-recurring gains on the sale of assets in 2006.  In 2006, a $946,000 gain was realized on sale of the Visa credit card program, also a $144,000 gain was realize on the sale FNMA mortgages in connection with the outsourcing of the mortgage origination division.  Service charges and fee income declined $270,000, or 9.0%, to $2.7 million for the year ended December 31, 2007 from $3.0 million for the year ended December 31, 2006, due to a change in the methodology in assessing late charges to customers.  Other non-interest income decreased $175,000, or 21.5%, to $640,000 for the year ended December 31, 2007, compared to the same period in 2006.  In 2006, wereceived a $475,000 settlement related to an insurance claim, compared to a $300,000 settlement related to a different insurance claim during 2007.

Non-Interest Expense.  Non-interest expense increased $3.1 million, or 21.4%, to $17.3 million for the year ended December 31, 2007, compared to $14.3 million for the year ended December 31, 2006.  The increase in non-interest expense was related to several factors.  We terminated our defined benefit plan in 2007, which resulted in a one-time charge of $1.9 million.  We also incurred costs of approximately $300,000 in severance paid to employees as a result of staff reductions associated with our overhead restructuring in 2007.  As a result, compensation and benefits increased $2.1 million, or 25.8%, to $10.2 million for the year ended December 31, 2007, compared to $8.1 million for the year ended December 31, 2006.

In addition, operations costs increased $489,000, or 12.0%, to $4.6 million for the year ended December 31, 2007 compared to $4.1 million for the year ended December 31, 2006.  This increase was primarily a result of a $235,000 increase in FDIC deposit insurance premiums and $90,000 related to the services of an interim chief financial officer that we engaged during 2007 while we sought to fill the position on a permanent basis.  Data processing expenses increased $80,000 during 2007 as a result of increased data lines associated with a new core operating system that was implemented at the end of 2006.  Also, in 2007, there was a $275,000 other than temporary impairment realized on an investment security held as available for sale.  Lastly, occupancy costs increased $120,000, or 6.9%, to $1.9 million for the year ended December 31, 2007, mainly driven by a change in two retail delivery channels as, during 2007, we opened a new branch in Poulsbo, Washington and relocated our Redmond, Washington branch.

Income Taxes.  Income tax expense was $271,000 for the year ended December 31, 2007, compared to income tax expense of $573,000 for the year ended December 31, 2006.  The decrease in tax expense was the result of the $4.1 million net operating loss incurred during 2007 offset by the $1.6 million valuation allowance adjustment discussed above, compared to $1.2 million in net income earned in 2006.  1st Security Bank of Washington is subject to federal income taxes at a statutory rate of 34%; however, due to a loss carryover from our credit union conversion in 2004 and management’s decision to terminate our defined benefit plan as of December 31, 2007.  At December 31, 2007 and 2006, we had net operating loss carryforwards of approximately $3.0 million and $1.1 million, respectively, which are scheduled to expire in 2027 and 2026, respectively.

Asset and Liability Management and Market Risk

Our Risk When Interest Rates Change.  The rates of interest we earn on assets and pay on liabilities generally is established contractually for a period of time.  Market rates change over time.  Like other financial institutions, our results of operations are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities.  The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

How We Measure Our Risk of Interest Rate Changes.  As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk.  In doing so, we analyze and manage assets and liabilities based on their interest rates and payment streams, timing of maturities, repricing opportunities, and sensitivity to actual or potential changes in market interest rates.

1st Security Bank of Washington is subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, reprice more rapidly or at different rates than our interest-earning assets.  In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy.  The board of directors sets the asset and liability policy for 1st  Security Bank of Washington, which is implemented by the asset/liability committee (“ALCO”), an internal management committee.  The board level oversight is performed by the audit committee of the board of directors.

The purpose of the ALCO committee is to communicate, coordinate, and control asset/liability management consistent with our business plan and board-approved policies.  The committee establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs.  The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

The committee generally meets weekly to, among other things, protect capital through earnings stability over the interest rate cycle; maintain our well-capitalized status; and provide a reasonable return on investment.  The committee recommends appropriate strategy changes based on this review.  The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly.  Senior managers oversee the process on a daily basis.

A key element of our asset/liability management plan is to protect net earnings by managing the maturity or repricing mismatch between ourinterest-earning assets and rate-sensitive liabilities.  We seek to reduce exposure to earnings by extending funding maturities through the use of Federal Home Loan Bank advances, through the use of adjustable-rate loans and through the sale of certain fixed-rate loans in the secondary market.  In addition to emphasizing shorter-term and adjustable-rate loans, during the first nine months of 2008 we securitized $50.2 million of one- to four-family mortgage loans, and the subsequently sold $48.6 million of the related mortgage-backed securities.  The proceeds from this sale were used to pay down Federal Home Loan Bank advances and brokered certificates of deposit.

As part of our efforts to monitor and manage interest rate risk, we use a number of indicators to monitor overall risk.  Among the measurements are:

Market Risk.  Market risk is the potential change in the value of securities if interest rates change. This change in value impacts the value of 1st Security Bank of Washington and the liquidity of the securities.  We control market risk by setting a maximum average maturity/average life of the securities portfolio to 7 years.  We monitor the impact on equity from marking to market available-for-sale securities by calculating the impact on the equity ratio after various rate shocks.  Our policy states that the impact from marking to market available-for-sale securities should not reducethe equity ratio below 8.0% in the event of a 3% upward rate shock and a 1.5% downward rate shock.

Change in Interest Rates in Basis Points	June 30, 2008
	Equity	Policy
300bp	13.92%	8.00%
200bp	13.96%	8.00%
100bp	13.99%	8.00%
	14.03%	8.00%
(50)bp	14.06%	8.00%
(100)bp	14.07%	8.00%
(150)bp	14.08%	8.00%

    Economic Risk.  Economic risk is the risk that the underlying value of a bank will change when rates change.  This can be caused by a change in value of the existing assets and liabilities (this is called Economic Value of Equity or EVE) or a change in the earnings stream (this is caused by interest rate risk).  We take economic risk primarily when we make fixed rate loans, or purchase fixed-rate investments, or issue long term CD’s, or take fixed rate FHLB advances.  It is the risk that interest rates will change and these fixed-rate assets and liabilities will change in value.  This change in value usually is not recognized in the earnings, or equity (other than marking to market AFS securities).  The change is recognized only when the assets and liabilities are liquidated.  Although the change in market value is usually not recognized in earnings or in capital, the impact is real to the long-term value of 1st  Security Bank of Washington.  Therefore, we will control the level of economic risk by limiting the amount of long-term, fixed-rate assets we will have and by setting a limit on concentrations and maturities of securities.  We will limit long-term interest rate risk by keeping the volume of long-term assets (loans and securities which reprice greater than 5 years) less than 35.0 % of total assets.

Interest Rate Risk. If the Federal Reserve Board changes the Federal Funds rate 100 or 200 basis points, our policy dictates that our change in net interest income should not change more that 7.5% and 15%, respectively.

The table presented below, as of June 30, 2008 (latest available information), is an internal analysis of our interest rate risk as measured by changes in Net Interest Income for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 200 basis points and down 100 basis points.

As illustrated in the tables below, we would benefit from an increase in market rates of interest.  Due to the restructuring done during the first six months of 2008 discussed above, we are now more asset sensitive than liability sensitive.  As a result, an increase in rates would positively impact our net interest income, as loans would reprice more rapidly than deposits and borrowings.  Our net interest income would be negatively impacted by a decrease in interest rates.

	June 30, 2008
Change in Interest Rates in	Net Interest Income
Basis Points	$ Amount	$ Change	% Change

200bp	5,924	186	3.2%
100bp	5,831	93	1.6%
0bp	5,738	-	-
(100)bp	5,597	(141)	(2.5)%

In managing our assets/liability mix, depending on the relationship between long and short term interest rates, market conditions and consumer preference, we may place somewhat greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities.   Management also believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of our asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch.  Management believes that 1st Security Bank of Washington’s level of interest rate risk is acceptable under this approach.

In evaluating 1st Security Bank of Washington’s exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered.  For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates.  Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above.  Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.  1st Security Bank of Washington considers all of these factors in monitoring its exposure to interest rate risk.

Liquidity

Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business.  We rely on a number of different sources in order to meet our potential liquidity demands.  The primary sources are increases in deposit accounts, Federal Home Loan Bank advances and cash flows from loan payments.

As of September 30, 2008, our total borrowing capacity was $34.3 million with the Federal Home Loan Bank of Seattle, with unused borrowing capacity of $28.4 million at that date.  In addition to the availability of liquidity from the Federal Home Loan Bank of Seattle, we maintained a $12 million Fed Funds line with Key Bank.  As of September 30, 2008, $5.9 million in advances had been taken against the available line of credit.  Our board of directors has authorized management to utilize brokered deposits up to 20% of deposits or $39.0 million as of September 30, 2008.  Total brokered deposits as of September 30, 2008 were $8.1 million.

Liquidity management is both a daily and long-term function of business management.  Excess liquidity is generally invested in short-term investments, such as overnight deposits and federal funds.  On a longer-term basis, we maintain a strategy of investing in various lending products and investment securities, including U.S. Government obligations and federal agency securities.  We use our sources of funds primarily to meet ongoing commitments, pay maturing deposits and fund withdrawals, and to fund loan commitments.  At September 30, 2008, the approved outstanding loan commitments, including unused lines of credit, amounted to $47.1 million.  Certificates of deposit scheduled to mature in one year or less at September 30, 2008, totaled $67.8 million.  It is management’s policy to offer deposit rates that are competitive with other local financial institutions.  Based on this management strategy, we believe that a majority of maturing deposits will remain with 1st Security Bank of Washington.

During 2007, cash and cash equivalents decreased $968,000, or 15.1%, from $6.4 million as of December 31, 2006 to $5.5 million as of December 31, 2007.  Cash from operating activities of $336,000 and cash from financing activities of $10.4 million were offset by cash used for investing activities of $11.8 million for the year ended December 31, 2007.  Primary sources of cash for 2007 included $4 million increase in deposits and $6.4 million increase in proceeds from FHLB advances.  Primary uses of cash included originating loans for our portfolio and loans held for sale totaling $20.2 million.

For the nine months ended September 30, 2008, cash and cash equivalents decreased $2.1 million or 38.5% from $5.5 million as of December 31, 2007 to $3.4 million as of September 30, 2008.  Cash from operating activities of $327,000 and cash from investing activities of $25.1 million were offset by cash used for financing activities of $27.5 million for the nine months ended September 30, 2008.  Primary sources of cash included $48.6 million from the sale of mortgage-backed securities.  Primary uses of cash included the maturity of $14.0 million of term certificates of deposits, which were intentionally not renewed, and the paying down of $ 13.9 million of FHLB advances.

Except as set forth above, management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations.  Further, management is not aware of any current recommendations by regulatory agencies, which, if they were to be implemented, would have this effect.

Off-Balance Sheet Activities

In the normal course of operations, 1st Security Bank of Washington engages in a variety of financial transactions that are not recorded in our financial statements.  These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks.  These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For the year ended December 31, 2007 and the nine months ended September 30, 2008, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.

A summary of our off-balance sheet commitments to extend credit at September 30, 2008, is as follows:

Off-balance sheet loan commitments:

Real estate secured	$8,637,000
Home equity loans and lines of credit	14,919,000
Other	23,523,000
Total loan commitments	$47,079,000

Capital Resources

1st Security Bank of Washington is subject to minimum capital requirements imposed by the FDIC.  Based on its capital levels at September 30, 2008, 1st Security Bank of Washington exceeded these requirements as of that date and continues to exceed them as of the date of this prospectus.  Consistent with our goals to operate a sound and profitable organization, our policy is for 1st Security Bank of Washington to maintain a “well-capitalized” status under the capital categories of the FDIC.  Based on capital levels at September 30, 2008, 1st Security Bank of Washington was considered to be well-capitalized.  See “How We Are Regulated - Regulatory Capital Requirements.”

At September 30, 2008, equity totaled $31.3 million.  Management monitors the capital levels of 1st Security Bank of Washington to provide for current and future business opportunities and to meet regulatory guidelines for “well-capitalized” institutions.  The total capital ratio for September 30, 2008 and December 31, 2007 was 13.06% and 13.45%, respectively.  The Tier 1 capital ratio to risk weighted assets for September 30, 2008 and December 31, 2007 was 13.03% and 13.43%, respectively.  The Tier 1 capital ratio to average assets for September 30, 2008 and December 31, 2007 was 13.28% and 12.23%, respectively.

The capital raised in this offering, with net proceeds estimated to be between $18.3 million and $25.2 million, will significantly increase our regulatory capital levels and ratios.  Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for at least the next year and to meet any applicable regulatory capital requirements during that period.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.  Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur.  This statement further establishes certain additional disclosure requirements.  This statement is effective for our financial statements for the year beginning on January 1, 2008, with earlier adoption permitted.  Management is currently evaluating the impact and timing of the adoption of this statement on our financial condition and results of operations.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We partially adopted SFAS No. 157 for the interim period (or nine months ended) September 30, 2008.  We elected to defer SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009, as permitted under FASB Staff Position No. 157-2. We did not have a cumulative-effect adjustment to beginning retained earnings as a result of the adoption of SFAS No. 157.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140” (SFAS No. 156). This pronouncement requires the recognition of a servicing asset or liability under specified circumstances, and if practicable, all separately recognized servicing assets and liabilities to be initially measured at fair value.  Additionally, the pronouncement allows an entity to choose one of two methods when subsequently measuring its servicing assets and liabilities: the amortization method or the fair value method.  The amortization method provided under SFAS No. 140, employs lower of cost or market (locom) valuation.  The new fair value method allows mark ups, in addition to the mark downs under locom.  SFAS No. 156 permits a one-time reclassification of available for-sale securities to the trading classification.  This statement is effective for financial statements issued for fiscal years ending after November 15, 2007, and interim periods within those years.  SFAS No. 156 is not expected to have a material effect on our financial condition or results of operations.

In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.  The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued.  The adoption of the FSP for reporting as of September 30, 2008, did not have a material impact on our consolidated financial statements.

BUSINESS OF 1st SECURITY BANCORP, INC.

1st Security Bancorp was formed at the direction of 1st Security Bank of Washington in September 2008 for the purpose of owning all of the outstanding stock of 1st Security Bank of Washington issued in the conversion and stock offering.  1st Security Bancorp is incorporated under the laws of the State of Washington, and generally is authorized to engage in any activity that is permitted by the Washington Business Corporation Act.  The business of 1st Security Bancorp initially will consist only of the business of 1st Security Bank of Washington.  The holding company structure will, however, provide 1st Security Bancorp with greater flexibility than 1st Security Bank of Washington has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of both mutual and stock thrift institutions as well as other companies.  Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, 1st Security Bancorp will be in a position after the conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

The assets of 1st Security Bancorp will consist initially of the stock of 1st Security Bank of Washington, the loan to the ESOP and up to 50% of the net proceeds from the conversion and stock offering (less the amount loaned to the ESOP).  Initially, any activities of 1st Security Bancorp are anticipated to be funded by such retained proceeds and the income thereon and dividends from 1st Security Bank of Washington, if any.  See “Our Policy Regarding Dividends” and “How We Are Regulated - Limitations on Dividends and Stock Repurchases.”  Thereafter, activities of 1st Security Bancorp may also be funded through sales of additional securities, through borrowings and through income generated by other activities of 1st Security Bancorp.  At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of common stock in the conversion.  See “Management - Benefit Plans - Employee Stock Ownership Plan.”

The executive offices of 1st Security Bancorp are located at 6920 220th Street SW, Mountlake Terrace, Washington  98043.  Its telephone number at that address is (425) 771-5299.

BUSINESS OF 1st SECURITY BANK OF WASHINGTON

History

We were originally chartered as a credit union in 1936, serving various select employment groups.  During 2000 and 2001, we completed mergers with three other select employment group-based credit unions, expanding the market area served.

On April 1, 2004, the credit union converted to a Washington-chartered mutual savings bank to expand available loan products and to access capital.  The charter conversion also enabled the institution to offer loans to the general public, rather than solely to members with deposit amounts.  As part of that charter conversion, our deposits became insured by the Federal Deposit Insurance Corporation.

General

1st Security Bank of Washington is a community-based savings bank primarily serving the Puget Sound area through its main administrative office and 12 full-service banking offices.  We are in the business of attracting deposits from the public and utilizing those deposits to originate loans.  Our recent business strategy has included an emphasis on commercial business, commercial real estate and construction and development lending.  Due to our credit union history, a large percentage of our loans consist of consumer loans originated directly and through third parties.  To a lesser extent, we have loans secured by residential real estate.

Market Area

We conduct our operations out of our main administrative office and 12 full-service branch offices in the Puget Sound region of Washington.  The main office is located in Mountlake Terrace, in Snohomish County, Washington.  The branches extend to King and Pierce Counties to the south and Clallam and Kitsap Counties to the west.

The primary market area for business operations is the Seattle-Tacoma-Bellevue, WA Metropolitan Statistical Area (the “Seattle MSA”).  Kitsap and Clallam Counties, Washington are also part of our market area, but are not in the Seattle MSA.  The overall region is typically known as the “Puget Sound” region.  The population of the Seattle MSA was an estimated 3.3 million in 2007, approximately one-half of the state’s population, representing a large population base for potential business.  The more rural counties of Kitsap and Clallam County reported smaller populations for 2007, as compared to the counties in the Seattle MSA.  The Seattle MSA has a well-developed urban area in the western portion along Puget Sound, with the central and eastern portions remaining undeveloped, rural and mountainous.

The Puget Sound region is the largest business center in both the state of Washington and the Pacific Northwest.  Currently, key elements of the economy are aerospace, military bases, clean technology, biotechnology, education, information technology, logistics, international trade and tourism.  The region is well known for the long presence of The Boeing Corporation and Microsoft, two major industry leaders, and for its leadership in technology.  The workforce in general is well-educated and strong in technology.  Washington state’s location with regard to the Pacific Rim, along with a deepwater port has made international trade a significant part of the regional economy (approximately one in three jobs in Washington is tied to foreign exports).  Tourism has also developed into a major industry for the area, due to the scenic beauty, temperate climate and easy accessibility.

King County, the location of the city of Seattle, has the largest employment base and overall level of economic activity.  King County’s largest employers include The Boeing Company, Microsoft Corporation, and the University of Washington.  Companies that are headquartered in King County include Alaska Airlines, Amazon.com, Attachmate, Costco, Starbucks and Microsoft.  Pierce County’s economy is also well diversified with the presence of military related government employment (Fort Lewis Army Base and McChord Air Force Base), along with health care (the Franciscan Health System and the Multicare Health System).  In addition, there is a large employment base in the economic sectors of shipping (the Port of Tacoma) and aerospace employment (Boeing).  Snohomish County to the north has an economy based on aerospace employment (Boeing), military (the Everett Naval Station) along with additional employment concentrations in biotechnology, electronics/computers, and wood products.  Eight of the largest employers in the state are headquartered in King County.

The United States Navy is a key element for Kitsap County's stable economy.  The United States Navy is of great importance to the county because it is the largest employer in the county, with installations at Puget Sound Naval Shipyard, Navel Undersea Warfare Center Keyport and Naval Base Kitsap (which comprises former NSB Bangor, and NS Bremerton).  The largest private employers in the county are the Harrison Medical Center, Wal-Mart, and Port Madison Enterprises.

Clallam County, operating in the separate region to the west of the Seattle MSA, has an employment base concentrated in the marine and forestry/forest resources sectors.  In addition, Clallam County contains a very high level of residents with ages above 55 years - 37.9% versus 22.8% of the state and 23.3% nationally.  This reflects the growth of Clallam County, and in particular the area of Sequim, Washington, as a major retirement center.  The retirement-aged population has provided the need for additional resources in the areas of health care and elderly services.

The 2007 median household income and per capita income levels in King, Snohomish, and Kitsap Counties were higher than the state and national averages, while Pierce County reported income levels slightly below the Washington state average and Clallam County reported the lowest income levels.  King and Snohomish Counties contain a larger percentage of white-collar professional employment.  Approximately 66% of King County households had income levels in excess of $50,000 annually in 2007 while the ratio was 58% for the state of Washington and 53% for the national average.  In 2005, the city of Seattle was ranked as the most well educated city in the country, with the largest concentration of residents that hold college degrees.  Seattle’s relatively high income coupled with high education levels for a major city, results in King County placing among the 100 wealthiest counties in the United States.

Unemployment rates in Pierce, Clallam, and Kitsap Counties have increased over the past 12 months, paralleling the unemployment rate for all of the state of Washington, which also increased modestly.  King and Snohomish Counties reported unemployment rates lower than the state and national averages, while the unemployment rate for Washington was slightly lower than the national unemployment rate.  Clallam County reported the highest unemployment rate, although the rate for a smaller, rural county can be impacted to a greater extent by changes in one large employer.

For a discussion regarding the competition in our primary market area, see “- Competition.”

Lending Activities

General.  Historically, while operating as a credit union, our primary emphasis was the origination of consumer loans (primarily indirect home improvement and automobile secured loans), one-to four-family residential first mortgages, and second mortgage/home equity loan products.  More recently, while maintaining the active indirect consumer lending program, we have shifted our lending focus to non-mortgage commercial business loans, as well as commercial real estate and construction and development loans.  While maintaining our historical strength in consumer lending, we recently added management and personnel in the commercial lending area to take advantage of the relatively favorable long-term business and economic environments prevailing in our markets for small business lending.

Loan Portfolio Analysis. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			December 31,
	September 30, 2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate loans:
One- to four-family	$6,970	3.27%	$60,556	25.15%	$67,684	30.64%
Home equity	18,351	8.61	19,721	8.19	22,600	10.23
Multi-family	410	0.19	972	0.41	592	0.27
Commercial	25,094	11.77	17,309	7.19	10,454	4.73
Construction and development	17,567	8.24	6,520	2.71	2,601	1.18
Total real estate loans	68,392	32.08	105,078	43.65	103,931	47.05

Consumer loans:
Indirect home improvement	71,243	33.42	69,559	28.89	62,099	28.11
Automobile	28,086	13.17	25,991	10.80	28,473	12.89
Recreational	11,790	5.53	11,727	4.87	13,182	5.97
Home improvement	2,405	1.13	2,952	1.23	1,005	0.45
Deposit account	154	0.07	109	0.04	151	0.07
Other	5,971	2.80	6,142	2.55	4,410	2.00
Total consumer loans	119,649	56.12	116,480	48.38	109,320	49.49

Commercial business loans	25,147	11.80	19,197	7.97	7,649	3.46

Total loans	213,188	100.00%	240,755	100.00%	220,900	100.00%
Less:
Deferred fees and discounts	(75)		(204)		(116)
Allowance for losses	(3,179)		(2,744)		(2,706)
Total loans receivable, net	$209,934		$237,807		$218,078

The following table shows the composition of our loan portfolio by fixed- and adjustable-rate loans at the dates indicated.

			December 31,
	September 30, 2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Fixed-rate loans:
Real estate loans:
One- to four-family	$6,028	2.83%	$57,610	23.93%	$64,919	29.39%
Home equity	5,983	2.81	6,616	2.75	6,812	3.09
Multi-family	407	0.19	968	0.40	592	0.27
Commercial	16,334	7.66	15,852	6.58	8,959	4.05
Construction and development	106	0.05	110	0.05	196	0.09
Total real estate loans	28,858	13.54	81,156	33.71	81,478	36.89

Consumer	119,588	56,09	116,329	48.32	108,756	49.24
Commercial business	260	0.12	165	0.07	-	-
Total fixed-rate loans	148,706	69.75	197,650	82.10	190,234	86.13

Adjustable- rate loans:
Real estate loans:
One- to four-family	942	0.44	2,946	1.22	2,765	1.25
Home equity	12,368	5.80	13,105	5.45	15,788	7.15
Multi-family	3	-	4	-	-	-
Commercial	8,760	4.11	1,457	0.61	1,495	0.67
Construction or development	17,461	8.19	6,410	2.66	2,405	1.08
Total real estate loans	39,534	18.54	23,922	9.94	22,453	10.15

Consumer	61	0.03	151	0.06	564	0.26
Commercial business	24,887	11.68	19,032	7.90	7,649	3.46
Total adjustable-rate loans	64,482	30.25	43,105	17.90	30,666	13.87

Total gross loans receivable	213,188	100.00%	240,755	100.00%	220,900	100.00%
Less:
Deferred fees and discounts	(75)		(204)		(116)
Allowance for losses	(3,179)		(2,744)		(2,706)
Total loans, net	$209,934		$237,807		$218,078

Loan Maturity and Repricing.  The following table sets forth certain information at December 31, 2007 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments.  Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Real Estate
	One- to Four Family		Home Equity		Multi-family		Commercial		Construction and Development		Consumer		Commercial Business		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During Years Ending December 31,
2008(1)	$469	6.55%	$213	8.87%	$64	6.99%	$15,602	7.10%	$5,574	8.11%	$4,834	10.57%	$12,614	7.29%	$39,370	7.73%
2009	291	5.65	-	-	341	6.50	-	-	-	-	3,074	9.14	2,000	7.00	5,706	8.05
2010	640	4.91	10	7.00	-	-	-	-	-	-	6,918	8.84	-	-	7,568	8.51
2011 and 2012	588	5.36	37	7.25	-	-	522	6.38	835	6.88	23,939	8.88	1,675	7.24	27,596	8.60
2013 to 2017	4,683	4.95	4,753	6.83	567	8.50	1,185	6.49	-	-	51,008	9.16	2,908	7.84	65,104	8.57
2018 to 2022	15,280	5.09	14,487	6.85	-	-	-	-	111	8.26	25,225	10.59	-	-	55,103	8.08
2023 and following	38,605	5.68	221	7.80	-	-	-	-	-	-	1,482	8.64	-	-	40,308	5.80
Total	$60,556	5.47%	$19,721	6.88%	$972	7.70%	$17,309	7.04%	$6,520	7.95%	$116,480	9.44%	$19,197	7.34%	$240,755	7.85%

_______________
(1) Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2008 which have predetermined interest rates is $177.9 million, while the total amount of loans due after this date which have floating or adjustable interest rates is $23.5 million.

Lending Authority.  The Chief Executive Officer and Chief Lending Officer may each approve loans up to $1.5 million.  The Chief Lending Officer may delegate lending authority to other individuals at levels consistent with their responsibilities, not to exceed $250,000.  Loans over these amounts or otherwise outside our general underwriting guidelines must be approved by the entire board of directors or a committee thereof.

At September 30, 2008, the maximum amount we would lend to any one borrower and the borrower’s related entities was $5.0 million.  Our five largest lending relationships are with commercial borrowers and totaled $24.4 million in the aggregate, of which $18.5 million was outstanding at September 30, 2008.  The four largest relationships each totaled $5.0 million and were secured by real estate.  Three of these relationships were lines of credit; one for the construction of single-family residences; one for multi-purposes; and one for one- to four-family warehouse line.  The fourth loan was a construction loan for an apartment complex.  The fifth largest relationship at September 30, 2008, had an outstanding balance of $4.4 million, and was a condo conversion loan secured by real estate.  All of these loans were current as of September 30, 2008.  At September 30, 2008, we had no other lending relationships that exceeded $3.7 million.

One- to Four-Family Real Estate Lending.  We have historically originated loans secured by first mortgages on one- to four-family residences primarily in our market area.  We have originated one- to four-family residential mortgage loans primarily through referrals from real estate agents, builders and from existing customers.  Walk-in customers have also been an important source of loan originations.

A portion of the one- to four-family loans we have originated were funded by us and retained in our portfolio and others were originated and sold into the secondary market, with servicing retained for continued customer contact and service.  At September 30, 2008, one- to four-family residential mortgage loans totaled $7.0 million, or 3.3%, of our gross loan portfolio, of which $6.0 million were fixed-rate loans and $1.0 million were adjustable rate loans.  This balance reflects the securitization into mortgage-backed securities of $50.2 million of one- to four-family residential loans, and the subsequent sale of $48.6 million of these securities during the nine months ended September 30, 2008.  The $1.4 million of securities not sold are held in the investment portfolio.  The securitization and sale was done to provide liquidity for operations and future lending activities, to payoff a portion of our outstanding borrowings, to limit our overall exposure to the real estate mortgage market.  This transaction also allowed us to reduce the amount of lower yielding, long-term residential loans in our portfolio and to manage our interest rate risk exposure.  As of September 30, 2008, we had approximately $92.0 million of loans serviced for others.  See “Loan Originations, Servicing, Purchases and Sales.”

Over the near term, we intend to continue serving our local customer base demand for residential first mortgage loans through an outsourcing arrangement that has been in place since mid-2007.  Under this private label arrangement, we refer the loan customer to a third party and receive a fee of approximately 40 basis points for the referral.  The third party processes the entire loan application, performs the underwriting, and funds the loan, while we have the option to invest in the loan.  To date, we have not invested in any of these loans.  The third party also services the loan.  This origination structure allows us to devote additional internal resources to commercial and consumer lending, while keeping our name active in the local residential lending market.

We have historically underwritten our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property.  We generally lent up to

90% of the lesser of the appraised value or purchase price for one- to four-family first mortgage loans.  For first mortgage loans with a loan-to-value ratio in excess of 80%, we generally required private mortgage insurance.

Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years and are generally fully amortizing, with payments due monthly.  ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default.  We have not experienced significant delinquencies in our one- to four-family loan portfolio, including our ARM loans.  However, the majority of our ARM loans were originated within the past several years, when rates were historically low.  We offered some teaser rates for the initial loan rate on our ARM loans but not at significant discounts from our prevailing rates.  See “- Asset Quality -- Non-performing Assets” and “-- Classified Assets.”

Home Equity Lending.  We have been active in second mortgage and home equity lending, with the focus of this lending being conducted in the geographic footprint served by our branches.  Our home equity lines of credit generally have adjustable rates tied to the prime rate of interest with a draw term of ten years and a term to maturity of 15 years.  Monthly payments are based on 1.0% of the outstanding balance with a maximum combined loan-to-value ratios of up to 95%, including any underlying first mortgage.  Second mortgage home equity loans are typically fixed rate, amortizing loans with terms of up to 15 years.  Total second mortgage/home equity loans were $18.4 million, or 8.6% of the loan portfolio, as of September 30, 2008, $12.4 million of which are adjustable rate home equity lines of credit.

Commercial Real Estate Lending.  We offer a variety of commercial real estate loans.  Most of these loans are secured by commercial income producing properties, including retail centers, warehouses and office buildings located in our market areas.  We also have a limited amount of loans secured by multi-family residences, which we include in our commercial real estate portfolio.  At September 30, 2008, commercial real estate loans (including multi-family) totaled $25.5 million, or 12.0%, of our gross loan portfolio.

Our loans secured by commercial real estate may be originated with a fixed or variable interest rate for up to a 10-year term and a 25-year amortization.  The variable rate loans are indexed to the prime rate of interest or a short-term LIBOR rate, with rates ranging from 0.5% below the prevailing index rate to 3.0% above the prevailing rate.  Loan-to-value ratios on our commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan.  In addition, personal guarantees are obtained from the primary borrowers on substantially all credits.

Loans secured by commercial real estate are generally underwritten based on the net operating income of the property and the financial strength of the borrower.  The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt plus an additional coverage requirement.  We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be sufficient to repay the debt.  Appraisals on properties securing commercial real estate loans are performed by independent state certified or licensed fee appraisers.

We do not generally maintain insurance or tax escrows for loans secured by commercial real estate.  In order to monitor the adequacy of cash flows on income-producing properties, the borrower is required to provide financial information on at least an annual basis.

Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans.  These loans typically involve large balances to single borrowers or groups of related borrowers.  Because payments on loans secured by commercial and multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy.  If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired.

The commercial lending team that we have recently assembled is highly experienced in the regional area, with an average of over 20 years experience, and the individual lenders maintain a network of former commercial borrowers and others that can support our lending initiatives.  Our Chief Lending Officer has over 20 years of commercial lending experience in the northwestern U.S. region, and additional commercial loan officers and business development officers have recently been hired to support the lending objectives.  As the commercial loan portfolio expands, we intend to continue to expand the personnel in the areas of loan analysis and commercial deposit relationship management.

Construction and Development Lending.  We originate construction loans secured by commercial real estate and, to a lesser extent, one- to four-family residences.  We also originate loans secured by tracts of land for development.  At September 30, 2008, our construction and development loans totaled $17.6 million, or 8.2%, of our gross loan portfolio, $2.8 million of which were to individuals or contractors for the acquisition and construction of personal residences.

Our construction loans generally provide for the payment of interest only during the construction phase, which is typically up to 12 months.  At the end of the construction phase, the construction loan is generally paid off through a permanent loan from another lender, although commitments to convert to a permanent loan may be made by us.  Construction loans are made with a maximum loan-to-value ratio of 100% of cost or 80% of appraised value at completion.  These loans generally include an interest reserve of 5% to 7% of the loan commitment amount.  At September 30, 2008, our largest construction loan commitment was for $4.4 million, allof which had been disbursed.  This loan was performing according to its terms as of September 30, 2008.

Commitments to fund construction loans generally are made subject to an appraisal of the property by an independent licensed appraiser.  We also review and inspect each property before disbursement of funds during the term of the construction loan.  Loan proceeds are disbursed after inspection by a third party inspector based on the percentage of completion method.

We make land acquisition and development loans to builders or residential lot developers.  These loans involve a higher degree of credit risk similar to commercial construction loans.  At September 30, 2008, we had a total of $5.0 million in land acquisition and development loans to builders and residential lot developers, with our largest development loan being a $2.7 million loan.  This loan is currently classified as “of concern.”  See “- Asset Quality.”  These land loans also involve additional risks because the loan amount is made based on the projected value of the lots after construction.  We make these loans for up to 75% of the estimated value for up to two years.  These loans are required to be paid on an accelerated basis as the lots are sold, so that we are repaid before all the lots are sold.

Construction financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate.  Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions.  If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property.  Additionally, if the estimate of value is inaccurate, we may be confronted with a project that, when completed, has a value that is insufficient to generate full payment.

Consumer Lending.  Consumer lending represents a significant and important historical activity for us, primarily reflecting our indirect lending through home improvement contractors and dealers and automobile dealers.  As of September 30, 2008, consumer loans totaled $119.6 million, or 56.1% of our gross loan portfolio.  We offer a variety of secured consumer loans, including new and used automobile, boat and other recreational vehicle loans, home improvement-type (fixture secured) loans and loans secured by savings deposits.  We also offer unsecured direct consumer loans.  We originate our direct consumer loans primarily in our market areas.

Auto loans totaled $28.1 million, or 13.2% of our gross loan portfolio, at September 30, 2008.   Auto loans may be written for up to seven years for a new or used car with fixed rates of interest.  Loan-to-value ratios are up to 100% of the sales price for new autos and 100% of the retail value on used autos, based on a valuation from official used car guides.  Most of our auto loans are originated through our indirect lending program.  Indirect auto loans are made using the same underwriting guidelines as auto loans originated directly by us.

Most of our secured loans are originated on an indirect basis through our indirect dealer program.  These secured consumer loans consist of loans for a wide variety of products, primarily home improvement products.  Our indirect dealer network is currently comprised of approximately 300 active home improvement contractors and dealers with businesses located throughout Washington, Oregon, Idaho and Montana, with approximately 10 dealers responsible for most of this loan volume.  We receive loan applications from the dealers, and originate the loans based on pre-defined lending criteria provided to the dealers.  Indirect home improvement loans totaled $71.2 million, or 33.4% of our gross loan portfolio, as of September 30, 2008, reflecting approximately 10,000 loans with an average balance of approximately $7,100.  In some instances, the participating dealer may receive a premium rate for the amount over our initial interest rate.  The loans are generally originated with terms from 36 to 120 months and carry fixed rates of interest.  We follow our internal underwriting guidelines in evaluating loans obtained through the indirect dealer program, including using FICO credit scores to approve loans.  These loans are generally secured by the use of a financing statement filed against the real property where the goods are installed.

Our consumer loans also include loans secured by new and used boats, recreational vehicles, loans secured by deposits and unsecured consumer loans, all of which, at September 30, 2008, totaled $20.3 million, or 9.5% of our gross loan portfolio.  Loans secured by boats and recreational vehicles typically have terms from five to 15 years, depending on the collateral, and loan-to-value ratios up to 100%.  They generally are made with fixed rates of interest.  Our unsecured consumer loans, including personal lines of credit, generally have a fixed rate of interest for a maximum term of 60 months.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates.  In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans that are secured by rapidly depreciable assets, such as automobiles, boats and other recreational vehicles.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance.  As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Commercial Business Lending.  At September 30, 2008, commercial business loans totaled $25.1 million, or 11.8%, of our gross loan portfolio.  Our commercial business lending activities encompass loans with a variety of purposes and security, including loans to finance working capital, plant expansion and equipment.  As of September 30, 2008, most of our commercial business loans were secured.  Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loan, the adequacy of the borrower’s capital and collateral, as well as an evaluation of other conditions affecting the borrower.  Analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis.  We generally require personal guarantees on our commercial business loans.  Nonetheless, commercial business loans are believed to carry higher credit risk than residential mortgage loans.

Unlike residential mortgage loans, commercial business loans, particularly unsecured loans, are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and, therefore, are of higher risk.  We make secured commercial business loans with business assets, such as accounts receivable, inventory, equipment, real estate and cash as collateral with loan-to-value ratios of up to 80%, based on the type of collateral.  This collateral depreciates over time, may be difficult to appraise and may fluctuate in value based on the specific type of business and equipment used.  As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions).

Our interest rates on commercial business loans may be fixed-rate, but are usually adjustable-rate and are based on either the prime rate as reported in the West Coast edition of the Wall Street Journal or LIBOR, plus a margin.  In addition, we may charge loan fees of 0.25% to 1.00% of the principal amount at origination, depending on the credit quality and account relationships of the borrower.  We may also require the borrower to establish a deposit relationship with us as part of the loan approval process.  Some of our commercial business loans are lines of credit with terms of 12 months and interest-only monthly payments during the term.  The remainder are term loans of up to five years.

Substantially all of our commercial business loans have been to borrowers in our market areas.  We intend to emphasize our commercial business lending to small- and mid-sized businesses in this geographic area.

Loan Originations, Servicing, Purchases and Sales

We originate both fixed-rate and adjustable-rate loans.  Our ability to originate loans, however, is dependent upon customer demand for loans in our market areas.  Over the past few years, we have continued to originate consumer loans, and increased our emphasis on commercial real estate, construction and development, and commercial business lending.  Residential lending is currently outsourced to a third party lender.  Demand is affected by competition and the interest rate environment.  In periods of economic uncertainty, the ability of financial institutions, including us, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.  From time to time, we purchase loan participations to supplement our loan originations.

In addition to interest earned on loans and loan origination fees, we receive fees for loan commitments, late payments and other miscellaneous services.  The fees vary from time to time, generally depending on the supply of funds and other competitive conditions in the market.

We historically sold long term, fixed rate residential real estate loans in the secondary market.  These loans were sold in order to improve our interest rate risk.  These loans are generally sold for cash in amounts equal to the unpaid principal amount of the loans determined using present value yields to the buyer.  These sales allowed for a servicing fee on loans when the servicing is retained by us.  Most residential real estate loans sold by us were sold with servicing retained.  In addition, during the nine months ended September 30, 2008, we securitized and sold $48.6 million of our existing portfolio of residential mortgage loans.  We earned mortgage servicing income of $159,000 and $139,000, respectively, for the nine months ended September 30, 2008 and for the year ended December 31, 2007.  At September 30, 2008, we were servicing a $92 million portfolio of residential mortgage loans.  Those servicing rights constituted a $505,000 asset on our books on that date, which is amortized in proportion to and over the period of the net servicing income.  These mortgage servicing rights are periodically evaluated for impairment based on their fair value, which takes into account the rates and potential prepayments of those sold loans being serviced.  The fair value of our mortgage servicing rights at September 30, 2008 was $870,000.  See Note 6 of the Notes to Financial Statements.

Sales of whole real estate loans and participations in real estate loans can be beneficial to us since these sales generally generate income at the time of sale, produce future servicing income on loans where servicing is retained, provide funds for additional lending and other investments, and increase liquidity.

The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(In thousands)
Originations by type:
Fixed-rate:
One- to four-family	$5,274	$6,451	$8,258	$5,687
Home equity	573	1,675	2,423	2,600
Multi-family	6	7	574	-
Commercial	3,567	5,040	7,096	4,096
Construction and development	-	-	-	-
Consumer	48,677	56,319	73,650	55,172
Commercial business	113	660	660	180
Total fixed-rate	58,210	70,152	92,661	67,735

Adjustable- rate:
One- to four-family	1,530	629	820	-
Home equity	3,334	3,193	4,024	6,902
Multi-family	2	1	1	-
Commercial	7,374	78	98	44
Construction and development	12,595	5,028	6,859	467
Consumer	-	2	2	14
Commercial business	20,453	21,017	34,955	11,676
Total adjustable-rate	45,288	29,948	46,759	19,103
Total loans originated	103,498	100,100	139,420	86,838

Sales and repayments:
One- to four-family	5,499	3,067	5,339	22,318
Consumer	-	-	-	3,637
Total loans sold	5,499	3,067	5,339	25,955
Mortgage-backed securities	48,635	-	-	-
Total sales	54,134	3,067	5,339	25,955
Total principal repayments	76,931	84,752	114,226	58,522
Total reductions	131,065	87,819	119,565	84,477
Net increase (decrease)	$(27,567)	$12,281	$19,855	$2,361

Asset Quality

When a borrower fails to make a required payment on a residential real estate loan, we attempt to cure the delinquency by contacting the borrower.  In the case of loans secured by residential real estate, a late notice typically is sent 16 days after the due date, and the borrower is contacted by phone within 16 to 25 days after the due date.  When the loan is 30 days past due, an action plan is formulated for the credit under the direction of the Senior Vice President of Loan Administration.  Generally, a delinquency letter is mailed to the borrower.  All delinquent accounts are reviewed by a loan control representative who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due.  If the account becomes 60 days delinquent and an acceptable repayment plan has not been agreed upon, a loan control representative will generally refer the account to legal counsel with instructions to prepare a notice of intent to foreclose.  The notice of intent to foreclose allows the borrower up to 30 days to bring the account current.  If foreclosed, generally we take title to the property and sell it directly through a real estate broker.

Delinquent consumer loans are handled in a similar manner.  Appropriate action is taken in the form of phone calls and notices to collect any loan payment that is delinquent more than 16 days.  Once the loan is 90 days past due, it is classified as nonaccrual.  Generally, credits are charged off if past due 120 days, unless the collections department provides support for continuing its collection efforts.  Our procedures for repossession and sale of consumer collateral are subject to various requirements under the applicable consumer protection laws as well as other applicable laws and the determination by us that it would be beneficial from a cost basis.

Delinquent commercial business loans and loans secured by commercial real estate are initially handled by the loan officer in charge of the loan, who is responsible for contacting the borrower.  The collections department, and in certain cases outside counsel, also works with the commercial loan officers to see that the necessary steps are taken to collect delinquent loans.  In addition, management meets as needed and reviews past due and classified loans, as well as other loans that management feels may present possible collection problems, which are reported to the board on a quarterly basis.  If an acceptable workout of a delinquent commercial loan cannot be agreed upon, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan.

The following table shows our delinquent loans by the type of loan and number of days delinquent as of September 30, 2008.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Loans Delinquent 60 Days or More
			Percent of			Percent of			Percent of
			Loan			Loan			Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category
	(Dollars in thousands)

Real estate loans:
Home equity	1	$77	0.42%	-	$-	-%	1	$77	0.42%
Construction or development	-	-	-	1	2,668	15.19	1	2,668	15.19
Total real estate loans	1	77	0.11	1	2,668	3.90	2	2.745	4.01

Consumer:
Indirect home improvement	32	171	0.24	22	133	0.19	54	304	0.43
Automobile	15	138	0.49	13	141	0.50	28	279	0.99
Recreational	6	74	0.63	1	2	0.02	7	76	0.64
Home improvement	1	10	0.42	-	-	-	1	10	0.42
Other	9	31	0.52	6	16	0.27	15	47	0.79
Total consumer loans	63	424	0.35	42	292	0.24	105	716	0.60

Total	64	$501	0.24%	43	$2,960	1.39%	107	$3,461	1.62%

Non-performing Assets.  The following table sets forth information with respect to our non-performing assets.  For all the periods presented, we had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15, or foreclosed assets, which include assets acquired in settlement of loans.

	September 30,	December 31,
	2008	2007	2006
	(Dollars in thousands)

Non-accruing loans:
Real estate loans:
Construction and development	$2,668	$-	$-
Total real estate loans	2,668	-	-

Consumer loans:
Indirect home improvement	133	117	127
Automobile	141	50	37
Recreational	2	3	29
Other	16	3	14
Total consumer loans	292	173	207
Total non-accruing loans	2,960	173	207

Accruing loans delinquent more than 90 days:
Real estate loans:	-	-	-
Home equity	-	11	22
Total accruing loans delinquent more than 90 days	-	11	22

Total non-performing assets	$2,960	$184	$229

Total as a percentage of total assets	1.26%	0.07%	0.09%

For the year ended December 31, 2007 and the nine months ended September 30, 2008, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $141,000 and $242,000, respectively.  The amounts that were included in interest income on such loans were $106,000 and $213,000, respectively for the year ended December 31, 2007 and the nine months ended September 30, 2008.

At September 30, 2008, our non-accruing loans consisted of one construction and development loan participation totaling $2.7 million.  This loan is a lot development loan for the construction of 98 residential lots on property located in Ferndale, Washington.  At September 30, 2008, the loan was 120 days delinquent.

Real Estate Owned.  Real estate acquired by us as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When the property is acquired, it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or the fair market value of the property less selling costs.  We had no real estate owned as of September 30, 2008.

Restructured Loans.  According to generally accepted accounting principles, we are required to account for certain loan modifications or restructuring as a “troubled debt restructuring.”  In general, the modification or restructuring of a debt is considered a troubled debt restructuring if we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrowers that we would not otherwise consider.  We had no restructured loans as of September 30, 2008.

Other Loans of Concern.  At September 30, 2008, we had approximately $600,000 of no loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

Classified Assets.  Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful or loss.  An asset is considered substandard if it is inadequately protected by the current net worth and pay capacity of the borrower or of any collateral pledged.  Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions and values.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When we classify problem assets as either substandard or doubtful, we may establish a specific allowance in an amount we deem prudent and approved by the Asset Liability Management Committee to address the risk specifically or we may allow the loss to be addressed in the general allowance.  General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been specifically allocated to particular problem assets.  When an insured institution classifies problem assets as a loss, it is required to charge off those assets in the period in which they are deemed uncollectible.  Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, which can order the establishment of additional loss allowances. Assets which do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated as special mention.

In connection with the filing of periodic reports with the Federal Deposit Insurance Corporation and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  On the basis of our review of our assets, as of September 30, 2008, we had classified $3.5 million of our assets as substandard, no assets were classified as doubtful, loss, or special mention.  The total amount classified of $3.5 million represented 11.1% of equity and 1.5% of total assets as of September 30, 2008. With the exception of these classified loans, management is not aware of any loans as of September 30, 2008, where the known credit problems of the borrower would cause us to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms.

Allowance for Loan Losses

We maintain an allowance for loan losses to absorb probable incurred credit losses in the loan portfolio.  The allowance is based on ongoing, monthly assessments of the estimated probable incurred losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions.  More complex loans, such as commercial real estate loans and commercial business loans, are evaluated individually for impairment, primarily through the evaluation of net operating income and available cash flow and their possible impact on collateral values.

The allowance is increased by the provision for loan losses, which is charged against current period earnings and decreased by the amount of actual loan charge-offs, net of recoveries.

The provision for loan losses was $1.2 million and $246,000 for the nine months ended September 30, 2008 and 2007, respectively.  We increased the provision primarily as a result of the increase in non-performing loans as of September 30, 2008, and to, to a lesser extent, less favorable economic conditions as compared to the lower delinquency and charge-off volumes in early 2007.  The allowance for loan losses was $3.2 million or 1.5% of total loans at September 30, 2008 as compared to $2.7 million, or 1.1% of total loans outstanding at December 31, 2007. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.  Management will continue to review the adequacy of the allowance for loan losses and make adjustments to the provision for loan losses based on loan growth, economic conditions, charge-offs and portfolio composition.  For the years ended December 31, 2007 and 2006 the provision for loan losses was $578,000 and $246,000, respectively.

Assessing the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.  In the opinion of management, the allowance, when taken as a whole, reflects estimated probable loan losses in our loan portfolio.  See Notes 1 and 5 of the Notes to Financial Statements.

The following table summarizes the distribution of the allowance for loan losses by loan category.

			December 31,
	September 30, 2008		2007		2006
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:

Real estate loans
One- to four-family	$19	3.27%	$347	25.15%	$295	30.64%
Home equity	174	8.61	212	8.19	303	10.23
Multi-family	1	0.19	7	0.41	-	0.27
Commercial	201	11.77	48	7.19	17	4.73
Construction and development	829	8.24	106	2.71	6	1.18
Total real estate loans	1,224	32.08	720	43.65	621	47.05

Consumer loans
Indirect home improvement	1,088	33.42	1,069	28.89	1,011	28.11
Automobile	462	13.17	435	10.80	402	12.89
Recreational	125	5.53	192	4.87	239	5.97
Home improvement	38	1.13	126	1.23	202	0.45
Deposit account	2	0.07	-	0.04	-	0.07
Other	99	2.80	142	2.55	195	2.00
Total consumer loans	1,814	56.12	1,964	48.38	2,049	49.49

Commercial business loans	141	11.80	60	7.97	36	3.46

Total	$3,179	100.00%	$2,744	100.00%	$2,706	100.00%

Management believes that it uses the best estimate information available to determine the allowance for loan losses.  However, unforeseen market conditions could result in adjustments to the allowance for loan losses and net income could be significantly affected, if circumstances differ substantially from the assumptions used in determining the allowance.The following table sets forth an analysis of our allowance for loan losses at the dates and for the periods indicated.

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Dollars in thousands)

Balance at beginning of period:	$2,744	$2,706	$2,706	$2,719

Charge-offs:
Real estate loans
Home equity	18	1	1	18
Total real estate loans	18	1	1	18
Consumer loans
Indirect home improvement	760	405	600	355
Automobile	330	317	427	292
Recreational	28	83	108	125
Home improvement	10	-	13	67
Deposit account	3	-	-	-
Other	74	50	61	152
Total consumer loans	1,205	855	1,209	991
Commercial business loans	-	-	-	-
Total charge-offs	1,223	856	1,210	1,009

Recoveries:
Real estate loans
Home equity	47	-	-	-
Total real estate loans	47	-	-	-
Consumer loans
Indirect home improvement	200	192	214	143
Automobile	137	201	295	390
Recreational	30	51	70	88
Home improvement	-	16	16	6
Deposit account	-	-	-	-
Other	60	98	129	123
Total consumer loans	427	558	724	750
Commercial business loans	-	-	-	-

Total recoveries	474	558	724	750

Net charge-offs	749	298	486	259
Additions charged to operations	1,184	246	578	246
Reclassification for off-balance sheet contingencies	-	(54)	(54)	-
Balance at end of period	$3,179	$2,600	$2,744	$2,706

Net charge-offs during the period to average loans outstanding during the period	0.35%	0.13%	0.22%	0.12%

Net charge-offs during the period to average non-performing assets	87.50%	149.75%	259.89%	227.19%

Allowance as a percentage of non- Performing assets	107.40%	582.96%	1,491.30%	1,181.66%

Allowance as a percentage of total gross loans receivable (end of period)	1.49%	1.12%	1.14%	1.22%

Investment Activities

General.  Under Washington law, savings banks are permitted to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, banker’s acceptances, repurchase agreements, federal funds, commercial paper, investment grade corporate debt securities, and obligations of states and their political sub-divisions.

Our Chief Financial Officer has the basic responsibility for the management of our investment portfolio, subject to consultation with our Chief Executive Officer, and the direction and guidance of the Board of Directors.  The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

Our investment portfolio is a small portion of our assets because we attempt to be fully invested in loans.  We expect that a portion of the net proceeds of this offering initially will be used to invest in US Government and federal agency securities of various maturities, mortgage-backed or other marketable securities, deposits in other financial institutions, or a combination thereof, until they can be deployed in an orderly fashion.  The general objectives of our investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Asset and Liability Management and Market Risk.”

As a member of the Federal Home Loan Bank of Seattle, we had $1.8 million in stock of the Federal Home Loan Bank of Seattle at September 30, 2008.  For the nine months ended September 30, 2008 and the year ended December 31, 2007, we received $17,000 and $10,800, respectively, in dividends from the Federal Home Loan Bank of Seattle.

The table below sets forth information regarding the composition of our securities portfolio and other investments at the dates indicated.  At September 30, 2008, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	September 30,		December 31,
	2008		2007		2006
	Book	Fair	Book	Fair	Book	Fair
	Value	Value	Value	Value	Value	Value
	(Dollars in thousands)
Available for sale:
U.S. government and federal agency	$4,475	$4,462	$4,475	$4,485	$15,756	$15,369
Mortgage-backed	1,382	1,395	-	-	-	-
Other	-	-	136	136	134	134
Total available for sale	5,857	5,857	4,611	4,621	15,890	15,503

Federal Home Loan Bank stock	1,797	1,797	1,797	1,797	1,797	1,797

Total securities	$7,654	$7,654	$6,408	$6,418	$17,687	$17,300

The composition and maturities of our investment portfolio at September 30, 2008, excluding FHLB stock, are indicated in the following table.
	September 30, 2008
	1 year or less		Over 1 to 10 years		Over 10 years		Total Securities
		Weighted		Weighted		Weighted		Weighted
	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average	Fair
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield	Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agency	$3,000	4.70%	$-	0.00%	$1,475	4.20%	$4,475	4.54%	$4.462
Mortgage-backed	-	-	-	-	1,382	4.41	1,382	4.41	1,395
Total investment securities	$3,000	4.70%	$-	0.00%	$2,857	4.30%	$5,857	4.51%	$5,857

Deposit Activities and Other Sources of Funds

General.  Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions.  Borrowings from the Federal Home Loan Bank of Seattle are used to supplement the availability of funds from other sources and also as a source of term funds to assist in the management of interest rate risk.

Our deposit composition reflects a mixture with certificates of deposit accounting for approximately 42.1% of the total deposits at September 30, 2008 and interest and non-interest-bearing checking, savings and money market accounts comprising the balance of total deposits.  We rely on marketing activities, convenience, customer service and the availability of a broad range of deposit products and services to attract and retain customer deposits.  We also had $8.1 million brokered deposits at September 30, 2008.

Deposits.  Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including checking accounts, money market deposit accounts, savings accounts and certificates of deposit with a variety of rates.  Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of our deposit accounts, we consider the development of long term profitable customer relationships, current market interest rates, current maturity structure and deposit mix, our customer preferences and the profitability of acquiring customer deposits compared to alternative sources.

In the unlikely event we are liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to 1st Security Bancorp, as the sole shareholder of 1st Security Bank of Washington.

Deposit Activities.  The following table sets forth our total deposit activities for the periods indicated.

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Dollars in thousands)

Beginning balance	$208,863	$204,816	$204,816	$208,812
Net deposits (withdrawals)	(17,837)	5,527	(2,061)	(8,609)
Interest credited	4,080	4,426	6,108	4,613
Ending balance	$195,106	$214,769	$208,863	$204,816

Net increase (decrease)	$(13,757)	$9,953	$4,047	$(3,996)

Percent increase (decrease)	(6.59)%	4.86%	1.98%	(1.91)%

The following table sets forth the dollar amount of savings deposits in the various types of deposits programs we offered at the dates indicated.

			December 31,
	September 30, 2008		2007		2006
		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total
	(Dollars in thousands)
Transactions and Savings Deposits:

Interest-bearing checking	$12,673	6.50%	$15,718	7.52%	$1,825	0.89%
Non-interest-bearing checking	19,405	9.95	19,217	9.20	29,574	14.44
Savings	27,777	14.24	30,464	14.59	42,583	20.80
Money market	53,075	27.20	42,719	20.45	40,147	19.60

Total non-certificates	112,930	57.89	108,118	51.76	114,129	55.73

Certificates:

0.00 – 1.99%	103	0.05	4	-	11	0.01
2.00 – 3.99%	53,572	27.46	11,856	5.68	26,389	12.88
4.00 – 5.99%	28,014	14.35	88,406	42.33	63,707	31.10
6.00 – 7.99%	127	0.07	141	0.07	269	0.13
8.00 – 9.99%	360	0.18	338	0.16	311	0.15
10.00 and over	-	-	-	-	-	-

Total certificates	82,176	42.11	100,745	48.24	90,687	44.27

Total deposits	$195,106	100.00%	$$208,863	100.00%	$204,816	100.00%

Time Deposit Certificates.  The following table sets forth the rate and maturity information of our time deposit certificates at September 30, 2008.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	6.00- 7.99%	8.00- 9.99%	10.00% or greater		Percent of Total
							Total
	(Dollars in thousands)

Certificate accounts maturing
in quarter ending:

December 31, 2008	$-	$7,310	$7,928	$–-	$-	$-	$15,238	18.54%
March 31, 2009	10	12,495	9,682	-	-	-	22,187	27.00
June 30, 2009	-	11,323	1,146	24	-	-	12,493	15.20
September 30, 2009	93	15,556	2,128	71	-	-	17,848	21.72
December 31, 2009	-	265	1,364	8	-	-	1,637	1.99
March 31, 2010	-	718	692	17	-	-	1,427	1.74
June 30, 2010	-	420	1,501	-	-	-	1,921	2.34
September 30, 2010	-	3,939	661	-	-	-	4,600	5.60
December 31, 2010	-	30	455	-	-	-	485	0.59
March 31, 2011	-	579	621	7	-	-	1,207	1.47
June 30, 2011	-	289	123	-	183	-	595	0.72
September 30, 2011	-	-	-	-	-	-	-	-
Thereafter	-	648	1,713	-	177	-	2,538	3.09

Total	$103	$53,572	$28,014	$127	$360	$-	$82,176	100.00%

Percent of total	0.13%	65.19%	34.09%	0.15%	0.44%	0.00%	100.00%

The following table indicates the amount of our jumbo certificates of deposit by time remaining until maturity as of September 30, 2008.  Jumbo certificates of deposit are certificates in amounts of $100,000 or more.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)

Certificates of deposit less than $100,000	$10,024	$17,371	$18,904	$10,105	$56,404

Certificates of deposit of $100,000 or more	5,214	4,816	11,437	4,305	25,772

Total certificates of deposit	$15,238	$22,187	$30,341	$14,410	$82,176

The Board of Governors of the Federal Reserve System requires 1st Security Bank of Washington to maintain reserves on transaction accounts or non-personal time deposits.  These reserves may be in the form of cash or non-interest-bearing deposits with the Federal Reserve Bank of San Francisco.  Negotiable order of withdrawal (NOW) accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to the reserve requirements, as are any non-personal time deposits at a savings bank.  As of September 30, 2008, our deposit with the Federal Reserve Bank of San Francisco and vault cash exceeded our reserve requirements.

Borrowings.  Although customer deposits are the primary source of funds for our lending and investment activities, we do use advances from the Federal Home Loan Bank of Seattle, and to a lesser extent federal funds purchased to supplement our supply of lendable funds, to meet short-term deposit withdrawal requirements and also to provide longer term funding to better match the duration of selected loan and investment maturities.

As one of our capital management strategies, we have used advances from the Federal Home Loan Bank of Seattle to fund loan originations in order to increase our net interest income.  Depending upon the retail banking activity and the availability of excess post conversion capital that may be provided to us, we will consider and undertake additional leverage strategies within applicable regulatory requirements or restrictions.  These borrowings would be expected to primarily consist of Federal Home Loan Bank of Seattle advances.

As a member of the Federal Home Loan Bank of Seattle, we are required to own capital stock in the Federal Home Loan Bank of Seattle and are authorized to apply for advances on the security of that stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met.  Advances are individually made under various terms pursuant to several different credit programs, each with its own interest rate and range of maturities.  Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.  We maintain a committed credit facility with the Federal Home Loan Bank of Seattle that provides for immediately available advances up to an aggregate of $34.3 million.  At September 30, 2008, our outstanding advances from the Federal Home Loan Bank of Seattle totaled $5.9 million.

The following tables set forth information regarding our borrowing at the end of and during the periods indicated.  The tables include both long- and short-term borrowings.

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Dollars in thousands)
Maximum balance:
Federal Home Loan Bank advances	$30,400	$26,400	$26,400	$24,400
Fed Funds Purchased	$897	$194	$1,331	$-

Average balances:
Federal Home Loan Bank advances	$12,266	$16,908	$16,886	$19,631
Fed Funds Purchased	$5	$1	$10	$-

Weighted average interest rate
Federal Home Loan Bank advances	4.06%	5.07%	4.90%	4.56%
Fed Funds Purchased	0.74%	0.73%	2.14%	-%

	September 30,	December 31,
	2008	2007	2006
	(Dollars in thousands)
Balance outstanding at end of period:
Federal Home Loan Bank advances	$5,900	$19,800	$13,400
Fed Funds Purchased	160	-	-
Total borrowings	$6,060	$19,800	$13,400

Weighted average interest rate of:
Federal Home Loan Bank advances	4.41%	4.37%	5.09%
Fed Funds Purchased	3.00%	-%	-%

Subsidiary and Other Activities

We have one inactive subsidiary.  Our capital investment in that inactive subsidiary as of September 30, 2008 was $4,100.

Competition

We face strong competition in attracting deposits.  Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers.  Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending, including our indirect lending.  Commercial business competition is primarily from local commercial banks.  We compete by delivering high-quality, personal service to our customers that result in a high level of customer satisfaction.

Our market area has a high concentration of financial institutions, many of which are branches of large money center and regional banks that have resulted from the consolidation of the banking industry in Washington and other western states.  These include such large national lenders as Wells Fargo, Bank of America, Citigroup and others in our market area that have greater resources than we do and offer services that we do not provide.  For example, we do not offer trust services.  Customers who seek “one-stop shopping” may be drawn to institutions that offer services that we do not.

We attract our deposits through our branch office system.  Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.  Based on the most recent branch deposit data provided by the FDIC, as of June 30, 2007, 1st Security Bank of Washington’s share of deposits in our market areas was approximately 1.0%.

Employees

At September 30, 2008, we had 114 full-time employees and 4 part-time employees.  Our employees are not represented by any collective bargaining group.  We consider our employee relations to be good.

Properties

At September 30, 2008, we had our administrative offices and 12 full-service banking offices with an aggregate net book value of $7.9 million.  The following table sets forth certain information concerning our offices at September 30, 2008.  See also Note 7 of the Notes to Financial Statements.  In the opinion of management, the facilities are adequate and suitable for our needs.

Location	Square Footage	Owned or Leased	Lease Expiration Date	Net book value at September 30, 2008
Canyon Park	2,997	Leased	May 2009(1)	-
22020 17th Ave, Suite 100, Bothell, WA 98021

Edmonds	1,080	Owned	-	$ 336,000
620 Edmonds Way Edmonds, WA 98020

Everett	2,446	Owned	-	$417,000
11102 Evergreen Way Everett, WA 98203

Lynnwood	3,000	Leased	May 2013	-
19002 33rd Ave W Lynnwood, WA 98036

Marysville	3,000	Owned	-	$490,000
11525 State Ave NE Marysville, WA 98270

Mountlake Terrace (Admin)	35,535	Owned	-	$2,786,000
6920 220th St SW Mountlake Terrace, WA 98043

Port Angeles	2,434	Owned	-	$200,000
1405 E Front St Port Angeles, WA 98362

Poulsbo	2,223	Owned	-	$3,036,000
21650 Market Place Poulsbo, WA 98370

Puyallup	1,512	Owned	-	$ 397,000
307 W Stewart St Puyallup, WA 98371

Redmond	2,331	Leased	June 2016(1)	-
14808 NE 24th St, Suite D Redmond, WA 98052

Seattle	1,310	Leased	Month to Month	-
119 Cedar Street Seattle, WA 98121

Location	Square Footage	Owned or Leased	Lease Expiration Date	Net book value at September 30, 2008
South Hill (Puyallup)	2,040	Owned	-	$203,000
12009 Meridian E Puyallup, WA 98374

Tacoma	3,000	Leased	April 2011	-
2941 South 38th St, #A Tacoma, WA 98409
    ________________
(1)  Lease provides for two five-year renewals.

We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased. The book value of all data processing and computer equipment utilized by 1st Security Bank of Washington at September 30, 2008 was $860,000.  Management has a business continuity plan in place with respect to the data processing system, as well as 1st Security Bank of Washington’s operations as a whole.

Legal Proceedings

1st Security Bank of Washington from time to time is involved in various claims and legal actions arising in the ordinary course of business.  There are currently no matters that in the opinion of management, would have material adverse effect on our financial position, results of operation, or liquidity.

MANAGEMENT

The board of directors of 1st Security Bancorp consists of the same individuals who serve as directors of 1st Security Bank of Washington.  The board of directors of 1st Security Bancorp is divided into three classes, each of which contains one-third of the board.  The directors will be elected by the shareholders of 1st Security Bancorp for three year terms, or until their successors are elected.  One class of directors, consisting of Joseph C. Adams, Kay L. Cummings and Michele L. Rozinek, has a term of office expiring in 2009.  A second class of directors, consisting of Ted A. Leech, Robert E. D’Amicol and Joel S. Summer, has a term of office expiring in 2010.  The third class of directors, consisting of Judith A. Cochrane, Michael J. Mansfield and Margaret R. Piesik, has a term of office expiring in 2011.

The following individuals are executive officers of 1st Security Bancorp and hold the offices set forth below opposite their names.

Name	Age(1)	Position

Joseph C. Adams	49	Chief Executive Officer
T. Bradford Canfield	50	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
_________________________
(1) As of September 30, 2008.

The executive officers of 1st Security Bancorp are appointed annually by the board of directors and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

Information concerning the principal occupations, employment and compensation of the directors and executive officers of 1st Security Bancorp is set forth under “- Directors of 1st Security Bank of

Washington” and “- Executive Officers Who Are Not Directors.”  Directors of 1st Security Bancorp initially will not be compensated by 1st Security Bancorp; however, they will continue to be compensated by 1st Security Bank of Washington.  It is not anticipated that separate compensation will be paid to directors of 1st Security Bancorp until such time as these persons devote significant time to the separate management of 1st Security Bancorp’s affairs, which is not expected to occur until 1st Security Bancorp becomes actively engaged in additional businesses other than holding the stock of 1st Security Bank of Washington.  1st Security Bancorp may determine that such compensation is appropriate in the future.

Corporate Governance.  1st Security Bancorp, incorporated under the laws of the State of Washington, was recently organized by 1st Security Bank of Washington for the purpose of acquiring all of the outstanding capital stock of 1st Security Bank of Washington to be issued in the conversion.  Following its incorporation, the board of directors of 1st Security Bancorp held an organizational meeting at which, among other actions, it established an Audit Committee, Compensation Committee, Governance/Nominating Committee and Executive Committee.  The composition of these committees is as follows:

Audit	Compensation Committee

Ted A. Leech (Chair)	Judith A. Cochrane (Chair)
Robert E. D’Amicol	Ted A. Leech
Kay L. Cummings	Margaret R. Piesik

Governance/Nominating	Executive Committee

Margaret R. Piesik (Chair)	Ted A. Leech (Chair)
Ted A. Leech	Robert D’Amicol
Robert E. D’Amicol	Michele L. Rozinek
Michele L. Rozinek	Joel S. Summer
Joseph C. Adams

Each of the directors serving on the Audit, Compensation and Governance/Nominating Committees is independent as defined in the listing standards of The Nasdaq Stock Market.  Six of our nine directors are independent as defined in the listing standards of The Nasdaq Stock Market.  The independent directors are Ted A. Leech, Robert E. D’Amicol, Judith A. Cochrane, Kay L. Cummings, Margaret R. Piesik and Michele L. Rozinek.  Ted A. Leech will serve on the Audit Committee as the “audit committee financial expert,” as defined in the rules of the SEC.

The board also adopted written charters for the Audit, Compensation and Governance/ Nominating Committees, as well as a code of business conduct and ethics.  These charters govern the composition and responsibilities of these committees and also address other matters that are required under applicable Nasdaq listing standards and that the board of directors believes to be good corporate governance practices.  The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics is designed to attempt to deter wrongdoing and to promote: honest and ethical conduct; the avoidance of conflicts of interest; full and accurate disclosure; compliance with all applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code.  We expect to post 1st Security Bancorp’s committee charters and code of business conduct and ethics on our website at www.FSBWA.com following the conversion.

Directors of 1st Security Bank of Washington

Upon completion of the stock conversion, the directors of 1st Security Bank of Washington immediately prior to the conversion will continue to serve as directors of 1st Security Bank of Washington in stock form.  The board of directors of 1st Security Bank of Washington in stock form will consist of nine directors divided into three classes, with one-third of the directors elected at each annual meeting of shareholders.  Because 1st Security Bancorp will own all the issued and outstanding capital stock of 1st Security Bank of Washington following the stock conversion, the board of directors of 1st Security Bancorp will elect the directors of 1st Security Bank of Washington.

The following table sets forth certain information regarding the board of directors of 1st Security Bank of Washington.

Name	Age(1)	Positions Held With 1st Security Bank of Washington	Director Since(2)	Term of Office Expires

Ted A. Leech	61	Chairman of the Board	2005	2010
Robert E. D’Amicol	74	Vice Chairman of the Board	1982	2010
Joseph C. Adams	49	Chief Executive Officer and Director	2005	2009
Judith A. Cochrane	62	Director	2006	2011
Kay L. Cummings	66	Director	2005	2009
Michael J. Mansfield	51	Director	2008	2011
Margaret R. Piesik	58	Director	2006	2011
Michele L. Rozinek	60	Director	1990	2009
Joel S. Summer	59	Director	2005	2010
_________________________
(1)    As of September 30, 2008.
(2)    Includes service as a director of 1st Security Bank of Washington’s predecessor, Washington’s Credit Union.

The business experience of each director for at least the past five years is set forth below.

Ted A. Leech, Chairman of the Board, is retired from Univar Corporation. From January 2003 to February 2005, Mr. Leech was Vice President of Business Development where he conducted feasibility studies and investigated potential investments in China, Hong Kong, Singapore, Australia, Malaysia, Indonesia and Brazil.  Prior to that Mr. Leech was Senior Vice President of Administration for Univar USA where he was responsible for accounting, payables/receivables, information systems, treasury, legal, human resources and internal audit.

Robert E. D’Amicol, Vice Chairman of the Board, is a consultant for State National Insurance Company.  He worked for State National’s predecessor GMI Insurance from 1997 to 2000. Mr. D’Amicol has worked for the Washington Credit Union League, Westop Credit Union, and the Navy Yards Metal Trades Credit Union.

Joseph C. Adams is a director and has been the Chief Executive Officer of 1st Security Bank of Washington since July 2004.  He joined 1st Security Bank of Washington in April 2003 as its Chief Financial Officer.  Mr. Adams served as Supervisory Committee Chairperson from 1993 to 1999 when the bank was Washington’s Credit Union. Mr. Adams is a lawyer having worked for Deloitte & Touche as a tax consultant, K&L Gates as a lawyer and then at Univar USA as a lawyer and Director, Regulatory Affairs. Mr. Adams received a Masters Degree equivalent from the Pacific Coast Banking School.

Judith A. Cochrane, since May 2006, has been the Vice President, Public Finance for Seattle-Northwest Securities Corporation.  Prior to that, Ms. Cochrane was Vice President/Manager, Municipal Trading and Underwriting for BancAmerica Securities, LLC., where she was employed for 23 years.

Kay L. Cummings was employed for 18 years as Chief Financial Officer and Chief Operating Officer for Washington’s Credit Union, predecessor in interest to 1st Security Bank of Washington. Prior to that time, Ms. Cummings worked for various savings and loan institutions.

Michael J. Mansfield joined the Board of Directors in September 2008.  Mr. Mansfield spent 16 years with Deloitte & Touche before joining Moss Adams in 1995 where he was a partner for more than 10 years.  During his time with Moss Adams, Mr. Mansfield served as the lead of the Business Owner Succession Services Practice in the Seattle office and he served as a member of the firm’s Tax Committee.  He provided taxation, business and financial accounting services to a variety of clients in the financial services, construction, manufacturing and distribution, and service industries.  In January 2008, Mr. Mansfield left Moss Adams to start Family Fortunes, LLC., a consulting company aimed at assisting individuals and business owners develop and execute strategic plans, with the goals of enhancing value proposition and creating a legacy vision for families.  In addition, Mr. Mansfield is a minority owner/part-time CFO for Pacific Pile & Marine, L.P., a construction company.

Margaret R. Piesik was a senior manager for Microsoft Corporation in its PowerPoint Presentation Division.  Ms. Piesik worked at Microsoft for 11 years until retiring in 1998.  She served on the board of directors of the Providence Hospital Foundation from 2001 to 2003 and since 2004 has served as the President of Swedish Medical Center Service League.

Michele L. Rozinek has been a real estate broker of commercial and residential rental property in the Seattle area for the past 13 years.  Ms. Rozinek was former Chief Executive Officer of Tapco Credit Union, QFC Employee Credit Union and Sound Credit Union.

Joel S. Summer  is the Publisher of the Curry County Reporter, a weekly newspaper in the Southern Oregon Coast.  Mr. Summer served as inside general counsel to 1st Security Bank of Washington from May 2006 to June 30, 2008.  Prior to joining 1st Security Bank of Washington he was a partner at the law firms of Miller Nash and K&L Gates and was Vice President, General Counsel and Corporate Secretary of Univar USA.

Director Compensation

The non-employee directors of 1st Security Bank of Washington receive compensation for their service on the board.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Director compensation is reviewed annually by the Compensation Committee, which makes recommendations for approval by the Board of Directors.  Non-employee directors currently receive $2,000 per month, except for the Chairman of the Board who receives $3,000 per month, for service on the Board of Directors. No fees currently are paid for service on any board committees.

The following table provides compensation information for each member of the board of directors of 1st Security Bank of Washington during the year ended December 31, 2007, except for Mr. Adams, our Chief Executive Officer, whose compensation is presented in the Summary Compensation table under the caption “Executive Compensation” below.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total

Ted A. Leech	$26,500	$-	$26,500
Robert E. D’Amicol	24,000	-	24,000
Judith A. Cochrane	24,000	-	24,000
Kay L. Cummings	24,000	-	24,000
Michael J. Mansfield(1)	-	-	-
Margaret R. Piesik	24,000	-	24,000
Michele L. Rozinek	24,000	-	24,000
Joel S. Summer(2)	-	189,000	189,000
_____________
(1)Mr. Mansfield joined the Board of Directors in September 2008.
(2)Mr. Summer is currently a non-employee director; however, during 2007 he served as in-house general counsel to 1st Security Bank of Washington. The amount reported for Mr. Summer includes salary of $142,600 and a $46,400 contribution by the bank to Mr. Summers account under its qualified defined benefit plan which was terminated effective December 31, 2007. Mr. Summer became a non-employee director on July 1, 2008.

Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending board and committee meetings, industry conferences and continuing education seminars.

Meetings and Committees of the Board of Directors of 1st Security Bank of Washington

Our board of directors generally meets monthly.  During the year ended December 31, 2007, the board of directors held 10 meetings.  No current director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

We have the following standing committees: (i) Executive, (ii) Audit, (iii) Governance, Nomination and Compensation, and (iv) Benefits.

The Executive Committee acts on behalf of the entire board in between regularly scheduled meetings.  The Executive Committee is comprised of Directors Leech (Chair), Summer, D’Amicol, Rozinek and Adams.  This Committee met once in 2007.

The Audit Committee’s primary responsibilities were to (i) meet with both the internal and external auditors on behalf of the board of directors to review and discuss their findings, and to make recommendations to the board regarding the selection of the external auditors and (ii) work closely with our compliance officer to monitor 1st Security Bank of Washington’s compliance with all applicable laws and regulations.  The Audit Committee is comprised of Directors Leech (Chair), D’Amicol, Piesik and Cummings.  This committee met 11 times in 2007.  The current members of our Audit Committee are expected to be appointed to the Audit Committee of 1st Security Bancorp following completion of the stock conversion.  All of those directors will be “independent” as that term is defined for audit committee members in the listing standards of the Nasdaq Marketplace Rules, and Ted Leech will be designated as the “audit committee financial expert” as defined in the rules of the SEC.

The Governance, Nomination and Compensation Committee, or GNC Committee, is responsible for developing and recommending corporate governance policies and guidelines for 1st Security Bank of Washington, identifying and recommending director and committee member candidates, chief executive officer evaluation and succession planning, the recommendation to the board of directors of the chief executive officer’s annual compensation package, as well as board compensation, the review and approval of executive incentive packages and perquisite programs.  The GNC Committee is comprised of Directors Rozinek (Chair), Piesik, Summer, Leech and D’Amicol.  This committee met five times in 2007.

The Benefits Committee is responsible for overseeing and administering our qualified, tax exempt benefit plans.  The Benefits Committee is comprised of Ted Leech (Chair), Judith Cochrane, Michele Rozinek, Joel Summer and Joe Adams.  This committee met five times in 2007.

Effective June 2008, Mr. Summer no longer serves on the GNC Committee or Benefits Committee, and Mr. Adams no longer serves on the Benefits Committee.  Prior to completion of the stock conversion, the compensation responsibilities of the GNC Committee will be transferred to the Benefits Committee.  Thereafter, the GNC Committee will be designated as the Governance and Nomination Committee, and the Benefits Committee will be designated as the Compensation and Benefits Committee.

Executive Officers of 1st Security Bank of Washington Who Are Not Directors

Each of the executive officers of 1st Security Bank of Washington will retain his or her office following the conversion.  Executive officers are appointed annually by the board of directors of 1st Security Bank of Washington.  The business experience for at least the past five years for each of the executive officers of 1st Security Bank of Washington, who do not serve as directors, is set forth below.

T. Bradford (Brad) Canfield, age 50, joined 1st Security Bank of Washington as Chief Financial Officer in May 2008 after a 20 year career at Boeing Employee’s Credit Union, or BECU.  While as Vice President Finance/Administration and Chief Financial Officer at BECU, Mr. Canfield was accountable for all internal and external financial reporting, and the entire spectrum of regulatory filing requirements.  He chaired the internal Asset Liability Committee, which included management of a $1 billion investment portfolio.  As Vice President of Administration he had oversight responsibilities for Vendor Management, Facilities Management, Business Continuity, Payment Systems, and the Compliance and Legal functions.  He holds a B.B.A. from Gonzaga University and is a Certified Public Accountant.

Steven Haynes, age 59, joined 1st Security Bank of Washington as Chief Lending Officer in November 2005, after a 23 year career at US Bank or USB. His responsibilities currently include commercial, consumer and real estate lending. Mr. Haynes held several senior lending positions at USB in commercial lending- middle-market, national and international and credit review. He left as a Senior Vice President - Commercial Lending. Prior to USB, Mr. Haynes held international and middle-market lending positions at Rainier Bank and Bank of America.  He has been involved in downtown associations and arts related boards in Seattle and Bellevue. He currently is a member of the Woodland Park Zoo Board where he is chair of the Audit Committee and member of the Executive and Finance Committees.

Drew B. Ness, age 43, joined 1st Security Bank of Washington as Chief Operating Officer in September 2008.  Mr. Ness has 18 years of diverse banking experience, including retail branch sales and service, branch network management, and national customer service training experience.   He served as Vice President and Manager of the Corporate Deposit Operations Department for Washington Federal Savings, Seattle Washington from February 2008 until August 2008, following its acquisition of First Mutual Bank.  Mr. Ness served as Vice-President and Administrative/Operations Manager of the Retail Banking Group at First Mutual Bank, Bellevue, Washington from June 2004 through February 2008, and as Bank Account Executive and Premier Banking Client Manager at Bank of America, Newport Beach, California from June 2002 through June 2004.

Executive Compensation

We use a combination of salary, bonuses and other employee benefits to attract and retain qualified persons to serve as executive officers 1st Security Bank of Washington.  Executive officers are not compensated for their positions with 1st Security Bancorp at this time.  In setting compensation for executive officers, the GNC Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business.  The GNC Committee establishes executive officer compensation annually.  After the conversion, we intend to add stock-based compensation as a component of our executive compensation program.

Summary Compensation Table.  The following table sets forth a summary of certain information concerning the compensation paid by 1st Security Bank of Washington for services rendered in all capacities during the year ended December 31, 2007 to the Chief Executive Officer of 1st Security Bank of Washington and only other executive officer of 1st Security Bank of Washington at December 31, 2007, whose total compensation for 2007 exceeded $100,000.  We will use the term “named executive officers” in this prospectus to refer to the persons listed in this table.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Total

Joseph C. Adams	2007	$247,000	-	$39,900	$286,900
Steven L. Haynes	2007	$181,000	$50,000	$71,600	$302,600
___________________

(1)	Represents 1st Security Bank of Washington's contribution on behalf of the executive under its tax-qualified defined benefit plan, which plan was terminated effective December 31, 2007.

Employment and Change of Control Agreements

Employment Agreements.  Upon completion of the conversion, 1st Security Bank of Washington intends to enter into an employment agreement with Joseph Adams, for his services as Chief Executive Officer, and Brad Canfield, for his services as Chief Financial Officer of 1st Security Bank of Washington.  Each agreement has a three-year term and provides for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary date of the agreement, as long as (1) 1st Security Bank of Washington has not notified the officer at least 90 days in advance that the term will not be extended further and (2) the officer has not received an unsatisfactory performance review by the Board of Directors of 1st Security Bank of Washington.  The agreements provide for an annual base salary not less than the officer’s annualized base salary as of the effective date of the agreement, equitable participation in any discretionary or performance-based bonuses authorized by the board of directors for executive officers and participation in benefit plans and the receipt of fringe benefits to the same extent as other executive officers.  The agreements provide for termination of the executive upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by Federal Deposit Insurance Corporation and Washington Department of Financial Institution regulations.

The agreement provides that if the officer’s employment is involuntarily terminated, he will be entitled to receive (1) for the remaining term of the agreement, on a monthly basis, 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation for the two full fiscal years preceding the date of termination, (2) for the remaining term of the agreement, substantially the same life and disability insurance coverage and health and dental benefits as he would have received if he had remained employed, and (3) if the involuntary termination occurs within the six months preceding, at the time of, or within 12 months after a change in control of 1st Security Bancorp, an amount in cash equal to 299% of his “base amount” (as defined in Section 280G of the Internal Revenue Code).

To the extent payment to the officer of the benefits described in items (1) - (3) above, together with any other payments to be made to him (whether under the employment agreement or otherwise) would be nondeductible by 1st Security Bank of Washington for federal income tax purposes because of Section 280G of the Internal Revenue Code, then the benefits in items (1) - (3) above will be reduced so that none of the payments (whether under the employment agreement or otherwise) is nondeductible by reason of Section 280G. The term "involuntary termination" is defined as termination of the officer’s employment by 1st Security Bancorp or 1st Security Bank of Washington (other than for cause, or due to death, permanent disability or specified violations of law) without his consent or by the officer following a material reduction of or interference with his duties, responsibilities or benefits without his consent.

These employment agreements will cancel and void any change in control or severance agreement which otherwise might be in effect between the officer and 1st Security Bank of Washington.

Change of Control Agreements.  On October 27, 2008, 1st Security Bank of Washington entered into a change of control agreement with Drew Ness, its Chief Operating Officer, and Steven Haynes, its Chief Lending Officer.  The current change in control agreements remain in effect until canceled by either party, upon at least 24 months prior written notice to the other party.  Under these agreements, the executive generally will be entitled to a change of control payment from 1st Security Bank of Washington if he is involuntarily terminated within six months preceding or 12 months after a change in control (as defined in the agreements).  In such an event, Messrs. Ness and Haynes would each be entitled to receive a cash payment in an amount equal to 12 months of their then current salary.  Mr. Ness’s current salary is $150,000 and Mr. Haynes’ current salary is $191,000.  Any payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a tax deduction to 1st Security Bank of Washington or the imposition of a penalty tax on the executive.

Benefits

Medical Benefits. We currently provide health benefits to our employees, including hospitalization and comprehensive medical benefits.  Dental insurance, life and short- and long-term disability insurance are subject to certain deductibles and copayments by employees.

401(k) Plan.  We currently offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”).  Generally, all employees, as of the first day of the month following the commencement of employment, who have attained age 18 are eligible to make 401(k) contributions.

During 2007, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $15,500.  In addition, participants who have attained age 50 may defer an additional $5,000 annually as a 401(k) “catch-up” contribution.  All contributions made by participants are before-tax contributions.  We have the ability to match 401(k) contributions (other than catch-up contributions) in an amount equal to 100% of the first three percent and 50% of the next two percent of the participant’s 401(k) deferrals for the year.  We did not make any matching contributions during 2007.  We may also make a discretionary profit sharing contribution under the 401(k) Plan, though no such contribution was made in 2007.  A participant must complete at least 501 hours of service during the plan year and be employed as of the last day of the plan year to be eligible to receive any profit sharing contributions that may be made for that plan year.  All participant 401(k) contributions and earnings, as well as all matching and profit sharing contributions and earnings, are fully and immediately vested.

Participants may invest amounts contributed by them, as well as employer contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan.  Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator.  Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf.  Participants are permitted to borrow against their account balance in the 401(k) Plan.  Hardship distributions are also permitted.

Distribution of a participant's vested account may be made upon termination of employment.   Distributions will be made in the form of an annuity, in installments, or in a lump sum, as and when elected by the participant but subject to spousal consent requirements and other plan rules.

Employee Stock Ownership Plan.  We intend to adopt an employee stock ownership plan for employees of 1st Security Bancorp and 1st Security Bank of Washington to become effective upon the conversion.  Employees of 1st Security Bancorp and 1st Security Bank of Washington who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

As part of the conversion, it is anticipated that the employee stock ownership plan will borrow funds from 1st Security Bancorp.  The employee stock ownership plan will use these funds to purchase a number of shares of common stock equal to 8.0% of the shares of common stock to be outstanding after this offering.  It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan.  The loan to the employee stock ownership plan will be repaid primarily from 1st Security Bank of Washington’s contributions to the employee stock ownership plan over a period of ten years, and from dividends on common stock held by the employee stock ownership plan.  Collateral for the loan will be the common stock purchased by the employee stock ownership plan.  The interest rate for the loan is expected to be set at the applicable long-term federal rate as published by the IRS in effect at the time the loan is funded.  1st Security Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants.  These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by 1st Security Bancorp or upon the sale of treasury shares by 1st Security Bancorp.  The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants.  An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is actually employed on the last day of the plan year or has attained age 65.  Forfeitures will be reallocated among remaining participating employees in the same manner as an employee contribution.  The account balances of participants within the employee stock ownership plan will become 100% vested after three years of service.  Credit for eligibility and vesting is given for years of service with 1st Security Bank of Washington and its predecessor, Washington’s Credit Union, prior to adoption of the employee stock ownership plan.  In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances.  Benefits are payable upon retirement or other separation from service, or upon termination of the plan.  1st Security Bancorp’s contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust, Quincy, Illinois, is expected to serve as trustee of the employee stock ownership plan.  Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on 1st Security Bancorp’s statement of financial condition.  Since the employee stock ownership plan is borrowing from 1st Security Bancorp, such obligation is not treated as a liability, but will be excluded from stockholders’ equity.  If the employee stock ownership plan purchases newly issued shares from 1st Security Bancorp, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

Equity Incentive Plan.  Currently, we intend to adopt, within one year after completion of the offering, an equity incentive plan providing for stock options and restricted stock for the benefit of selected directors, officers and employees.  We anticipate that the plan will have reserved a number of shares equal to 10.0% and 4.0%, respectively, of the common stock to be outstanding after this offering for stock option and restricted stock awards, respectively.  Grants of restricted stock will be issued without cost to the recipient.  If a determination is made to implement a plan for stock options and restricted stock, the plan will be submitted to shareholders for their consideration, at which time the shareholders would be provided with detailed information regarding such plan.  If such plan is approved and effected, it will have a dilutive effect on 1st Security Bancorp’s shareholders as well as affect 1st Security Bancorp’s net income and shareholders’ equity, although the actual results cannot be determined until the plan is implemented.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

1st Security Bank of Washington may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them.  These transactions are subject to the review and approval of the Board of Directors of 1st Security Bank of Washington.  During 2007, there were no transactions of this nature, the amount of which exceeded $120,000.

1st Security Bank of Washington has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to 1st Security Bank of Washington prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans to directors and executive officers and their related persons totaled approximately $25,000 at September 30, 2008, and were performing in accordance with their terms at that date.

HOW WE ARE REGULATED

The following is a brief description of certain laws and regulations applicable to 1st Security Bancorp and 1st Security Bank of Washington.  Descriptions of laws and regulations here and elsewhere in this prospectus do not purport to be complete and are qualified in their entirety by reference to the actual laws and regulations.  Legislation is introduced from time to time in the United States Congress or by the Washington State Legislature, which may affect the operations of 1st Security Bancorp and 1st Security Bank of Washington.  In addition, the regulations governing us may be amended from time to time by the Washington Department of Financial Institutions, Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System.  Any such legislation or regulatory changes in the future could adversely affect our operations and financial condition.  See “Restrictions on Acquisitions of 1st Security Bancorp and 1st Security Bank of Washington” for information on regulatory limits and requirements on persons or companies seeking to acquire control of those entities.

Regulation of 1st Security Bank of Washington

1st Security Bank of Washington, as a state-chartered savings bank, is subject to applicable provisions of Washington law and to regulations and examinations of the Washington Department of Financial Institutions.  As an insured institution, it also is subject to examination and regulation by the Federal Deposit Insurance Corporation, which insures the deposits of 1st Security Bank of Washington to the maximum permitted by law.  During these state or federal regulatory examinations, the examiners may require 1st Security Bank of Washington to provide for higher general or specific loan loss reserves, which can impact our capital and earnings.  This regulation of 1st Security Bank of Washington is intended for the protection of depositors and the Deposit Insurance Fund of the Federal Deposit Insurance Corporation and not for the purpose of protecting shareholders of 1st Security Bank of Washington or 1st Security Bancorp.  1st Security Bank of Washington is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to 1st Security Bancorp.  See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Stock Repurchases.”

Federal and State Enforcement Authority and Actions. As part of its supervisory authority over Washington-chartered savings banks, the Washington Department of Financial Institutions may initiate enforcement proceedings to obtain a cease-and-desist order against an institution believed to have engaged in unsafe and unsound practices or to have violated a law, regulation, or other regulatory limit, including a written agreement.  The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against insured institutions for similar reasons and may terminate the deposit insurance if it determines that an institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  Both these agencies may utilize less formal supervisory tools to address their concerns about the condition, operations of compliance status of a savings bank.

On August 9, 2007 the Board of Directors of 1st Security Bank of Washington consented to the issuance of an Order to Cease and Desist by the Federal Deposit Insurance Corporation, based on the findings that 1st Security Bank of Washington’s Bank Secrecy Act and Anti Money Laundering Program and compliance with requirements to file Suspicious Activity Reports was deficient.  The Order to Cease and Desist lays out specific steps 1st Security Bank of Washington must take in order to bring its Bank Secrecy Act and Anti Money Laundering Program and policies for filing Suspicious Activity Reports back into compliance.  Management and the Board of Directors of 1st Security Bank of Washington have developed a corrective action plan that is designed to remediate these deficiencies.

In May 2008, the Federal Deposit Insurance Corporation terminated a January 10, 2006, Memorandum of Understanding with 1st Security Bank of Washington, which addressed deficiencies in its compliance program.  The Memorandum of Understanding required the Board of Directors to institute an effective and structured training program to ensure bank-wide consistency, develop comprehensive policies and procedures, establish consistent and effective monitoring procedures for all applicable lending and deposit compliance regulations, and increase Board and management oversight over internal audit activities.  On September 29, 2008, the Board of Directors of 1st Security Bank of Washington consented to civil money penalty assessments in the amount of $4,235 by the Federal Deposit Insurance Corporation for violations relating to flood hazard insurance.

In August 2007, the Washington Department of Financial Institutions terminated a February 21, 2006 Notice to Correct against 1st Security Bank of Washington.  The Notice required 1st Security Bank of Washington to: (1) retain qualified management, including a Bank Secrecy Act officer; (2) appoint additional directors; (3) adopt and implement a new strategic plan; (4) enhance its internal audit and control functions; (5) comply with Bank Secrecy Act and Anti Money Laundering regulations; (6) improve lending policies, loan underwriting and credit administration; (7) maintain an adequate ALLL; (8) improve its interest rate management; and (9) make improvements in its information technology management.

Regulation by the Washington Department of Financial Institutions.  State law and regulations govern 1st Security Bank of Washington’s ability to take deposits and pay interest, to make loans on or invest in residential and other real estate, to make consumer loans, to invest in securities, to offer various banking services to its customers, and to establish branch offices.  In addition, Washington law grants savings banks all the powers that federally chartered savings banks have under federal laws and regulations.  As a state savings bank, 1st Security Bank of Washington must pay semi-annual assessments, examination costs and certain other charges to the Washington Department of Financial Institutions.

Washington law provides for financial institution parity for Washington savings banks with both federally and other-state chartered savings institutions with branches in Washington, subject to the approval of the Washington Department of Financial Institution.  Washington law allows Washington savings banks to charge the maximum interest rates on loans and other extensions of credit to Washington residents, which are allowable for federally chartered financial institutions, if higher than state limits.  In addition, the Washington Department of Financial Institutions may approve applications by Washington savings banks to engage in an otherwise unauthorized activity, if it determines that the activity is closely related to banking, and the bank is otherwise qualified under the statute.  This additional authority, however, is subject to additional review and approval by the Federal Deposit Insurance Corporation, if the activity is not permissible for national banks.

Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation.  1st Security Bank of Washington’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation, and such insurance is backed by the full faith and credit of the United States government.  As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance premiums under risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based upon supervisory and capital evaluations.  Our deposit insurance premiums during the nine months ended September 30, 2008 and the year ended December 31, 2007, were $170,000 and $234,000, respectively.  Those premiums are expected to increase in 2009 due to recent strains on the Federal Deposit Insurance Corporation deposit insurance fund due to the cost of large bank failures and increase in the number of troubled banks.  The current rates for Federal Deposit Insurance Corporation assessments have ranged from 5 to 43 basis points, depending on the health of the insured institution.  The Federal Deposit Insurance Corporation has proposed increasing that assessment range to 12 to 50 basis points for the first quarter of 2009.  For the remainder of 2009, it has proposed a range of 10 to 45 basis points for institutions that do not trigger risk factors for brokered deposits and unsecured debt and higher rates for those that do trigger those risk factors.  The FDIC also proposed that it could increase assessment rates in the future without formal rulemaking.

The Federal Deposit Insurance Corporation is authorized to conduct examinations of and to require reporting by insured institutions.  The Federal Deposit Insurance Corporation also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious risk to the deposit insurance fund.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including 1st Security Bank of Washington, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation.  It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital.  If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation.  Management is aware of no existing circumstances which would result in termination of 1st Security Bank of Washington’s deposit insurance.

Federal law generally limits the activities, subsidiary investment and activities and equity investments of 1st Security Bank of Washington, as principal to those that are permissible for national banks.  Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially with respect to disclosure requirements.  In addition, under federal law, the branching authority of 1st Security Bank of Washington into other states may be limited depending on whether there is reciprocity between the banking law of Washington and the other state.

The Federal Deposit Insurance Corporation has adopted regulatory guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee.  If the Federal Deposit Insurance Corporation determines that 1st Security Bank of Washington fails to meet any standard prescribed by these guidelines, it may require 1st Security Bank of Washington to submit an acceptable plan to achieve compliance with the standard.

1st Security Bank of Washington is subject to Federal Deposit Insurance Corporation regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act of 1999 and the anti-money laundering provisions of the USA Patriot Act.  These Gramm-Leach-Bliley privacy requirements place limitations on the sharing of consumer financial information with unaffiliated third parties.  They also require 1st Security Bank of Washington to disclose its privacy policy to customers and with an opportunity to “opt-out” of the sharing of their personal information with unaffiliated third parties.  The USA Patriot Act significantly expands the responsibilities of insured institutions in preventing the use of the United States financial system to fund terrorist activities.  These anti-money laundering provisions require insured institutions to develop anti-money laundering compliance programs and due diligence polices and controls to ensure the detection and reporting of money laundering.  These compliance programs are intended to supplement existing compliance requirements under the Bank Secrecy Act and Office of Foreign Assets Control Regulations.

Transactions between 1st Security Bank of Washington and its affiliates, including 1st Security Bancorp, generally are required to be on terms as favorable to the institutions as transactions with non-

affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of 1st Security Bank of Washington’s capital and may require eligible collateral in specified amounts.

1st Security Bancorp, Inc.

1st Security Bancorp, as the sole shareholder of 1st Security Bank of Washington, will be a bank holding company registered with the Board of Governors of the Federal Reserve System.  Bank holding companies are subject to comprehensive regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder.  This regulation and oversight is generally intended to ensure that 1st Security Bancorp and 1st Security Bank of Washington limit their activities to those allowed by law and that they operate in a safe and sound manner without endangering the financial health of 1st Security Bank of Washington.

As a bank holding company, 1st Security Bancorp is required to file quarterly reports with the Board of Governors of the Federal Reserve System and any additional information required by the Board of Governors of the Federal Reserve System and is subject to regular examinations by the Board of Governors of the Federal Reserve System.  The Board of Governors of the Federal Reserve System also has extensive enforcement authority over bank holding companies, including the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries).  In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

The Board of Governors of the Federal Reserve System has a policy that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner.  In addition, the Board of Governors of the Federal Reserve System provides that bank holding companies should serve as a source of strength to their subsidiary banks by being prepared to use available resources to provide adequate capital funds to their subsidiary banks during periods of financial stress or adversity, and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks.  A bank holding company's failure to meet its obligation to serve as a source of strength to its subsidiary banks will generally be considered by the Board of Governors of the Federal Reserve System to be an unsafe and unsound banking practice or a violation of the Board of Governors of the Federal Reserve System 's regulations or both.

1st Security Bancorp and any subsidiaries that it may control are considered "affiliates," and transactions between 1st Security Bank of Washington and affiliates are subject to numerous restrictions.  With some exceptions, we, and our subsidiaries, are prohibited from tying the provision of various services, such as extensions of credit, to other services offered by us, or our affiliates.

The Bank Holding Company Act prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.  The Federal Reserve must approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the holding company's home state.

Under the Bank Holding Company Act, the Board of Governors of the Federal Reserve System may approve the ownership of shares by a bank holding company in any company, the activities of which the Board of Governors of the Federal Reserve System has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto.  These activities include: operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

Regulatory Capital Requirements

Capital Requirements for 1st Security Bank of Washington.  1st Security Bank of Washington is required by Federal Deposit Insurance Corporation regulations to maintain minimum levels of regulatory capital consisting of core (“Tier 1”) capital and supplementary (“Tier 2”) capital.  Tier 1 capital generally includes common shareholders’ equity and noncumulative perpetual preferred stock, less most intangible assets.  Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

The Federal Deposit Insurance Corporation currently measures an institution’s capital using a leverage limit together with certain risk-based ratios.  The Federal Deposit Insurance Corporation’s minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to average total assets.  Most banks are required to maintain a minimum leverage ratio of at least 4% to 5% of total assets.  At September 30, 2008, 1st Security Bank of Washington had a Tier 1 leverage capital ratio to average assets of 13.3%.  The Federal Deposit Insurance Corporation retains the right to require a particular institution to maintain a higher capital level based on its particular risk profile.

Federal Deposit Insurance Corporation regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets.  Assets are placed in one of four categories and given a percentage weight based on the relative risk of that category.  In addition, certain off-balance sheet items are converted to balance-sheet credit equivalent amounts, and each amount is then assigned to one of the four categories.  Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8%, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4%.  In evaluating the adequacy of a bank’s capital, the Federal Deposit Insurance Corporation may also consider other factors that may affect the bank’s financial condition, such as interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management’s ability to monitor and control financial operating risks.

Under prompt corrective action requirements under federal law and regulations, the Federal Deposit Insurance Corporation is authorized and, under certain circumstances, required to take certain actions against insured that fail to meet certain designated capital levels.  The agency generally is required to take action to restrict the activities of an “undercapitalized institution,” which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% total risk-based capital ratio.  Any such institution must submit a capital restoration plan and until such plan is approved by the Federal Deposit Insurance Corporation may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions.  The Federal Deposit Insurance Corporation is authorized to impose the additional restrictions on undercapitalized institutions.  Any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution.  An institution with tangible equity to total assets of less than 2.0% is “critically undercapitalized” and becomes subject to further mandatory restrictions on its operations.  The Federal Deposit Insurance Corporation generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  The imposition by the Federal Deposit Insurance Corporation of any of these measures on 1st Security Bank of Washington may have a substantial adverse effect on its operations and profitability.  Institutions with at least a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio and an 8.0% total risk-based capital ratio are considered “adequately-capitalized.”  An institution is deemed “well-capitalized” institution if it has at least a 5% leverage capital ratio, a 6.0% Tier 1 risked-based capital ratio and an 10.0% total risk-based capital ratio.  At September 30, 2008, 1st Security Bank of Washington was considered a “well-capitalized” institution.

The Federal Deposit Insurance Corporation also is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.  The imposition by the Federal Deposit Insurance Corporation of any of these measures on 1st Security Bank of Washington may have a substantial adverse effect on its operations and profitability.

The Washington Department of Financial Institutions requires that net worth equal at least five percent of total assets.  At September 30, 2008, 1st Security Bank of Washington had Tier 1 risk-based capital of 13.0%.  For a complete description of 1st Security Bank of Washington’s required and actual capital levels on September 30, 2008, see “1st Security Bank of Washington Exceeds All Regulatory Capital Requirements.”

Capital Requirements for 1st Security Bancorp, Inc.  The Board of Governors of the Federal Reserve System has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act.  These capital requirements are imposed on a consolidated basis on bank holding companies with $500 million or more in assets or with less assets but certain risky activities.  These bank holding company capital adequacy guidelines, on a consolidated basis, are similar to those imposed on 1st Security Bank of Washington by the Federal Deposit Insurance Corporation.  For bank holding companies with less than $500 million in assets, the Board of Governors of the Federal Reserve System expects its subsidiary banks to be well-capitalized under the prompt corrective action regulations.

Limitations on Dividends and Stock Repurchases

Limits on 1st Security Bancorp, Inc.  1st Security Bancorp’s ability to declare and pay dividends is subject to Board of Governors of the Federal Reserve System limits and Washington law, and it may depend on dividends received from 1st Security Bank of Washington.

A policy of the Board of Governors of the Federal Reserve System limits the payment of a cash dividend by a bank holding company if the holding company’s net income for the past year is not sufficient to cover both the cash dividend and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition.  A bank holding company that does not meet any applicable capital requirement would not be able to pay any cash dividends under that policy.  Bank holding companies not subject to consolidated capital requirements may not be able to pay dividends if its debt-to-equity ratio is less than 1:1.  The Board of Governors of the Federal Reserve

System also has indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

A bank holding company that is not highly rated and well-capitalized is required to give the Board of Governors of the Federal Reserve System prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated net worth.  The Board of Governors of the Federal Reserve System may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation or regulatory order, condition, or written agreement.  This notification requirement does not apply to any company that meets the well-capitalized standard for bank holding companies, is well-managed, and is not subject to any unresolved supervisory issues.

In addition, federal regulations and polices prohibit a return of capital during the three-year term of the business plan submitted by 1st Security Bancorp in connection with the stock offering.

Under Washington corporate law, 1st Security Bancorp generally may not pay dividends, if after that payment it would not be able to pay its liabilities as they become due in the usual course of business, or it’s total assets would be less than the sum of its total liabilities.

Limits on 1st Security Bank of Washington.  The amount of dividends payable by 1st Security Bank of Washington to 1st Security Bancorp depends upon 1st Security Bank of Washington’s earnings and capital position, and is limited by federal and state laws, regulations and policies.  Washington law will not permit 1st Security Bank of Washington to declare or pay a cash dividend on its capital stock, if it would cause its net worth to be reduced below: (1) the amount required for its liquidation account; or (2) its net worth requirements, if any, imposed by the Washington Department of Financial Institutions.  Dividends on 1st Security Bank of Washington’s capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of 1st Security Bank of Washington, without the approval of the Washington Department of Financial Institutions.

The amount of dividends actually paid during any one period will be strongly affected by 1st Security Bank of Washington’s policy of maintaining a strong capital position.  Federal law further provides that no insured depository institution may pay a cash dividend if it would cause the institution to be “undercapitalized,” as defined in the prompt corrective action regulations.  Moreover, the Federal Deposit Insurance Corporation also has the general authority to limit the dividends paid by insured banks if such payments are deemed to constitute an unsafe and unsound practice.  In addition, dividends may not be declared or paid if 1st Security Bank of Washington is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

Recent Legislative and Regulatory Initiatives to Address Financial and Economic Crises

The United States Congress, Treasury Department and the federal banking regulators, including the Federal Deposit Insurance Corporation, have taken broad action since early September 2008 to address volatility in the U.S. banking system.

The Emergency Economic Stabilization Act of 2008, also know as EESA, authorizes the Treasury Department to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program.  The purpose of the troubled asses relief program is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury Department has allocated $250 billion towards the troubled asset relief program capital purchase program.  Under the capital purchase program, the Treasury Department will purchase debt or equity securities from participating institutions.  The troubled asset relief program also will include direct purchases or guarantees of troubled asset of financial institutions.  Participants in the capital purchase program are subject to executive compensation limits and are encouraged to expand their lending and mortgage loan modifications.  1st Security Bank is not participating in any of the troubled asset relief programs being offered by the Treasury Department.

EESA also increased Federal Deposit Insurance Corporation deposit insurance on most accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

Following a systemic risk determination, the Federal Deposit Insurance Corporation established a temporary liquidity guarantee program on October 14, 2008.  The temporary liquidity guarantee program includes the transaction account guarantee program, which provides unlimited deposit insurance coverage through December 31, 2009 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts.  Institutions participating in the transaction account guarantee program pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place.  The temporary liquidity guarantee program also includes the debt guarantee program, under which the Federal Deposit Insurance Corporation guarantees certain senior unsecured debt of FDIC-insured institutions and their holding companies.  The unsecured debt must be issued on or after October 14, 2008 and not later than June 30, 2009, and the guarantee is effective through the earlier of the maturity date or June 30, 2012.  The debt guarantee program coverage limit is generally 125% of the eligible entity’s eligible debt outstanding on September 30, 2008 and scheduled to mature on or before June 30, 2009.  The nonrefundable debt guarantee program fee is 75 basis points (annualized) for covered debt outstanding during the period from November 13, 2008 until the earlier of maturity or June 30, 2012.  The temporary account guarantee program and the debt guarantee program are in effect for all eligible entities, unless the entity opted out on or before November 12, 2008

Federal Securities Law

The stock of 1st Security Bancorp will be registered with the SEC under the Securities Exchange Act of 1934, as amended.  As a result, 1st Security Bancorp will become subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

1st Security Bancorp stock held by persons who are affiliates of 1st Security Bancorp may not be resold without registration unless sold in accordance with certain resale restrictions.  Affiliates are generally considered to be officers, directors and principal shareholders.  If 1st Security Bancorp meets specified current public information requirements, each affiliate of 1st Security Bancorp will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that apply to 1st Security Bancorp as a registered company under the Securities Exchange Act of 1934.  The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.  The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.  The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

TAXATION

Federal Taxation

General.  1st Security Bancorp and 1st Security Bank of Washington are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to 1st Security Bancorp or 1st Security Bank of Washington.  The income tax returns of 1st Security Bancorp and 1st Security Bank of Washington have not been audited in the past seven years.

1st Security Bancorp anticipates that it will file a consolidated federal income tax return with 1st Security Bank of Washington commencing with the first taxable year after completion of the conversion.  Accordingly, it is anticipated that any cash distributions made by 1st Security Bancorp to its shareholders would be considered to be taxable dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting.  For federal income tax purposes, 1st Security Bank of Washington currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

Minimum Tax.  The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income.  The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  1st Security Bank of Washington has not been subject to the alternative minimum tax, nor does it have any such amounts available as credits for carryover.

Net Operating Loss Carryovers.  A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  This provision applies to losses incurred in taxable years beginning after August 6, 1997.  At September 30, 2008, 1st Security Bank of Washington had a net operating loss carryforward for federal income tax purposes in the amount of $4.2 million.

Corporate Dividends-Received Deduction.  1st Security Bancorp may eliminate from its income dividends received from 1st Security Bank of Washington as a wholly owned subsidiary of 1st Security Bancorp if it elects to file a consolidated return with 1st Security Bank of Washington.  The corporate dividends-received deduction is 100%, or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend.  Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

Washington Taxation

1st Security Bank of Washington is subject to a business and occupation tax imposed under Washington law at the rate of 1.5% of gross receipts.  Interest received on loans secured by mortgages or deeds of trust on residential properties and certain investment securities are exempt from this tax.

THE CONVERSION AND STOCK OFFERING

The board of directors of 1st Security Bank of Washington has adopted the plan of conversion and an application for approval of the plan of conversion has been filed with the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  The Washington Department of Financial Institutions has approved our application with the condition that the plan of conversion is approved by our members and that certain other conditions imposed are satisfied.  The Washington Department of Financial Institutions’ approval does not constitute a recommendation or endorsement of the plan of conversion.  We also must receive a letter of non-objection to the conversion from the Federal Deposit Insurance Corporation to consummate the conversion.

General

On July 10, 2008, the Board of Directors of 1st Security Bank of Washington unanimously adopted a plan of conversion from the mutual to the stock form of organization.  Pursuant to the plan of conversion, 1st Security Bank of Washington will convert from the mutual form of organization (meaning no shareholders) to the stock form of organization and will become the wholly owned subsidiary of 1st Security Bancorp, a new Washington corporation.  1st Security Bancorp will own all of the capital stock of 1st Security upon completion of the conversion.  All of the common stock of 1st Security Bancorp will be owned by public shareholders and our tax qualified employee benefit plans.

1st Security Bancorp anticipates that net proceeds of the offering will be between $18.3 million and $25.2 million, or $29.1 million if the offering range is increased by 15%.  The conversion will be consummated only upon the issuance of at least 1,955,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in a subscription offering to eligible members of 1st Security Bank of Washington and to our tax-qualified employee benefit plans, consisting of the employee stock ownership plan, and, if necessary, to members of the general public through a community offering and, possibly, through a syndicate of registered broker-dealers.  In any community offering, we will give a preference to natural persons residing in the Washington Counties of Clallam, King, Kitsap, Pierce and Snohomish.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock in the community offering.  The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Washington Department of Financial Institutions.  See “-Direct Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated consolidated pro forma market value of 1st Security Bancorp.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  Investors will not be charged a commission to purchase shares of common stock in the offering.  The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering.  See “-How We Determined Our Price and the Number of

Shares to be Issued in the Offering” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the pertinent aspects of the conversion and offering.  A copy of the plan of conversion is available from us upon request and is available for inspection at the offices of 1st Security Bank of Washington and at the Washington Department of Financial Institutions.  The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information.”

Our Reasons for the Conversion

The primary reasons for the conversion and our decision to conduct the offering are to:

•	increase our capital to support future growth; and

•	provide us with greater operating flexibility and allow us to better compete with other financial institutions.

The conversion and the capital raised in the offering are expected to:

•	give us the financial strength to continue to grow our bank;

•	better enable us to serve our customers in our market area;

•	enable us to increase lending limits and support our emphasis on commercial business and commercial real estate and the development of new products and services;

•	help us attract and retain qualified management through stock-based compensation plans; and

•	structure our business in a form that will enable us to access the capital markets.

In addition, in the stock holding company structure we will have greater flexibility in structuring mergers and acquisitions.  Potential sellers often want an acquiror’s stock for at least part of the acquisition consideration.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.  We have no current arrangements or agreements to acquire other banks, thrifts or financial service companies or branch offices.

The offering will allow our directors, officers and employees to become shareholders, which we believe will be an effective performance incentive and an effective means of attracting and retaining qualified personnel.  The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Effects of the Conversion

General.  The conversion will have no effect on 1st Security Bank of Washington’s present business of accepting deposits and investing its funds in loans and other investments permitted by law.  Following completion of the conversion, 1st Security Bank of Washington will continue to be subject to regulation by the Washington Department of Financial Institutions, and its accounts will continue to be insured by the Federal Deposit Insurance Corporation, up to applicable limits, without interruption.  After the conversion, 1st Security Bank of Washington will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

Deposits and Loans.  Each holder of a deposit account in 1st Security Bank of Washington at the time of the conversion will continue as an account holder in 1st Security Bank of Washington after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of the depositor’s accounts.  Each account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion.  Depositors in 1st Security Bank of Washington will continue to hold their existing certificates, passbooks (statement savings) and other evidence of their accounts.  The conversion will not affect the loan terms of any borrower from 1st Security Bank of Washington.  The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion.  See “- Voting Rights” and A- Depositors’ Rights if We Liquidate” below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of 1st Security Bank of Washington.

Continuity.  The board of directors presently serving 1st Security Bank of Washington will serve as the board of directors of 1st Security Bank of Washington after the conversion.  The board of directors of 1st Security Bancorp consists of the same individuals who serve as directors of 1st Security Bank of Washington.  After the conversion, the voting shareholders of 1st Security Bancorp will elect approximately one-third of its directors annually.  All current officers of 1st Security Bank of Washington will retain their positions with 1st Security Bank of Washington after the conversion.

Voting Rights.  After completion of the conversion, depositor members will have no voting rights in 1st Security Bank of Washington or 1st Security Bancorp and, therefore, will not be able to elect directors of either entity or to control their affairs.  Currently depositors of 1st Security Bank of Washington do have limited voting rights regarding charter amendments and corporate reorganization, but do not have any voting right with respect to the election of directors.  After the conversion, voting rights in 1st Security Bancorp will be vested exclusively in the shareholders of 1st Security Bancorp.  Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of 1st Security Bancorp.  After completion of the conversion voting rights in 1st Security Bank of Washington will be vested exclusively in its sole shareholder, 1st Security Bancorp.

Depositors’ Rights if We Liquidate.  We have no plans to liquidate.  However, if there should ever be a complete liquidation of 1st Security Bank of Washington, either before or after the conversion, deposit account holders would receive the protection of insurance by the Federal Deposit Insurance Corporation up to applicable limits.  In addition, liquidation rights before and after the conversion would be as follows:

Liquidation Rights in Present Mutual Institution.  In addition to the protection of Federal Deposit Insurance Corporation insurance up to applicable limits, in the event of the complete liquidation of 1st Security Bank of Washington, each holder of a deposit account would receive his or her pro rata share of any assets of 1st Security Bank of Washington remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts).  Each holder’s pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

Liquidation Rights After the Conversion.  In the unlikely event that 1st Security Bank of Washington were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account (described below) to depositors as of June 30, 2007 and _________ __, 200_, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to 1st Security Bancorp, as the holder of 1st Security Bank of Washington’s capital stock.

1st Security Bank of Washington will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in this prospectus.  The liquidation account will be a memorandum account on the records of 1st Security Bank of Washington and there will be no segregation of assets of 1st Security Bank of Washington related to it.

The liquidation account will be maintained subsequent to the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their deposit accounts in 1st Security Bank of Washington.  Each eligible account holder and supplemental eligible account holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the liquidation account balance called a subaccount.

The initial subaccount balance for a deposit account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s qualifying deposit in the deposit account and the denominator is the total amount of the qualifying deposits of all such holders.  The initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

If the balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any December 31 subsequent to the effective date of the conversion is less than the lesser of (1) the balance in the deposit account at the close of business on any other December 31 subsequent to June 30, 2007 or _________ __, 200_, as applicable, or (2) the amount of the qualifying deposit in the deposit account on June 30, 2007 or _________ __, 200_, as applicable, then the subaccount balance for the deposit account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance.  In the event of a downward adjustment, the subaccount balance will not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related deposit account.  If any such deposit account is closed, the related subaccount balance will be reduced to zero.

In the event of a complete liquidation of 1st Security Bank of Washington (and only in that event), each eligible account holder and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for the deposit account(s) then held by the holder before any liquidation distribution may be made to shareholders.  No merger, consolidation, bulk purchase of assets with assumptions of deposit accounts and other liabilities or similar transactions with another federally insured institution in which 1st Security Bank of Washington is not the surviving institution will be considered to be a complete liquidation.  In any such transaction, the liquidation account will be assumed by the surviving institution.

Tax Effects of the Conversion.  We have received an opinion from our special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C. that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by 1st Security Bank of Washington or 1st Security Bancorp as a result of the completion of the conversion.  However, this opinion is not binding on the Internal Revenue Service or the State of Washington Department of Revenue.

If the liquidation rights in 1st Security Bank of Washington or subscription rights to purchase 1st Security Bancorp common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain.  Any gain will be limited to the fair market value of these rights.

Liquidation rights are the proportionate interest of certain depositors of 1st Security Bank of Washington in the special liquidation account to be established by 1st Security Bancorp under the plan of conversion.  See “- Depositors’ Rights if We Liquidate.”  Special counsel has concluded that the liquidation rights will have nominal, if any, fair market value.

The subscription rights are the preferential rights of eligible subscribers to purchase shares of 1st Security Bancorp common stock in the conversion.  See “- Subscription Offering and Subscription Rights.”  Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes these rights do not have any taxable value when they are granted or exercised.  Special counsel’s opinion states that it is not aware of the Internal Revenue Service claiming in any similar conversion transaction that liquidation rights or subscription rights have any market value.  Because there are no judicial opinions or official Internal Revenue Service positions on this issue, however, special counsel’s opinion relating to liquidation rights and subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues.  Special counsel’s conclusion is supported by a letter from RP Financial which states that the subscription rights do not have any value when they are distributed or exercised.

If the Internal Revenue Service disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised.  This income may be capital gain or ordinary income, and 1st Security Bancorp and 1st Security Bank of Washington could recognize gain on the distribution of these rights.  Eligible subscribers are encouraged to consult with their own tax advisor regarding their own circumstances and any tax consequences if subscription rights are deemed to have value.

Special counsel has also concluded that there are no other material federal income tax consequences in connection with the conversion.

The opinion of special counsel makes certain assumptions consisting solely of factual matters that would be contained in a representation letter of 1st Security Bank of Washington to the Internal Revenue Service if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion.  Special counsel’s opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change.  Any change may be made with retroactive effect.  Unlike private letter rulings received from the Internal Revenue Service, special counsel’s opinion is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to the positions reflected in special counsel’s opinion, or that special counsel’s opinion will be upheld by the courts if challenged by the Internal Revenue Service.

1st Security Bank of Washington has also obtained an opinion from the Summer Law Office pllc, Seattle, Washington, that the income tax effects of the conversion under Washington tax laws will be substantially the same as the federal income tax consequences described above.

How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering

The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of 1st Security Bancorp and 1st Security Bank of Washington, as determined on the basis of an independent valuation.  We have retained RP Financial, a financial services industry consulting firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation.  We have no prior relationship with RP Financial.  For its services in making this appraisal, RP Financial’s fees and out-of-pocket expenses are estimated to be $50,000.  We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information we supply to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements.  RP Financial also considered the following factors, among others:

•	certain historical, financial and other information relating to 1st Security Bank of Washington;

•	the economic and demographic conditions in 1st Security Bank of Washington’s existing market area;

•
a comparative evaluation of the operating and financial characteristics of 1st Security Bank of Washington with the peer group companies, which are headquartered in the states of Washington (four companies), California (two companies), Missouri (two companies), Colorado (one company) and Iowa (one company);

•	the proposed dividend policy of 1st Security Bancorp;

•	the effect of the capital raised in this offering on our net worth and earnings potential; and

•	the trading market for the securities of the peer group institutions and general conditions in the stock market for the peer group institutions and all publicly traded thrift institutions.

The appraisal also incorporated an analysis of a peer group of 10 publicly traded thrift holding companies that RP Financial considered to be comparable to 1st Security Bancorp.  The analysis of comparable publicly traded thrift holding companies included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies.

In its review of the appraisal provided by RP Financial the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

On the basis of the foregoing, RP Financial has advised us that, in its independent appraisal report dated October 24, 2008, the estimated pro forma market value of the common stock ranged from a minimum of $19.6 million to a maximum of $26.5 million, with a midpoint of $23.0 million.  The board of directors determined that the common stock should be sold at $10.00 per share.  Based on the estimated pro forma market value and the purchase price, the number of shares of common stock that 1st Security Bancorp will issue will range from between 1,955,000 shares and 2,645,000 shares, with a midpoint of 2,300,000 shares, the “estimated offering range,” to depositors and the public pursuant to this prospectus.  The estimated offering range may be amended with the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation, or if necessitated by subsequent developments in the financial condition of 1st Security Bancorp or market conditions generally.  In the event the estimated market value is updated to amend the value of 1st Security Bancorp below $19.6 million or above $30.4 million, which is the maximum of the estimated valuation range, as adjusted by 15%, a new appraisal will be filed with the Washington Department of Financial Institutions.

Based upon current market and financial conditions and recent practices and policies of the Washington Department of Financial Institutions, in the event 1st Security Bancorp receives orders for common stock in excess of $26.5 million, the maximum of the estimated offering range, and up to $30.4 million, the maximum of the estimated offering range, as adjusted by 15%, 1st Security Bancorp may be required by the Washington Department of Financial Institutions or the Federal Deposit Insurance Corporation to accept all these orders.  No assurances, however, can be made that 1st Security Bancorp will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all these orders will be accepted because 1st Security Bancorp’s final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial, which reflects the increase in the valuation and the approval of the increase by the Washington Department of Financial Institutions.  There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for 1st Security Bancorp as of and for the nine months ended September 30, 2008 (or the latest date available for the peer group).  The peer group, which consists of 10 publicly traded thrift holding companies, includes companies that range in asset size from $2.2 billion to $249.0 million and have market capitalizations ranging from $181.0 million to $10.4 million.  Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated discounts of 16.6% on a price-to-book basis and 21.6% on a price-to-tangible book value basis.  The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the offering.

The financial impact of the offering includes the gross proceeds of the offering, less offering expenses, and the effects of the benefit plans we expect to implement.  Earnings used in the calculation of the price-to-earnings ratio are defined as our normalized tax-effected earnings for the nine months ended September 30, 2008, plus the financial impact of the offering.  The net income impact of the offering includes the pro forma after-tax income generated from the reinvestment of the net proceeds of the offering, less the expense related to the benefit plans.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio

1st Security Bancorp
Minimum of offering range	NM	41.32%	41.32%
Midpoint of offering range	NM	45.72%	45.72%
Maximum of offering range	NM	49.60%	49.60%
Maximum of offering range, as adjusted	NM	53.59%	53.59%

Valuation of peer group companies using stock market prices as of October 24, 2008(1)
Average	8.69x	57.80%	61.80%
Median	7.93x	54.83%	58.30%
_________________
(1)
Reflects earnings for the most recent 12-month period for which data were publicly available (September 30, 2008 for all peer group members, except First Bancshares, Inc., whose data was for the twelve months ended June 30, 2008).
NM – Not meaningful.

       RP Financial advised our board of directors that its appraisal was prepared in conformance with the regulatory appraisal methodology.  That methodology requires a valuation based on an analysis of the trading prices of comparable public thrift holding companies whose stock has traded for at least one year prior to the valuation date.  RP Financial also advised our board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

The following table presents information for all mutual to stock conversion offerings that were completed since January 1, 2007.  The table presents the average percentage stock price change from the initial trading date to the dates presented in the table.  This table is not intended to indicate how our stock may perform.  Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies.  The change in any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s market area, and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases).  In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors.”

After Market Trading Activity
Initial Stock Offerings - Standard Conversions
Completed Closing Dates between January 1, 2007 and October 24, 2008

		Change from Initial Trading Date Offering Price
Transaction (Ticker)	IPO Date	After One Day (%)	After One Week (%)	After One Month (%)	Through October 24, 2008 (%)

First Savings Financial Group, Inc. (FSFG)	10/07/08	(1.0)%	(0.1)%	(11.9)%	(11.9)%
Home Bancorp, Inc. (HBCP)	10/03/08	14.9	2.5	2.4	2.4
Cape Bancorp, Inc. (CBNJ)	02/01/08	0.5	(1.0)	(2.0)	(19.0)
Danvers Bancorp, Inc. (DNBK)	01/10/08	(2.6)	(3.1)	2.6	17.8
First Advantage Bancorp (FABK)	11/30/07	11.7	7.0	6.5	4.9
First Financial Northwest, Inc. of Renton (FFNW)	10/10/07	17.3	15.0	8.1	(20.8)
Beacon Federal Bancorp, Inc. (BFED)	10/02/07	16.0	17.9	6.0	(19.4)
Louisiana Bancorp, Inc. (LABC)	07/10/07	9.5	4.0	9.1	18.0
Quaint Oak Bancorp, Inc. (QNTO)	07/05/07	(2.0)	(7.0)	(11.0)	(18.5)
ESSA Bancorp, Inc. (ESSA)	04/04/07	17.8	20.6	14.8	29.3
CMS Bancorp, Inc. (CMSB)	04/04/07	5.7	4.7	3.0	(30.0)
Hampden Bancorp, Inc. (HBNK)	01/17/07	28.2	25.0	23.4	(2.0)

Average:		9.7%	7.1%	4.3%	(4.1)%
Median:		10.6%	4.4%	4.5%	(7.0)%

Data presented in the table reflects a small number of transactions.  There can be no assurance that our stock price will appreciate or that our stock price will not trade below the initial offering price of $10.00 per share.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares.  RP Financial did not independently verify the financial statements and other information we provided, nor did RP Financial value independently our assets or liabilities.  The valuation considers 1st Security Bank of Washington as a going concern and should not be considered as an indication of the liquidation value of 1st Security Bank of Washington.  Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offering will thereafter be able to sell these shares at prices at or above the purchase price or in the range of the valuation described above.

Prior to completion of the offering, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock offered may be increased to 3,041,750 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers.  See “- Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

No sale of shares of common stock in the offering may be completed unless, prior to the completion, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of 1st Security Bancorp.  If this confirmation is not received, we may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range extend, reopen or hold a new offering or take any other action the Washington Department of Financial Institutions may permit.

Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range.  In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of the range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at 1st Security Bank of Washington’s passbook (statement) savings rate, or be permitted to modify or rescind their subscriptions.  Any change in the estimated offering range must be approved by the Washington Department of Financial Institutions.

An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and 1st Security Bancorp’s pro forma net income and shareholders’ equity on a per share basis while increasing pro forma net income and shareholders’ equity on an aggregate basis.  A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and 1st Security Bancorp’s pro forma net income and shareholders’ equity on a per share basis while decreasing pro forma net income and shareholders’ equity on an aggregate basis.  See “Risk Factors - Risks Related to This Offering - The implementation of an equity incentive plan may dilute your ownership interest” and “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the office of 1st Security Bank of Washington and as specified under “Where You Can Find

More Information.”  In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part.  The registration statement is available on the SEC’s website (http://www.sec.gov).

Subscription Offering and Subscription Rights

Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

•	depositors of 1st Security Bank of Washington with account balances of at least $50 as of the close of business on June 30, 2007 (“Eligible Account Holders”);

•	the proposed employee stock ownership plan (“Tax-Qualified Employee Stock Benefit Plans”);

•	depositors of 1st Security Bank of Washington with account balances of at least $50 as of the close of business on _________ __, 200_ (“Supplemental Eligible Account Holders”); and

•	depositors of 1st Security Bank of Washington, as of the close of business on _______, 200_, other than Eligible Account Holders or Supplemental Eligible Account Holders (“Other Members”).

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “- Limitations on Stock Purchases.”

Preference Category No. 1: Eligible Account Holders.  Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$500,000 or 50,000 shares of common stock;

(2)	one-tenth of one percent of the total offering of shares of common stock; or

(3)
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in 1st Security Bank of Washington in each case on the close of business on June 30, 2007 (the “Eligibility Record Date”), subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder’s subscription would be 10% of the shares remaining available, up to the amount subscribed for.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she has an ownership interest.  Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  The subscription rights of Eligible Account Holders who are also directors or officers of 1st Security Bank of Washington or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 2007.

Preference Category No. 2: Tax-Qualified Employee Stock Benefit Plans.  The plan of conversion provides that each Tax-Qualified Employee Stock Benefit Plan, including the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 8% of the common stock sold in the offering, provided that individually or in the aggregate these plans (other than that portion of these plans which is self-directed) shall not purchase more than 8% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated valuation range.  The proposed employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering, or 156,400 shares and 211,600 shares based on the minimum and maximum of the estimated offering range, respectively.  Subscriptions by the Tax-Qualified Employee Stock Benefit Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of 1st Security Bank of Washington’s directors, officers, employees or associates thereof.  Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Preference Category No. 1.  If the employee stock ownership plan’s subscription is not filled in its entirety, the plan may, with the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation, purchase shares in the open market.  See “Management - Benefits - Employee Stock Ownership Plan.”

Preference Category No. 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefore, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$500,000 or 50,000 shares of common stock;

(2)	one-tenth of one percent of the total offering of shares of common stock; or

(3)
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in 1st Security Bank of Washington in each case on the close of business on _________ __, 200_ (the “Supplemental Eligibility Record Date”), subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

       If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Preference Category No. 4: Other Members.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefore, fourth priority, nontransferable subscription rights to subscribe for shares of common stock, up to the greater of:

(1)	$500,000 or 50,000 shares of common stock; or

(2)	one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

Expiration Date for the Subscription Offering.  The subscription offering will expire at 12:00 Noon, Pacific time, on _________ __, 200_, unless extended for the full 45 day period to __________ __, 200_, and may be extended an additional 45 days to _________ __, 200_ without the approval of the Washington Department of Financial Institutions.  Any further extensions of the subscription offering must be approved by the Washington Department of Financial Institutions.  The subscription offering may not be extended beyond _________ __, 201_.  Subscription rights which have not been exercised prior to _________ __, 200_ (unless extended) will become void.

1st Security Bancorp and 1st Security Bank of Washington will not execute orders until at least the minimum number of shares of common stock, 1,955,000 shares, have been subscribed for or otherwise sold.  If all shares have not been subscribed for or sold by _________ __, 200_, unless this period is extended with the consent of the Washington Department of Financial Institutions, all funds delivered to 1st Security Bank of Washington pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled.  If an extension beyond _________ __, 200_ is granted, 1st Security Bancorp and 1st Security Bank of Washington will notify subscribers of the extension of time and of any rights of subscribers to confirm, modify or rescind their subscriptions.  This is commonly referred to as a “resolicitation offering.”

In a resolicitation offering, 1st Security Bancorp would mail you a supplement to this prospectus if you subscribed for stock to let you confirm, modify or cancel your subscription.  If you fail to respond to the resolicitation offering, it would be as if you had canceled your order and all subscription funds, together with accrued interest, would be returned to you.  If you authorized payment by withdrawal of funds on deposit at 1st Security Bank of Washington, that authorization would terminate.  If you affirmatively confirm your subscription order during the resolicitation offering, 1st Security Bancorp and 1st Security Bank of Washington would continue to hold your subscription funds until the end of the resolicitation offering.  Your resolicitation order would be irrevocable without the consent of 1st Security Bancorp and 1st Security Bank of Washington until the conversion is completed or terminated.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscription rights discussed above, we anticipate offering shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in Clallam, King, Kitsup, Pierce and Snohomish Counties.  These natural persons are referred to as preferred subscribers.  We may limit total subscriptions in the direct community offering to ensure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock.  The opportunity to subscribe for shares of common stock in any direct community offering will be subject to our right, in our sole discretion, to accept or reject any such orders either at the time of receipt of an order or as soon as practicable following _________ __, 200_.  The direct community offering, if any, will begin at the same time as, during or promptly after the subscription offering and will not be for more than 45 days after the end of the subscription offering.

The price at which common stock would be sold in the direct community offering will be the same price at which shares are offered and sold in the subscription offering.  No person, by himself or herself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the direct community offering, subject to the maximum purchase limitations.  See “- Limitations on Stock Purchases.”  In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, on a pro rata basis to such person based on the amount of their respective subscriptions.

Syndicated Community Offering

As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods as agent of 1st Security Bancorp.  We call this the syndicated community offering.  The syndicated community offering may begin concurrently with or as soon as practicable after termination of the subscription offering and the direct community offering, if any.  We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering.  Neither Keefe, Bruyette & Woods nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock would be sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering.  No person, acting alone, or with an associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the syndicated community offering, subject to the maximum purchase limitations.  See “- Limitations on Stock Purchases.”

Keefe, Bruyette & Woods may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist.  No orders may be placed or filled by or for a selected dealer during the subscription offering.  During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of 1st Security Bancorp common stock.  When, and if, Keefe, Bruyette & Woods and 1st Security Bank of Washington believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers.  The dealers will send confirmations of the orders to their customers on the next business day after the order date.  The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date.  Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date.  On the settlement date, the dealers will deposit funds to the account established by 1st Security Bank of Washington for each dealer.  Each customer’s funds forwarded to 1st Security Bank of Washington, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $250,000 in accordance with applicable Federal Deposit Insurance Corporation regulations.  After payment has been received by 1st Security Bank of Washington from the dealers, funds will earn interest at 1st Security Bank of Washington’s passbook (statement savings) account rate until the completion or termination of the conversion.  Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above. Notwithstanding the foregoing, any checks received by Keefe, Bruyette & Woods or any selected dealer specifically for payment for the shares will be forwarded to 1st Security Bank of Washington by noon of the day following receipt for deposit to the account established by 1st Security Bank of Washington for each dealer.  Keefe, Bruyette & Woods shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time prior to the closing of the offering.

The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by 1st Security Bank of Washington with the approval of the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation.  The syndicated community offering may not be extended past _________ __, 201_.  See “- How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who Are Not Permitted to Participate in the Stock Offering

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside.  However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such state is small;

•
the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such state to register as a broker, dealer, salesperson or selling agent or to register or otherwise qualify the securities of 1st Security Bancorp for sale in such state; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of cost or otherwise.

       Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us or our officers, directors or employees as brokers, dealers or salespersons.

Limitations on Stock Purchases

The plan of conversion includes the following limitations on the number of shares of 1st Security Bancorp common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

a.	$500,000 or 50,000 shares of common stock;

b.	one-tenth of one percent of the total offering of shares of common stock; or

c.
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in 1st Security Bank of Washington in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

(3)
The Tax-Qualified Employee Stock Benefit Plans, including the employee stock ownership plan, may purchase in the aggregate up to 8% of the shares of common stock issued in the conversion, at this time the employee stock ownership plan intends to purchase all 8% of these shares;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

a.	$500,000 or 50,000 shares of common stock;

b.	one-tenth of one percent of the total offering of shares of common stock; or

c.
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in 1st Security Bank of Washington in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

(5)	Each Other Member may subscribe for and purchase in the subscription offering up to the greater of:

a.	$500,000 or 50,000 shares of common stock; or

b.	one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

(6)
Persons purchasing shares of common stock in the direct community offering or syndicated community offering may purchase in the direct community offering or syndicated community offering up to $500,000 or 50,000 shares of common stock, subject to the overall limitation in clause (7) below; and

(7)
Except for the Tax-Qualified Employee Stock Benefit Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above the maximum number of shares of 1st Security Bancorp common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 50,000 shares of common stock.

Subject to any required Washington Department of Financial Institutions or other regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of 1st Security Bank of Washington, the boards of directors of 1st Security Bancorp and 1st Security Bank of Washington may, in their sole discretion, increase the maximum individual amount permitted to be subscribed to provide that any person, group of associated persons, or persons otherwise acting in concert subscribing for five percent, may purchase between five and ten percent as long as the aggregate amount that the subscribers purchase does not exceed ten percent of the total stock offering.   Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

The term “associate” when used to indicate a relationship with any person means:

•
any corporation or organization (other than 1st Security Bank of Washington, 1st Security Bancorp or a majority-owned subsidiary of any of them) of which the person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity;

•
any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of 1st Security Bank of Washington, 1st Security Bancorp or any subsidiary of 1st Security Bank of Washington or 1st Security Bancorp; and

•	any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified Employee Plans shall not be deemed to be an associate of any director or officer of 1st Security Bank of Washington or 1st Security Bancorp.  When used to refer to a person other than an officer or director of 1st Security Bank of Washington, the board of directors of 1st Security Bank of Washington or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

       The term “acting in concert” means knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any arrangement.  A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Stock Benefit Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated.  The determination of whether a group is acting in concert shall be made solely by the board of directors of 1st Security Bank of Washington or officers delegated by the board of directors and may be based on any evidence upon which the board or delegatee chooses to rely.

Marketing Arrangements

We have retained Keefe, Bruyette & Woods to consult with and to advise 1st Security Bank of Washington, and to assist 1st Security Bancorp, on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering.  The services that Keefe, Bruyette & Woods will provide include:

•
training the employees of 1st Security Bank of Washington who will perform certain ministerial functions in the offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from 1st Security Bank of Washington’s members for use at the special meeting.

For its services, Keefe, Bruyette & Woods will receive a management fee of $40,000, a success fee of 1.0% of the aggregate purchase price of shares of common stock sold in the subscription offering, less any shares of common stock sold to our directors, officers and employees (or members of their immediate family) and the Tax-Qualified Employee Stock Benefit Plans and a success fee of 2.0% of the aggregate purchase price of shares of common stock sold in the direct community offering.  The success fee paid to Keefe, Bruyette & Woods will be reduced by the amount of the management fee.  Data processing services will also be conducted by Keefe, Bruyette & Woods for a fee of $25,000.  If selected dealers are used to assist in the sale of shares of 1st Security Bancorp common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by the dealers.  We have agreed to indemnify Keefe, Bruyette & Woods against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods may be required to make in connection with any such claims or liabilities.  In addition, Keefe, Bruyette & Woods will be reimbursed for the fees and expenses of its legal counsel in an amount not to exceed $70,000.

Sales of shares of 1st Security Bancorp common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the broker-dealers managed by Keefe, Bruyette & Woods.  Keefe, Bruyette & Woods has undertaken that the shares of 1st Security Bancorp common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met.  A stock information center will be established at 1st Security Bank of Washington’s executive office located at 6920 220th Street SW, in Mountlake Terrace, Washington.  1st Security Bancorp will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of 1st Security Bancorp common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of 1st Security Bancorp common stock in those states where the law permits.  No officer, director or employee of 1st Security Bancorp or 1st Security Bank of Washington will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Subscription Offering

To ensure that each purchaser receives a prospectus at least 48 hours before _________ __, 200_ the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date.  Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8.  Order forms will only be distributed with a prospectus.

To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at 1st Security Bank of Washington must be received by 1st Security Bank of Washington by 12:00 Noon, Pacific time, on _________ __, 200_ unless extended.  In addition, 1st Security Bancorp and 1st Security Bank of Washington will require a prospective purchaser to execute a certification in the form required by the Washington Department of Financial Institutions.  Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted.  In addition, 1st Security Bank of Washington will not accept orders submitted on photocopied or facsimiled order forms nor order forms without an executed certification.  1st Security Bank of Washington has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so.  Once received, an executed order form may not be modified, amended or rescinded without the consent of 1st Security Bank of Washington, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

In order to ensure that Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, June 30, 2007, or the Supplemental Eligibility Record Date, ________ __, 200_, and depositors as of the close of business on the Voting Record Date, _______ __, 200_, must list all accounts on the stock order form giving all names in each account and the account numbers.

Payment for subscriptions may be made:

•	by check or money order;

•	by authorization of withdrawal from deposit accounts maintained with 1st Security Bank of Washington (including a certificate of deposit).

No wire transfers will be accepted.  Funds received before the completion of the conversion will be held in a segregated account at the 1st Security Bank of Washington or, at our discretion, at an independent insured depository institution. Interest will be paid on payments made by cash, check or money order at our then-current passbook (statement savings) rate from the date payment is received until completion of the conversion.  If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of 1st Security Bancorp’s common stock has been sold or the plan of conversion and reorganization is terminated, whichever is earlier.  If a subscriber authorizes 1st Security Bank of Washington to withdraw the amount of the purchase price from his or her deposit account, 1st Security Bank of Washington will do so as of the effective date of the conversion.  1st Security Bank of Washington will waive any applicable penalties for early withdrawal from certificate accounts.

If any amount of a subscription order is unfilled, 1st Security Bank of Washington will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion.  If the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at 1st Security Bank of Washington.

If any Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, they may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the syndicated community offering if shares remain to be sold in that offering.  If, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified Employee Stock Benefit Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

You may subscribe for shares of common stock using funds in your Individual Retirement Account at 1st Security Bank of Washington or elsewhere.  However, common stock must be held in a self-directed retirement account.  1st Security Bank of Washington’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your 1st Security Bank of Washington IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm.  If you do not have this type of account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using you IRA or any other retirement account that you may have. Whether you may use these funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

The records of 1st Security Bank of Washington will control all matters related to the existence of subscription rights and/or one’s ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

No person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for that person’s account.  Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person’s own account and that this person has no agreement or understanding regarding the sale or transfer of the shares.  Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

1st Security Bank of Washington will refer to the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Issuance of 1st Security Bancorp’s Common Stock

Certificates representing shares of common stock issued in the conversion will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Required Approvals

In order to complete the conversion, we will need to receive the final approval of the Washington Department of Financial Institutions and a final non-objection letter from the Federal Deposit Insurance Corporation.  We also will need to have our members approve the plan of conversion at a special meeting of members, which will be called for that purpose.  Finally, the Board of Governors of the Federal Reserve System must approve 1st Security Bancorp’s application to become a bank holding company and to acquire all of 1st Security Bank of Washington’s common stock.

1st Security Bancorp may be required to make certain filings with state securities regulatory authorities in connection with the issuance of 1st Security Bancorp common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Conversion

All shares of common stock purchased in connection with the conversion by a director or an executive officer of 1st Security Bancorp and 1st Security Bank of Washington will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Washington Department of Financial Institutions.  Each certificate for restricted shares will bear a legend giving notice of this restriction, and instructions will be issued to the effect that any transfer within the first year of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

Purchases of common stock of 1st Security Bancorp by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Washington Department of Financial Institutions.  This restriction does not apply, however, to negotiated transactions involving more than 1% of 1st Security Bancorp’s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

For information regarding the proposed purchases of common stock by officers and directors of 1st Security Bank of Washington and 1st Security Bancorp, see “Proposed Purchases by Management.”  Any purchases made by the officers and directors of 1st Security Bank of Washington and 1st Security Bancorp are intended for investment purposes only, and not for resale, including any purchases made for the purpose of meeting the minimum of the offering range.

Pursuant to regulations of the Washington Department of Financial Institutions, 1st Security Bancorp may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the Washington Department of Financial Institutions and made to all shareholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

RESTRICTIONS ON ACQUISITION OF 1st SECURITY BANCORP, INC.
AND 1st SECURITY BANK OF WASHINGTON

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire 1st Security Bancorp, 1st Security Bank of Washington or their respective capital stock are summarized below.  Also discussed are certain provisions in 1st Security Bancorp’s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire it.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.

Change of Control Regulations

The Change in Bank Control Act, together with Washington regulations, require the consent of the Washington Department of Financial Institutions and the Board of Governors of the Federal Reserve System prior to any person or company acquiring “control” of a Washington-chartered savings bank or a Washington-chartered bank holding company.  Upon acquiring control, the acquiror will be deemed to be a bank holding company.  Control is conclusively presumed to exist if, among other things, an individual or company acquires the power to direct the management or policies of 1st Security Bancorp or 1st Security Bank of Washington or to vote 25% or more of any class of voting stock.  Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer’s securities are registered under Section 12 of the Securities and Exchange Act of 1934 or the person would be the single largest shareholder.  Restrictions applicable to the operations of bank holding companies and conditions imposed by the Board of Governors of the Federal Reserve System in connection with its approval of such acquisitions may deter potential acquirers from seeking to obtain control of 1st Security Bancorp.  See “How We Are Regulated - Regulation and Supervision of 1st Security Bancorp.

Anti-takeover Provisions in 1st Security Bancorp’s Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of 1st Security Bancorp contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of 1st Security Bancorp directly with its board of directors.  An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense.  Accordingly, the board of directors believes it is in the best interests of 1st Security Bancorp and its shareholders to encourage potential acquirors to negotiate directly with management.  The board of directors believes that the provisions in the articles of incorporation and bylaws will encourage negotiations and discourage hostile takeover attempts.  The board also believes that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of 1st Security Bancorp and that otherwise is in the best interests of all shareholders.  However, these provisions may have the effect of discouraging offers to purchase 1st Security Bancorp or its securities that are not approved by the board of directors but which certain of 1st Security Bancorp’s shareholders may deem to be in their best interests or pursuant to which shareholders would receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.  These provisions will also render the removal of the current board of directors and management more difficult.  The boards of directors of 1st Security Bank of Washington and 1st Security Bancorp believe these provisions are in the best interests of the shareholders because they will assist 1st Security Bancorp’s board of directors in managing the affairs of 1st Security Bancorp in the manner they believe to be in the best interests of shareholders generally and because a company’s board of directors is often best able in terms of knowledge regarding the company’s business and prospects, as well as resources, to negotiate the best transaction for its shareholders as a whole.

The following description of certain of the provisions of the articles of incorporation and bylaws of 1st Security Bancorp is necessarily general and reference should be made in each instance to the articles of incorporation and bylaws.  See “Where You Can Find More Information” regarding how to obtain a copy of these documents.

Board of Directors.  The articles of incorporation provide that the number of directors shall not be less than five nor more than 15.  The initial number of directors is nine, but this number may be changed by resolution of the board of directors.  The board of directors is divided into three groups, with each group containing one-third of the total number of directors, or as near as may be.  This may make it more difficult for a person seeking to acquire control of 1st Security Bancorp to gain majority representation on the board of directors in a relatively short period of time.  1st Security Bancorp believes this is important in ensuring continuity in the composition and policies of the board of directors.

Cumulative Voting.  The articles of incorporation specifically do not permit cumulative voting for the election of directors.  Cumulative voting in an election of directors entitles a shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among the number of nominees as the shareholder chooses.  The absence of cumulative voting for directors limits the ability of a minority shareholder to elect directors.  Because the holder of less than a majority of 1st Security Bancorp’s shares cannot be assured representation on the board of directors, the absence of cumulative voting may discourage accumulations of 1st Security Bancorp’s shares or proxy contests that would result in changes in 1st Security Bancorp’s management.  The board of directors believes that elimination of cumulative voting will help to assure continuity and stability of management and policies; directors should be elected by a majority of the shareholders to represent the interests of the shareholders as a whole rather than be the special representatives of particular minority interests; and efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of 1st Security Bancorp.

Special Meetings.  The articles of incorporation of 1st Security Bancorp provide that special meetings of shareholders of 1st Security Bancorp may be called only by the chief executive officer or by a majority of the board of directors.  If a special meeting is not called, shareholder proposals cannot be presented to the shareholders for action until the next annual meeting.  Shareholders are not permitted to call special meetings.

Authorized Capital Stock.  The articles of incorporation of 1st Security Bancorp authorize the issuance of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock.  The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide 1st Security Bancorp’s board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options.  However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of 1st Security Bancorp.  The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.  1st Security Bancorp’s board of directors currently has no plan to issue additional shares, other than the issuance of additional shares pursuant to the proposed stock-based equity incentive plan.

Director Nominations.  The articles of incorporation of 1st Security Bancorp require a shareholder who intends to nominate a candidate for election to the board of directors at a shareholders’ meeting to give written notice to the secretary of 1st Security Bancorp at least 30 days (but not more than 60 days) in advance of the date of the meeting at which such nominations will be made.  The nomination notice is also required to include specified information concerning the nominee and the proposing shareholder.  The board of directors of 1st Security Bancorp believes that it is in the best interests of 1st Security Bancorp and its shareholders to provide sufficient time for the board of directors to study all nominations and to determine whether to recommend to the shareholders that any of these nominees be considered.

Supermajority Voting Provisions.  1st Security Bancorp’s articles of incorporation require the affirmative vote of 80% of the outstanding shares entitled to vote to approve a merger, consolidation or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least two-thirds of the number of the continuing directors (as defined in the articles of incorporation) on 1st Security Bancorp’s board of directors.  “Continuing directors” generally includes all members of the board of directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of 1st Security Bancorp.  This provision could tend to make the acquisition of 1st Security Bancorp more difficult to accomplish without the cooperation or favorable recommendation of 1st Security Bancorp’s board of directors.

Amendment of Articles of Incorporation and Bylaws.  1st Security Bancorp’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the articles of incorporation governing the duration of the corporation, the purpose and powers of the corporation, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, shareholder nominations and proposals, approval of certain business combinations, the evaluation of certain business combinations, limitation of directors’ liability, indemnification of officers and directors, calling of special meetings of shareholders, the authority to repurchase shares and the manner of amending the bylaws and articles of incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of 1st Security Bancorp.  This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of 1st Security Bancorp from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

1st Security Bancorp’s bylaws may only be amended by a majority vote of the board of directors of 1st Security Bancorp or by the holders of at least 80% of the outstanding stock by 1st Security Bancorp.

Purpose and Takeover Defensive Effects of 1st Security Bancorp’s Articles of Incorporation and Bylaws.  The board of directors believes that the provisions described above are prudent and will reduce 1st Security Bancorp’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by the board.  These provisions will also assist in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion.  The board of directors believes these provisions are in the best interest of 1st Security Bank of Washington, and 1st Security Bancorp and its shareholders.  In the judgment of the board of directors, 1st Security Bancorp’s board will be in the best position to determine the true value of 1st Security

Bancorp and to negotiate more effectively for what may be in the best interests of its shareholders.  Accordingly, the board of directors believes that it is in the best interest of 1st Security Bancorp and its shareholders to encourage potential acquirors to negotiate directly with the board of directors of 1st Security Bancorp and that these provisions will encourage these negotiations and discourage hostile takeover attempts.  It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of 1st Security Bancorp and that is in the best interest of all shareholders.

Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common.  Takeover attempts that have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of 1st Security Bancorp for its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of 1st Security Bancorp’s assets.

An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense.  Although a tender offer or other takeover attempt may be made at a price substantially above current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.  The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive 1st Security Bancorp’s remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for deregistration.

Despite the belief of 1st Security Bank of Washington and 1st Security Bancorp as to the benefits to shareholders of these provisions of 1st Security Bancorp’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by 1st Security Bancorp’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions will also render the removal of 1st Security Bancorp’s board of directors and of management more difficult.  The board of directors of 1st Security Bank of Washington and 1st Security Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, 1st Security Bancorp may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Washington business corporation.

The cumulative effect of the restrictions on acquisition of 1st Security Bancorp contained in the articles of incorporation and bylaws of 1st Security Bancorp and in Federal and Washington law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of 1st Security Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

DESCRIPTION OF CAPITAL STOCK OF
1st SECURITY BANCORP, INC.

General

1st Security Bancorp, Inc. is authorized to issue 45,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share.  1st Security Bancorp currently expects to issue up to 2,645,000 shares of common stock, subject to adjustment up to 3,041,750 shares, and no shares of preferred stock in the conversion.  Each share of 1st Security Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.  Upon payment of the purchase price for the common stock, in accordance with the plan of conversion and reorganization, all the stock will be duly authorized, fully paid and nonassessable.

The common stock of 1st Security Bancorp represents nonwithdrawable capital.  The common stock is not a savings or deposit account and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends.  1st Security Bancorp can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors.  The payment of dividends by 1st Security Bancorp is subject to limitations which are imposed by law and applicable regulation.  See “Our Policy Regarding Dividends” and “How We Are Regulated.”  The holders of common stock of 1st Security Bancorp will be entitled to receive and share equally in the dividends declared by the board of directors of 1st Security Bancorp out of funds legally available therefore.  If 1st Security Bancorp issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Stock Repurchases.  Regulations of the Board of Governors of the Federal Reserve System place certain limitations on the repurchase of 1st Security Bancorp’s capital stock.  See “AHow We Intend to Use the Proceeds From this Offering.”

Voting Rights.  Upon conversion, the holders of common stock of 1st Security Bancorp will possess exclusive voting rights in 1st Security Bancorp.  They will elect 1st Security Bancorp’s board of directors and act on other matters as are required to be presented to them under Washington law or as are otherwise presented to them by the board of directors.  Except as discussed in ARestrictions on Acquisition of 1st Security Bancorp, Inc. and 1st Security Bank of Washington,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  If 1st Security Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon.  See “Restrictions on Acquisition of 1st Security Bancorp, Inc. and 1st Security Bank of Washington.”

As a state-chartered stock savings bank that is the subsidiary of a holding company, voting rights are vested exclusively in the owners of the shares of capital stock of 1st Security Bank of Washington, all of which will be owned by 1st Security Bancorp and voted at the direction of 1st Security Bancorp’s board of directors.  Consequently, the holders of the common stock will not have direct control of 1st Security Bank of Washington.

Liquidation.  In the event of any liquidation, dissolution or winding up of 1st Security Bank of Washington, 1st Security Bancorp, as holder of 1st Security Bank of Washington’s capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of 1st Security Bank of Washington, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of 1st Security Bank of Washington available for distribution.  In the event of liquidation, dissolution or winding up of 1st Security Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of 1st Security Bancorp available for distribution.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the common stock of 1st Security Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of 1st Security Bancorp’s authorized preferred stock will be issued in the conversion and there are no current plans to issue the preferred stock.  Preferred stock may be issued with the designations, powers, preferences and rights as the board of directors may determine.  The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

Acquisitions of 1st Security Bancorp are restricted by provisions in its articles of incorporation and bylaws and by the rules and regulations of various regulatory agencies.  See “How We Are Regulated - Regulation and Supervision of 1st Security Bancorp” and ARestrictions on Acquisition of 1st Security Bancorp, Inc. and 1st Security Bank of Washington.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for 1st Security Bancorp common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The balance sheets of 1st Security Bank of Washington as of December 31, 2007 and 2006 and the related statements of operations, equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2007 included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein and in the registration statement, and is included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to 1st Security Bank of Washington setting forth its opinion as to the estimated pro forma market value of the 1st Security Bancorp common stock upon conversion and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock issued in the offering and the federal income tax consequences of the conversion have been passed upon for 1st Security Bank of Washington.  Silver, Freedman & Taff,

L.L.P., Washington, D.C., special counsel to 1st Security Bancorp and 1st Security Bank of Washington.  The Washington income tax consequences of the conversion have been passed upon for 1st Security Bank of Washington by the Summer Law Office pllc.  Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C.

WHERE YOU CAN FIND MORE INFORMATION

1st Security Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material can be obtained from the Securities and Exchange Commission at prescribed rates.  You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including 1st Security Bancorp.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.  We believe, however, that we have included the material information an investor needs to consider in making an investment decision.  1st Security Bank of Washington also maintains a website (http://www.FSBWA.com), which contains various information about 1st Security Bank of Washington.  In addition, 1st Security Bank of Washington files quarterly call reports with the Federal Deposit Insurance Corporation, which are available at the Federal Deposit Insurance Corporation’s website (http://www.fdic.gov).

1st Security Bank of Washington has filed with the Washington Department of Financial Institutions an Application for Approval of Conversion, which includes proxy materials for the special meeting of members and certain other information.  This prospectus omits certain information contained in the Application for Approval of Conversion.  The Application for Approval of Conversion, including the proxy materials, exhibits and certain other information, may be inspected, without charge, at the office of the Washington Department of Financial Institutions, Division of Banks, Department of Financial Institutions, 150 Israel Road SW, Tumwater, Washington 98501.  A copy of the Application for Approval of Conversion has also been filed with the Federal Deposit Insurance Corporation.

In connection with the conversion, 1st Security Bancorp has registered its common stock with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, and, upon that registration, 1st Security Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion, 1st Security Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

A copy of the plan of conversion, the articles of incorporation and bylaws of 1st Security Bancorp and 1st Security Bank of Washington are available without charge from 1st Security Bank of Washington.  Requests for this information should be directed to: Brad Canfield, Chief Financial Officer, 1st Security Bank of Washington, 6920 220th Street SW, Suite 205, Mountlake Terrace, Washington 98043.

1ST SECURITY BANK OF WASHINGTON
Table of Contents

Page

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of
September 30, 2008 (unaudited) and December 31, 2007 and 2006	F-3

Statements of Operations for the Nine Months Ended
September 30, 2008 and 2007 (unaudited) and the Years Ended December 31,
2007 and 2006	F-4

Statements of Equity and Comprehensive Income (Loss) for the Nine Months
Ended September 30, 2008 (unaudited) and the Years Ended
December 31, 2007 and 2006	F-5

Statements of Cash Flows for the Nine Months Ended
September 30, 2008 and 2007 (unaudited) and the Years Ended December 31,
2007 and 2006	F-6

Notes to Financial Statements	F-7-32

All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

The financial statements of 1st Security Bancorp, Inc. have been omitted because 1st Security Bancorp has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
1st Security Bank of Washington
Mountlake Terrace, Washington

We have audited the accompanying balance sheets of 1st Security Bank of Washington (the “Bank”), as of December 31, 2007 and 2006, and the related statements of operations, equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of the Bank's internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining evidence, on a test basis, supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Security Bank of Washington as of December 31, 2007 and 2006, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Bellingham, Washington
September 26, 2008

1ST SECURITY BANK OF WASHINGTON
Balance Sheets

ASSETS

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$3,358,494	$5,458,657	$6,426,499
Interest-earning deposits at other financial institutions	250,739	438,864	731,612
Securities available-for-sale, at fair value	5,857,128	4,620,704	15,503,328
Federal Home Loan Bank stock, at cost	1,797,400	1,797,400	1,797,400
Loans receivable, net	209,933,596	237,807,155	218,077,637
Accrued interest receivable	982,947	1,078,169	1,084,462
Premises and equipment, net	10,851,450	11,302,360	8,955,403
Income tax receivable	-	-	26,198
Deferred tax assets, net	-	-	424,593
Other assets	1,273,857	562,312	3,358,365
TOTAL ASSETS	$234,305,611	$263,065,621	$256,385,497

LIABILITIES AND EQUITY

LIABILITIES
Deposits:
Interest-bearing	$175,700,135	$189,646,451	$175,241,618
Noninterest-bearing demand	19,405,477	19,216,761	29,574,147
Total deposits	195,105,612	208,863,212	204,815,765

Federal Home Loan Bank advances	5,900,000	19,800,000	13,400,000
Fed Funds Purchased	159,827	-	-
Other liabilities	1,835,675	2,713,611	3,390,681
Total liabilities	203,001,114	231,376,823	221,606,446
EQUITY
Retained earnings	31,304,904	31,682,380	35,811,443
Accumulated other comprehensive income (loss)	(407)	6,418	(1,032,392)
Total equity	31,304,497	31,688,798	34,779,051
TOTAL LIABILITIES AND EQUITY	$234,305,611	$263,065,621	$256,385,497

See accompanying notes to these financial statements.

1ST SECURITY BANK OF WASHINGTON
Statements of Operations

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans receivable	$12,489,979	$12,723,749	$17,065,634	$16,229,224
Interest and dividends on investments and cash and cash equivalents	391,172	463,678	553,644	721,824
Total interest income	12,881,151	13,187,427	17,619,278	16,951,048
INTEREST EXPENSE
Deposits	4,079,689	4,425,571	6,108,434	4,613,283
Borrowings	361,527	654,897	833,831	922,989
Total interest expense	4,441,216	5,080,468	6,942,265	5,536,272
NET INTEREST INCOME	8,439,935	8,106,959	10,677,013	11,414,776
PROVISION FOR LOAN LOSSES	1,183,919	245,917	577,906	246,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,256,016	7,861,042	10,099,107	11,168,776
NONINTEREST INCOME
Service charges and fee income	2,046,590	2,037,786	2,718,515	2,988,400
Gain (loss) on sales of loans	5,045	26,654	32,145	1,122,057
Loss on sale of mortgage-backed securities	(321,307)	-	-	-
Loss on sales of premises and equipment	-	-	(25,255)	(12,750)
Other noninterest income	463,700	546,634	639,918	815,196
Total noninterest income	2,194,028	2,611,074	3,365,323	4,912,903
NONINTEREST EXPENSE
Salaries and benefits	5,266,363	6,131,198	10,235,538	8,139,634
Occupancy	1,436,460	1,403,578	1,862,863	1,742,976
Operations	2,682,119	3,238,447	4,563,960	4,074,564
Data Processing	442,578	217,220	384,835	305,906
Impairment loss on securities available-for-sale	-	-	274,750	-
Total noninterest expense	9,827,520	10,990,443	17,321,946	14,263,080
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAX	(377,476)	(518,327)	(3,857,516)	1,818,599
PROVISION FOR INCOME TAX EXPENSE (BENEFIT)	-	(161,533)	271,547	573,145
NET INCOME (LOSS)	$(377,476)	$(356,794)	$(4,129,063)	$1,245,454

See accompanying notes to these financial statements.

1ST SECURITY BANK OF WASHINGTON
Statements of Equity and Comprehensive Income (Loss)

	Retained Earnings	Accumulated Other Comprehensive Gain (Loss)	Total Equity	Total Comprehensive Income (Loss)

BALANCE, January 1, 2006	$34,565,989	$(1,291,478)	$33,274,511
Comprehensive income:
Net income	1,245,454	-	1,245,454	$1,245,454
Other comprehensive income:
Unrealized gain on securities available-for-sale, net of tax of $131,665	-	184,216	184,216	184,216
Minimum pension liability adjustment	-	74,870	74,870	74,870
Total comprehensive income				$1,504,540
BALANCE, December 31, 2006	$35,811,443	$(1,032,392)	$34,779,051
Comprehensive loss:
Net loss	(4,129,063)	-	(4,129,063)	$(4,129,063)
Other comprehensive loss:
Unrealized gain on securities available-for-sale, net of tax of $134,971	-	262,002	262,002	262,002
Minimum pension liability adjustment	-	776,808	776,808	776,808
Total comprehensive loss				$(3,090,253)
BALANCE, December 31, 2007	$31,682,380	$6,418	$31,688,798
Comprehensive loss:
Net loss	(377,476)	-	(377,476)	$(377,476)
Other comprehensive loss:
Unrealized (loss) on securities available- for-sale, net of tax (benefit) $(3,515)	-	(6,825)	(6,825)	(6,825)
Total comprehensive loss				$(384,301)
BALANCE, September 30, 2008 (Unaudited)	$31,304,904	$(407)	$31,304,497

See accompanying notes to these financial statements.

1ST SECURITY BANK OF WASHINGTON
Statements of Cash Flows

	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES	(Unaudited)	(Unaudited)
Net income (loss)	$(377,476)	$(356,794)	$(4,129,063)	$1,245,454
Adjustments to reconcile net income (loss) to net cash from operating activities
Provision for loan losses	1,183,919	245,917	577,906	246,000
Depreciation and amortization	695,333	528,421	729,918	610,221
Mortgage servicing rights amortization	73,329	50,036	66,714	42,184
Provision for (benefit from) deferred income tax	(120,382)	(161,533)	(1,286,748)	546,136
Valuation allowance	120,382	-	1,576,371	-
Gain on sale of loans	(5,045)	(26,654)	(32,145)	(1,122,057)
Loss on sale of premises and equipment	-	-	25,255	12,750
Loss on sale of mortgage-backed securities	321,307	-	-	-
Changes in operating assets and liabilities
Accrued interest receivable	95,222	(16,720)	6,293	(359,670)
Income taxes receivable	-	-	26,198	(26,198)
Other assets	(784,873)	2,063,858	2,729,339	(748,611)
Other liabilities	(874,421)	166,842	45,728	2,014,665
Net cash flows from operating activities	327,295	2,493,373	335,766	2,460,874
CASH FLOWS FROM INVESTING ACTIVITIES
Activity in securities available-for-sale:
Maturities, prepayments, and calls	48,794,961	8,000,000	11,279,597	1,512,951
Purchases	(50,177,455)	3,955	-	-
Net (increase) decrease in interest bearing deposits at other financial institutions	323,855	559,863	292,748	(545,720)
Loan originations and principal collections, net	26,373,376	(12,671,812)	(20,221,270)	(1,159,396)
Purchase of premises and equipment	(244,422)	(2,935,193)	(3,102,130)	(2,535,513)
Net cash from investing activities	25,070,315	(7,043,187)	(11,751,055)	(2,727,678)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	(13,757,600)	9,953,330	4,047,447	(3,996,222)
Proceeds from borrowings	53,222,290	111,594,055	144,800,000	197,150,000
Repayments of borrowings	(66,962,463)	(118,094,055)	(138,400,000)	(194,150,000)
Net cash from financing activities	(27,497,773)	3,453,330	10,447,447	(996,222)
NET DECREASE IN CASH AND DUE FROM BANKS	(2,100,163)	(1,096,484)	(967,842)	(1,263,026)
CASH AND DUE FROM BANKS, beginning of period	5,458,657	6,426,499	6,426,499	7,689,525
CASH AND DUE FROM BANKS, end of period	$3,358,494	$5,330,015	$5,458,657	$6,426,499
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for
Income taxes	$-	$-	$-	$39,000
Interest	$4,484,910	$5,126,402	$6,942,473	$5,552,071
SUPPLEMENTARY DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
Change in unrealized (gains) losses on securities, net of deferred taxes	$6,825	$(114,059)	$(262,002)	$(184,216)

See accompanying notes to these financial statements.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies

Description of Business – 1st Security Bank of Washington (the “Bank”) is a mutually owned savings bank chartered in the state of Washington with 12 branches in suburban communities in the greater Puget Sound area. The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington.

Plan of Conversion – On July 10, 2008, the Board of Directors of the Bank approved a Plan of Conversion (the Plan) which provides for the conversion of the Bank from a Washington State chartered mutual savings bank to a Washington State chartered stock savings bank pursuant to the rules and regulations of the Washington State Department of Financial Institutions and the FDIC. As part of the conversion, the Plan provides for the concurrent formation of a holding company (the Holding Company) that will own 100% of the common stock of the Bank. Following receipt of all required regulatory approvals, the approval of the depositors of the Bank eligible to vote on the Plan and the satisfaction of all other conditions precedent to the conversion, the Bank will consummate the conversion.

Upon the consummation of the conversion, the legal existence of the Bank shall not terminate but the stock bank shall be a continuation of the mutual bank. The stock bank shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual bank. The stock bank at the time and the taking effect of the conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual bank.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the offering. If the conversion transaction is not completed, all costs will be charged to expense. As of September 30, 2008, there were conversion costs totaling $344,631, which have been deferred, and are included in Other assets.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from these estimates. Material estimates that are particularly susceptible to change in the near term are allowances for loan losses, the valuation of mortgage servicing rights, and the valuation allowance related to the deferred tax assets.

Interim Financial Statements – The financial statements of the Bank at September 30, 2008, and for the nine months ended September 30, 2008 and 2007 have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and predominant practices followed by the financial services industry, and are unaudited. In the opinion of the Bank’s management, all adjustments consisting of normal recurring accruals necessary for a fair presentation of the financial condition and results of operations for the interim periods included herein have been made. The results of operations and cash flows for the interim periods are not necessarily indicative of the results for the full year.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

 Note 1 – Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents – Cash and due from banks consists of vault cash, cash items in the process of collections, and non-interest earning deposits with financial institutions. For purposes of the statement of cash flows, the Bank considers cash and cash equivalents to include cash, due from banks, and investments with an original maturity of three months or less. The balances in these accounts may, at times, exceed federally insured limits.

Securities Available-for-Sale – Securities available-for-sale consist of debt securities that the Bank has the intent and ability to hold for an indefinite period, but not necessarily to maturity. Such securities may be sold to implement the Bank’s asset/liability management strategies and in response to changes in interest rates and similar factors. Securities available-for-sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of equity entitled “accumulated other comprehensive income (loss).” Unrealized losses that are deemed to be other than temporary are reflected in results of operations. In estimating other-than-temporary impairment losses, management considers 1) the length of time and the extent to which the fair value has been less than cost, 2) the financial condition and near-term prospects of the issuer, and 3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses on securities available-for-sale are recorded on the trade date using the specific identification method, and are included in results of operations. Amortization of premium and accretion of discounts are recognized in interest income over the period to maturity.

Federal Home Loan Bank Stock – The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. The recorded amount of FHLB stock equals its fair value because the shares can only be redeemed by the FHLB at the $100 per share par value. As of September 30, 2008, $404,900 (unaudited) of FHLB stock was pledged as collateral for FHLB advances, and as of December 31, 2007 and 2006, $832,000 and $575,000, respectively, of FHLB stock was pledged as collateral for FHLB advances.

Loans Receivable, Net – Loans receivable, net, are stated at the amount of unpaid principal reduced by an allowance for loan losses and net deferred fees or costs. Interest on loans is calculated using the simple interest method based on the daily balance of the principal amount outstanding and is credited to income as earned. Loan fees, net of direct origination costs, are deferred and amortized over the life of the loan using the effective yield method.

Generally the accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or interest, unless they are well secured and in the process of collection. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance on a cash-basis method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses – The allowance for loan losses is maintained at a level considered adequate to provide for probable losses on existing loans based on evaluating known and inherent risks in the loan portfolio. The allowance is reduced by loans charged-off and increased by provisions charged to earnings and recoveries on loans previously charged-off. The allowance is based on management’s periodic, systematic evaluation of factors underlying the quality of the loan portfolio including changes in the size and composition of the loan portfolio, the estimated value of any underlying collateral, actual loan loss experience, current economic conditions, and detailed analysis of individual loans for which full collectibility may not be assured. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. While management uses the best information available to make its estimates, future adjustments to the allowance may be necessary if there is a significant change in economic and other conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the allowance for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Bank has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the estimated fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

When management determines that it is probable that a borrower will be unable to repay all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, when the primary source of repayment is provided by the collateral, at the fair value of the collateral less estimated selling costs.

The ultimate recovery of all loans is susceptible to future market factors beyond the Bank’s control. These factors may result in losses or recoveries differing significantly from those provided for in the financial statements.

Loans Held-for-Sale – Loans originated as held-for-sale are carried at the lower of cost or market value on an aggregate basis.  Net unrealized losses, if any, are recognized through a valuation allowance by a charge to income.  Nonrefundable fees and direct loan origination costs related to loans held-for-sale are deferred and recognized when the loans are sold.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 1 – Summary of Significant Accounting Policies (Continued)

Mortgage Servicing Rights – Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type, and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranches. If the Bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Premises and Equipment, Net – Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation include building and building improvements from 20 to 50 years, and furniture, fixtures, and equipment from two to ten years. Leasehold and tenant improvements are amortized using the straight-line method over the lesser of useful life or the life of the related lease. For the nine months ended September 30, 2008 and 2007 (unaudited), depreciation and amortization expense was $695,333 and $528,421, respectively. Depreciation and amortization expense for these assets totaled $729,918 and $610,221 for the years ended December 31, 2007 and 2006, respectively. Gains or losses on dispositions are reflected in results of operations.

Foreclosed Real Estate – Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at the lower of costs or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values. Any subsequent reductions in carrying values and revenue and expense from the operations of properties are charged to operations.

Retirement Plans – The Bank has a salary deferral 401 (k) Plan (the “Plan”) covering substantially all of its employees. Employees are eligible to participate in the Plan if they are 21 years of age, have completed at least 1,000 hours and have been employed by the Bank for at least 12 months. Eligible employees may contribute through payroll deductions and are 100% vested at all times in their deferral contributions account. The Bank is allowed to make annual matching contributions at its discretion. Up to 100% of the first 3%, and 50% of the next 2% of the employees’ contributions. For the nine months ended September 30, 2008 and 2007, the Bank’s contributions to the Plan were $129,439 and $0 (unaudited). There were no employer contributions for the periods ended December 31, 2007 and 2006.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

 Note 1 – Summary of Significant Accounting Policies (Continued)

During 2006 and 2007, the Bank also had a defined benefit plan (the “DB Plan”) covering substantially all employees of the Bank. All employees who were 20 years of age and had completed at least one-half year of service were eligible to participate in the DB Plan. The effective date of participation was the first day of the plan year following satisfying the above requirements. The DB Plan is funded in conformity with funding requirements of applicable government regulations and plan provisions. Benefits are based on age, years of service, and level of compensation during a specified period. The Plan was terminated on December 31, 2007.  As of September 30, 2008, of the benefits considered payable to plan participants, $3,961,846 had been disbursed and $22,116 remained to be disbursed.  The Plan has sufficient assets to cover the remaining obligations.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value of Financial Assets – SAFS No. 157 was effective for fiscal years beginning after November 15, 2007.  We partially adopted SFAS No. 157 for the interim period (or nine months ended) September 30, 2008.  We elected to defer SFAS No. 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities until January 1, 2009, as permitted under FSP No. 157-2.  We did not have a cumulative-effect adjustment to beginning retained earnings as a result of the adoption of SFAS No. 157.

Income Taxes –The Bank accounts for federal income taxes in accordance with the provision of SFAS No. 109, Accounting for Income Taxes. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some position or all of the deferred tax assets will not be realized. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

During 2007, the Bank recorded a full valuation allowance of $1,576,371 based principally on uncertainty about the Bank’s ability to generate sufficient future taxable income to realize the related temporary differences. Management will continue to review the tax criteria related to the recognition of deferred tax assets.  As of September 30, 2008 (unaudited), the Bank recorded an additional valuation allowance on the deferred tax assets of $120,382.

Comprehensive Income – Comprehensive income includes net income and other comprehensive income which refers to unrealized gains and losses, reclassification adjustments for realized gains and losses as well as the change in minimum pension liability that under accounting principles generally accepted in the United States of America are excluded from net income.

Financial Instruments – In the ordinary course of business, the Bank has entered into agreements for off-balance-sheet financial instruments consisting of commitments to extend credit and stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Recent Accounting Pronouncements – In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.  Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur.  This statement further establishes certain additional disclosure requirements.  This statement is effective for our financial statements for the year beginning on January 1, 2008, with earlier adoption permitted.  Management is currently evaluating the impact and timing of the adoption of this statement on our financial condition and results of operations.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We partially adopted SFAS No. 157 for the interim period (or nine months ended) September 30, 2008.  We elected to defer SFAS No. 157 for non-financial assets and non-financial liabilities until January 1, 2009, as permitted under FASB Staff Position No. 157-2. We did not have a cumulative-effect adjustment to beginning retained earnings as a result of the adoption of SFAS No. 157.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140” (SFAS No. 156). This pronouncement requires the recognition of a servicing asset or liability under specified circumstances, and if practicable, all separately recognized servicing assets and liabilities to be initially measured at fair value.  Additionally, the pronouncement allows an entity to choose one of two methods when subsequently measuring its servicing assets and liabilities: the amortization method or the fair value method.  The amortization method provided under SFAS No. 140, employs lower of cost or market (locom) valuation.  The new fair value method allows mark ups, in addition to the mark downs under locom.  SFAS No. 156 permits a one-time reclassification of available for-sale securities to the trading classification.  This statement is effective for financial statements issued for fiscal years ending after November 15, 2007, and interim periods within those years.  SFAS No. 156 is not expected to have a material effect on our financial condition or results of operations.

In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.  The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued.  The adoption of the FSP for reporting as of September 30, 2008, did not have a material impact on our consolidated financial statements.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

 Note 1 – Summary of Significant Accounting Policies (Continued)

Restricted Assets – Federal Reserve regulations require that the Bank maintain reserves in the form of cash on hand and deposit balances with the Federal Reserve Bank, based on a percentage of deposits. The amounts of such balances as of September 30, 2008,  December 31, 2007 and 2006 were approximately $578,000 (unaudited), $511,000 and $430,000, respectively, included in cash and due from banks on the balance sheet.

Advertising Costs – The Bank expenses advertising costs as they are incurred. Total advertising expense was $232,583 and $215,464 for the nine months ended September 30, 2008 (unaudited) and 2007, respectively. For the years ended December 31, 2007 and 2006 advertising costs were $347,264 and $316,563, respectively.

Reclassifications – Certain amounts in the prior years’ financial statements have been reclassified to conform to the current period presentation.

Note 2 – Fair Value Measurements (Unaudited)

On January 1, 2008, the Bank adopted the provisions of SFAS No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the assets or liabilities and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Securities Available For Sale

Securities are classified within Level 1 where quoted market prices are available in an active market. Inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are unavailable, fair value is estimated using pricing models or quoted prices of securities with similar characteristics, at which point the securities would be classified within Level 2 of the hierarchy. Examples may include certain collateralized mortgage and debt obligations. The Bank’s current investment portfolio does not include Level 3 securities as of September 30, 2008.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 2 – Fair Value Measurements (Unaudited) (Continued)

Impaired Loans

Loans are measured for impairment using the methods permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Fair value of impaired loans is measured by either the loan’s obtainable market price, if available (Level 1), the fair value of the collateral if the loan is collateral dependent (Level 2), or the present value of expected future cash flows, discounted at the loan’s effective interest rate (Level 3). Fair value of the collateral is determined by appraisals or independent valuation.  No impaired loans were measured at fair value at September 30, 2008.

The Bank has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below.

		Fair Value Measurements Using
	September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$5,857,744	$5,857,128	$-	$-

The Company did not record any liabilities at fair value for which measurement of the fair value was made on a recurring basis.

Gains and losses (realized and unrealized) included in earnings (or changes in net assets) for the first nine months of 2008 are reported in noninterest income or other comprehensive income as follows:

	Noninterest Income	Other Comprehensive Income (Loss)
Total gains included in earnings	$-	$-
Change in unrealized losses relating to assets still held at September 30, 2008	-	10,340

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 2 – Fair Value Measurements (Unaudited) (Continued)

SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value. The fair value option established by this statement permits companies to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation.

The Bank has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with accounting principles generally accepted in the United States and, as such, has not included any gains or losses in earnings for the nine months ended September 30, 2008. The Bank has also not recorded a cumulative effect adjustment for the change in accounting principle during the nine months ended September 30, 2008.

 Note 3 – Regulatory Matters

On January 10, 2006, the FDIC and the Bank executed a Memorandum of Understanding (“MOU”) as a result of Compliance Examination findings. The MOU requires the Board of Directors to institute a structured training program to evaluate the effectiveness of training to ensure Bank-wide consistency, develop comprehensive policies and procedures, establish consistent and effective monitoring procedures for all applicable lending and deposit compliance regulations, and increase Board of Directors and management oversight in the Bank’s audit activities. Based on the overall findings of the latest Compliance examination prepared as of the close of business December 28, 2007, the Bank received notice from the FDIC that the MOU that was executed on January 10, 2006 is terminated and any reporting required by the MOU is no longer required.

On February 21, 2006, the Department of Financial Institutions, State of Washington (“Department”) issued a Notice to Correct (“Notice”), which requires the Bank to take certain corrective actions in a timely manner. Among other requirements, the Notice requires the Bank to retain qualified management, including a qualified Bank Secrecy Act (“BSA”) officer, notify the Department of any changes in management or the Board of Directors, enhance the internal audit and control function, comply with provisions of BSA and Anti Money Laundering regulations, and provide quarterly progress reports addressing the provisions of this notice. In 2006, management took certain steps to address the issues identified in the Notice. The BSA and Anti Money Laundering regulations were further reviewed in the joint safety and soundness exam as noted below.

On August 9, 2007, the Board of Directors of the Bank consented to the issuance of an Order to Cease and Desist by the FDIC, based on the findings set out in the joint Report of Examination dated January 29, 2007. The Report of Examination concluded that the BSA Program and compliance with the filing's requirements of Suspicious Activity Reports at the Bank was deficient in the areas of training and regulatory reporting. The Order lays out specific steps the Bank needs to take in order to bring the BSA Program back into compliance. In response to the Order management and the Board of Directors of the Bank have developed a corrective action plan that is designed to remediate the deficiencies noted in the Order.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 4 – Securities Available-for-Sale

The carrying amount of securities and their approximate fair values were as follows:

	September 30, 2008 (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
Securities Available-for-Sale
Federal agency securities and mutual funds of U.S. Government obligations	$4,475,250	$-	$(13,017)	$4,462,233
Mortgage-backed Securities
Federal agency securities	1,382,494	12,401	-	1,394,895
Total Securities	$5,857,744	$12,401	$(13,017)	$5,857,128

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
Securities Available-for-Sale
Federal agency securities and mutual funds of U.S. Government obligations	$4,475,250	$9,724	$-	$4,484,974
Corporate debt securities	135,730	-	-	135,730
Total Securities	$4,610,980	$9,724	$-	$4,620,704

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

 Note 4 – Securities Available-for-Sale (Continued)

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Values
Securities Available-for-Sale
Federal agency securities and mutual funds of U.S. Government obligations	$15,756,226	$-	$(387,249)	$15,368,977
Corporate debt securities	134,351	-	-	134,351
Total Securities	$15,890,577	$-	$(387,249)	$15,503,328

Gross unrealized losses and fair value by length of time that the individual securities have been in a continuous unrealized loss position at September 30, 2008 and December 31, 2006 are as follows:

	September 30, 2008 (Unaudited)
	Unrealized Losses
	Estimated Fair Value	Less Than 12 Months	12 Months and Greater	Total Unrealized Losses
Securities Available-for-Sale
Federal agency securities and mutual funds of U.S. Government obligations	$1,461,250	$(14,000)	$-	$(14,000)
Total Securities	$1,461,250	$(14,000)	$-	$(14,000)

	December 31, 2006
	Unrealized Losses
	Estimated Fair Value	Less Than 12 Months	More Than 12 Months	Total Unrealized Losses
Securities Available-for-Sale
Federal agency securities and mutual funds of U.S. Government obligations	$15,368,977	$-	$(387,249)	$(387,249)
Total Securities	$15,368,977	$-	$(387,249)	$(387,249)

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 4 – Securities Available-for-Sale (Continued)

There was one investment with an unrealized loss as of September 30, 2008. There were four investments with unrealized losses as of December 31, 2006. The unrealized losses associated with these investments are believed to be caused by changing market conditions that are considered to be temporary and the bank has the intent and ability to hold these securities until recovery.

During the year ended December 31, 2007, the Bank recorded a $274,750 other-than-temporary impairment write-down to reduce the carrying amount of a mutual fund of U.S. Government obligations investment to the fair value of $1,475,250 at December 31, 2007. The impairment loss is included as a component of non-interest expense. There were no other-than-temporary impairment write-downs recorded for the year ended December 31, 2006.

There were no sales of securities available-for-sale during the nine months ended September 30, 2008 and 2007, and the years ended December 31, 2007 and 2006.

The contractual maturities of securities available-for-sale were as follows:

	September 30, 2008 (Unaudited)		December 31, 2007		December 31, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
No contractual maturity	$1,475,250	$1,461,250	$1,610,980	$1,610,980	$1,890,577	$1,607,077
Due in one year or less	3,000,000	3,000,983	3,000,000	3,009,724	8,000,000	7,941,711
Due in over ten years	1,382,494	1,394,895	-	-	6,000,000	5,954,540
Total	$5,857,744	$5,857,128	$4,610,980	$4,620,704	$15,890,577	$15,503,328

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 5 – Loans Receivable and Allowance for Loan losses

The composition of the loan portfolio was as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Real estate loans:
One-to-four –family	$6,969,235	$60,556,032	$67,683,773
Home equity	5,982,558	6,615,873	6,812,501
Home equity-lines of credit	12,368,539	13,104,757	15,787,773
Multi-family	409,847	972,278	592,285
Commercial	25,093,872	17,308,770	10,454,302
Construction or development:
Commercial	9,591,944	1,689,475	2,404,996
Land and acquisitions	5,154,555	4,830,456	195,479
One-to-four –family	2,820,712	-	-
Total real estate loans	68,391,262	105,077,641	103,931,109
Consumer loans:
Indirect home improvement	71,242,762	69,558,745	62,099,320
Automobile	28,086,307	25,991,198	28,473,055
Recreational	11,789,588	11,726,755	13,181,578
Home improvement	2,405,323	2,952,518	1,005,107
Deposit account	153,835	108,820	150,388
Other	5,971,122	6,142,022	4,409,875
Total consumer loans	119,648,937	116,480,058	109,319,323
Commercial business loans	25,147,149	19,197,197	7,649,088
Total loans	213,187,348	240,754,896	220,899,520
Allowance for loan losses	(3,178,500)	(2,743,822)	(2,705,680)
Deferred fees and discounts, net	(75,252)	(203,919)	(116,203)
Total loans receivable, net	$209,933,596	$237,807,155	$218,077,637

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 5 – Loans Receivable and Allowance for Loan losses (Continued)

Changes in the allowance for loan losses are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Balance, beginning of year	$2,743,822	$2,705,680	$2,705,680	$2,719,201
Provision for loan losses	1,183,919	245,917	577,906	246,000
	3,927,741	2,951,597	3,283,586	2,965,201
Loans charged off	(1,223,419)	(855,971)	(1,209,579)	(1,009,585)
Recoveries	474,178	558,010	723,824	750,064
Reclassification for unfunded commitments	-	(54,009)	(54,009)	-
Net charge-offs	(749,241)	(351,970)	(539,764)	(259,521)
Balance, end of period	$3,178,500	$2,599,627	$2,743,822	$2,705,680

The following is a summary of information pertaining to impaired and non-accrual loans as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Impaired loans without a valuation allowance	$-	$-	$-
Impaired loans with a valuation allowance	2,959,705	183,223	288,751
Total impaired loans	$2,959,705	$183,223	$288,751
Valuation allowance related to impaired loans	$908,656	$88,472	$144,883
Total non-accrual loans	$2,959,705	$183,223	$288,751
Total loans past-due ninety days or more and still accruing	$-	$10,612	$22,416

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Average investment in impaired loans	$856,411	$186,446	$113,661
Interest income recognized on impaired loans	$213,260	$105,866	$73,490
Interest income recognized on a cash basis on impaired loans	$213,260	$105,866	$73,490

    No additional funds are committed to be advanced in connection with impaired loans.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 5 – Loans Receivable and Allowance for Loan losses (Continued)

Certain directors and executive officers or their related affiliates are customers of, and have had banking transactions with the Bank. The amount of loans outstanding to directors, executive officers, and related business entities with which they are associated was approximately $25,200, $30,654 and $48,608 at September 30, 2008 (unaudited), December 31, 2007 and 2006, respectively. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Beginning balance	$30,654	$48,608	$56,261
New loans and advances	-	-	-
Repayments	(5,454)	(7,954)	(7,653)
Change in employment status	-	(10,000)	-
Ending balance	$25,200	$30,654	$48,608

Note 6 – Mortgage servicing Rights

Mortgage loans serviced for others are not included on the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others were $91,998,061 (unaudited) at September 30, 2008. As of December 31, 2007 and 2006, $50,905,378 and $57,162,109, respectively, were the unpaid principal balances of mortgage loans serviced for others.

The following summarizes mortgage servicing rights activity for the years ended December 31, 2006 and 2007, and nine months ended September 30, 2008:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Beginning balance	$197,429	$264,143	$134,612
Mortgage servicing capitalized	380,505	-	171,715
Mortgage servicing rights amortized	(73,329)	(66,714)	(42,184)
Ending balance	$504,605	$197,429	$264,143

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 7 – Bank Premises and Equipment

Premises and equipment are summarized as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Land	$2,475,724	$2,475,724	$2,475,724
Buildings	6,754,285	4,627,452	5,052,268
Furniture, fixtures, and equipment	5,155,353	4,804,764	4,835,586
Leasehold improvements	751,062	751,062	1,181,308
Building improvements	1,431,225	1,400,238	10,295
Projects in process	-	2,285,377	642,219
	16,567,649	16,344,617	14,197,400
Less accumulated depreciation and amortization	(5,716,199)	(5,042,257)	(5,241,997)
Total	$10,851,450	$11,302,360	$8,955,403

The Bank leases premises and equipment under operating leases. Rental expense of leased premises and equipment was $204,634, $279,220, $346,748 and $306,066 for the nine months ended September 30, 2008 and 2007 (unaudited), December 31, 2007 and 2006, respectively, which is included in occupancy expense.

Minimum net rental commitments under noncancelable leases having an original or remaining term of more than one year for future years are as follows:

Year Ending December 31,
2008	$222,545
2009	158,900
2010	127,680
2011	94,425
2012	80,420
Thereafter	281,468
$965,438

Certain leases contain renewal options from five to ten years and escalation clauses based on increases in property taxes and other costs.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 8 – Deposits

Deposits are summarized as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Interest-bearing checking	$12,672,523	$15,717,750	$1,825,020
Non-interest-bearing demand	19,405,477	19,216,761	29,574,147
Savings	27,776,591	30,463,964	42,582,870
Money market	53,075,200	42,719,295	40,147,027
Certificates of deposits less than $100,000	56,403,947	67,460,407	60,053,446
Certificates of deposits $100,000 and over	25,771,874	33,285,035	30,633,255
Total	$195,105,612	$208,863,212	$204,815,765

Scheduled maturities of time deposits for future years ending are as follows:

	September 30,	December 31,
December 31,	2008	2007	2006
	(Unaudited)
2007	$-	$-	$76,069,200
2008	15,238,343	80,691,905	7,053,760
2009	54,164,881	14,771,457	3,746,891
2010	8,433,532	3,195,546	2,752,957
2011	2,580,650	1,292,129	1,059,816
2012	1,116,485	794,405	-
Thereafter	641,930	-	4,077
	$82,175,821	$100,745,442	$90,686,701

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 8 – Deposits (Continued)

Interest expense by deposit category is as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

Interest-bearing checking	$197,433	$13,302	$80,640	$3,034
Savings and money market	879,304	1,037,720	1,388,570	1,124,375
Certificates of deposit	3,002,952	3,374,549	4,639,224	3,485,874
	$4,079,689	$4,425,571	$6,108,434	$4,613,283

Deposits from related parties held by the Bank at September 30, 2008 (unaudited), December 31, 2007 and December 31, 2006 amounted to $114,685, $86,836 and $81,862, respectively. The Bank had brokered deposits of $8,059,000 as of September 30, 2008 (unaudited) and $15,538,000 as of December 31, 2007.   The brokered deposits outstanding as of September 30, 2008 bear an average rate of 5.25% and mature in January 2009.

Note 9 – Federal Home Loan Bank Advances

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Seattle, which entitles it to certain benefits including a variety of borrowing options. The FHLB borrowings at September 30, 2008 (unaudited), December 31, 2007 and 2006, consisted of a warehouse securities credit line (“securities line”), which allows advances with interest rates fixed at the time of borrowing and a warehouse cash management advance line (“CMA line”), which allows daily advances at variable interest rates. Credit capacity is primarily determined by the value of assets collateralized at the FHLB, funds on deposit at the FHLB, and stock owned by the Bank. Credit is limited to 15% of the Bank’s total assets. These credit arrangements are collateralized by a blanket-pledge agreement. Advances on these lines are as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Federal Home Loan Bank-CMA line (interest at 4.35% and 5.63% as of December 31, 2007 and 2006, respectively)	$-	$13,900,000	$7,500,000
Fed Funds purchased (interest at 3.00% as of September 30, 2008)	159,827	-	-
Federal Home Loan Bank-Securities lines (interest ranging from 4.27% to 4.57% as of September 30, 2008, December 31, 2007 and 2006, respectively)	5,900,000	5,900,000	5,900,000

Total	$6,059,827	$19,800,000	$13,400,000

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 9 – Federal Home Loan Bank Advances (Continued)

Advances from FHLB are collateralized by all FHLB stock owned by the Bank, deposits with the FHLB and certain mortgage and commercial loans as described in the Advances, Pledge, and Security Agreement with the FHLB.  The maximum and average outstanding advances and lines of credit from the FHLB as of September 30, 2008 and 2007, and December 31, 2007 and 2006, are as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Dollars in thousands)

Maximum Balance:
Federal Home Loan Bank Advances	$30,400	$26,400	$26,400	$24,400
Fed Funds Purchased	897	194	1,331	-

Average Balances:
Federal Home Loan Bank Advances	$12,266	$16,908	$16,886	$19,631
Fed Funds Purchased	5	1	10	-

Scheduled maturities of the borrowings are as follows:

Year Ending December 31,	As of September 30, 2008	Interest Rates	As of December 31, 2007	Interest Rates
	(Unaudited)

2008	$159,827	3.00%	$13,900,000	4.35%
2009	-	-	-	-
2010	2,000,000	4.27%	2,000,000	4.27%
2011	-	-	-	-
2012	2,200,000	4.42%	2,200,000	4.42%
Thereafter	1,700,000	4.57%	1,700,000	4.57%
	$6,059,827		$19,800,000

Note 10 – Employee Benefits

The Bank sponsors a defined benefit pension Plan for the benefit of its employees. The Plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation levels at retirement. Contributions to the Plan reflect benefits attributed to employees’ services to date, as well as services expected to be earned in the future.

On December 31, 2007, the Plan was terminated. Plan assets will be transferred to Plan participants based on actuarial calculations in 2008. After the Plan assets have been transferred, there are no future benefits expected to be paid by the Plan due to the termination.  As of September 30, 2008, of the benefits considered payable to plan participants, $3,961,846 had been disbursed and $22,116 remained to be disbursed.  The Plan has sufficient assets to cover the remaining obligations.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 10 – Employee Benefits (Continued)

The accrued pension benefit and net periodic pension costs for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Benefit obligation at December 31,	$4,269,333	$4,003,920
Fair value of Plan assets	4,052,471	3,109,606
Funded status	$(216,862)	$(894,314)
Prepaid benefit cost recognized in the statements of financial condition	$-	$695,698
Intangible asset	-	-
Accumulated other comprehensive income	-	776,808
Accumulated benefit obligation	4,269,333	3,190,716
Assumptions used to determine benefit obligation:

Discount rate	4.85%	5.75%
Rate of compensation increase	-%	3.75%
Net pension cost	$-	$594,332
Employer contribution	1,735,533	625,352
Plan participants’ contributions	-	-
Benefit payments	$850,226	$990,511
Assumptions used to determine net pension cost:
Discount rate	4.85%	5.75%
Expected long-term return on plan investments	4.85%	7.00%
Rate of compensation increase	-%	3.75%

Expected long-term return on Plan assets is determined by applying historical average investment returns from published indexes relating to the current allocation of assets in the portfolio.

The Bank’s pension Plan weighted-average asset allocations by asset category at December 31, 2007 and 2006 are as follows:

	2007	2006
Equity securities	39.0%	36.0%
Debt securities	61.0	64.0
	100.0%	100.0%

Plan assets consist of equity investments. Target asset allocation is determined using a Pension Asset Selection System (PASS), which optimizes expected return based on employer’s risk tolerance.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 11 – Income Taxes

A reconciliation of the effective income tax rate with the federal statutory tax rates are as follows:

	Nine Months Ended September 30, (Unaudited)
	2008		2007
	Amount	Rate	Amount	Rate
Income tax provision (benefit) at statutory rate	$(128,342)	(34.0)%	$(176,231)	(34.0)%
Increase in tax resulting from non-deductible expenses	7,960	2.1	14,698	2.8
Other differences	-	-	-	-
Valuation allowance	120,382	31.9	-	-
	$-	-%	$(161,533)	31.4%

	Years Ended December 31,
	2007		2006
	Amount	Rate	Amount	Rate
Income tax provision (benefit) at statutory rate	$(1,311,556)	(34.0)%	$618,324	34.0%
Increase in tax resulting from nondeductible expenses	13,528	(0.3)	14,801	0.8
Other differences	(6,796)	0.2	(59,980)	(3.3)
Valuation allowance	1,576,371	40.9	-	-
	$271,547	6.8%	$573,145	31.5%

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 11 – Income Taxes (Continued)

Total deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Deferred Tax Assets
Allowance for loan losses	$288,223	$-	$133,812
Net operating loss carry forward	1,429,811	1,402,220	256,337
Depreciation expense	146,983	148,012	234,529
AMT tax	59,645	59,645	67,750
Charitable Contributions	204	-	-
Securities available-for-sale	209	(3,306)	131,665
Non-accrued loan interest	37,133	11,998	-
Impairment loss on securities	93,415	93,415	-
Total deferred tax assets	2,055,623	1,711,984	824,093

Deferred Tax Liabilities
Prepaids	(82,679)	(70,786)	(47,967)
Loan origination costs	(98,900)	(77,826)	(81,360)
Mortgage service rights	(171,566)	(67,126)	(31,426)
Stock dividend – FHLB stock	(2,210)	(2,210)	(2,210)
Allowance for loan losses	-	82,335	-
Prepaid pension costs	-	-	(236,537)
Total deferred tax liabilities	(355,355)	(135,613)	(399,500)
Valuation allowance	(1,700,268)	(1,576,371)	-
Net deferred tax assets	$-	$-	$424,593

The components of income tax expense are:

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)
Provision for income taxes
Deferred	$(120,382)	$(161,533)	$(1,286,748)	$546,136
Current	-	-	(18,076)	27,009
	(120,382)	(161,533)	(1,304,824)	573,145
Less valuation allowance	120,382	-	1,576,371	-
Total provision for income tax expense	$-	$(161,533)	$271,547	$573,145

At September 30, 2008, December 31, 2007 and 2006, the Bank has net operating carryforwards of approximately $81,149 (unaudited), $3,025,688 and $1,075,561, respectively, which are scheduled to expire in 2028, 2027 and 2024.  In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of SFAS No. 109 (FIN 48).  FIN 48 prescribes a recognition threshold and measurement tax position taken or expected to be taken in a tax return.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Bank adopted FIN 48 as of January 1, 2007, and the adoption had no significant impact on the Bank's financial statements.  With few exceptions, the Bank is no longer subject to U.S. Federal or state income tax examinations by tax authorities for years before 2004.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 12 – Commitments and Contingencies

	September 30,	December 31,
	2008	2007	2006
	(Unaudited)
Commitments to extend credit
Real estate loans:
One-to four-family	$1,432,286	$1,665,230	$589,800
Home equity	65,247	-	-
Home equity-lines of credit	14,853,372	14,359,253	19,990,561
Multi-family	2,715	2,605	-
Commercial	439,149	536,872	1,020,292
Construction or development:
One-to four-family	243,722	-	-
Land and acquisitions	155,712	1,464,972	4,000,000
Commercial	6,364,236	6,831,711	2,595,004
Total real estate loans	23,556,439	24,860,643	28,195,657
Consumer loans:
Indirect home improvement	2,116,335	2,649,227	3,234,972
Other	9,538,189	10,152,620	12,166,588
Total consumer loans	11,654,524	12,801,847	15,401,560
Commercial business loans	11,868,525	14,512,542	6,424,639
Total commitments to extend credit	$47,079,488	$52,175,032	$50,021,856

Commitments – The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank’s commitments is as follows:

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 12 – Commitments and Contingencies (Continued)

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Bank is committed.

Contingencies – Because of the nature of its activities, the Bank is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Bank.

Note 13 – Significant Concentration of Credit Risk

Most of the Bank’s business activity is primarily with customers located in the greater Puget Sound area. The Bank originates real estate and consumer loans. Generally loans are secured by deposit accounts, personal property, or real estate. Rights to collateral vary and are legally documented to the extent practicable. Local economic conditions may affect borrowers’ ability to meet the stated repayment terms.

Note 14 – Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

As of September 30, 2008 (unaudited), December 31, 2007 and 2006, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 14 – Regulatory Capital (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2008 (Unaudited)			(Dollars in thousands)
Total Capital
(to Risk-Weighted Assets)	$31,304	13.06%	$19,176	> 8.00%	$23,969	> 10.00%
Tier I Capital
(to Risk-Weighted Assets)	$31,240	13.03%	$9,588	> 4.00%	$14,382	> 6.00%
Tier I Capital
(to Average Assets)	$31,240	13.28%	$9,411	> 4.00%	$11,763	> 5.00%

As of December 31, 2007
Total Capital
(to Risk-Weighted Assets)	$31,689	13.45%	$18,845	> 8.00%	$23,557	> 10.00%
Tier I Capital
(to Risk-Weighted Assets)	$31,646	13.43%	$9,423	> 4.00%	$14,134	> 6.00%
Tier I Capital
(to Average Assets)	$31,646	12.23%	$10,353	> 4.00%	$12,942	> 5.00%

As of December 31, 2006
Total Capital
(to Risk-Weighted Assets)	$34,779	16.25%	$17,126	> 8.00%	$21,407	> 10.00%
Tier I Capital
(to Risk-Weighted Assets)	$34,026	15.89%	$8,563	> 4.00%	$12,844	> 6.00%
Tier I Capital
(to Average Assets)	$34,026	12.75%	$10,671	> 4.00%	$13,339	> 5.00%

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 15 – Fair Values of Financial Instruments

The following methods and assumptions were used by the Bank in estimating the fair values of financial instruments disclosed in these financial statements:

Cash and Due from Banks, Interest-Bearing Deposits at Other Financial Institutions and Fed Funds Sold – The carrying amounts of cash and short-term instruments approximate their fair value.

Securities Available-for-Sale – Fair values for securities available-for-sale are based on quoted market prices.

Federal Home Loan Bank Stock – The carrying value of Federal Home Loan Bank stock approximates its fair value.

Loans Receivable – For variable rate loans that re-price frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers or similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits – The fair value of deposits with no stated maturity date is included at the amount payable on demand. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation on interest rates currently offered on similar certificates.

Federal Home Loan Bank Advances – The carrying amounts of advances maturing within 90 days approximate their fair values. The fair values of long-term advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest – The carrying amounts of accrued interest approximate their fair value.

Mortgage Servicing Rights – The fair value is determined by calculating the net present value of expected cash flows using a model that incorporates assumptions used in the industry to value such rights.

Off-Balance-Sheet Instruments – The fair value of commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the customers. Since the majority of the Bank’s off-balance-sheet instruments consist of non-fee producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

1ST SECURITY BANK OF WASHINGTON
Notes to Financial Statements

Note 15 – Fair Values of Financial Instruments (Continued)

The estimated fair values of the Bank’s financial instruments were as follows:

	September 30,		December 31,		December 31,
	2008		2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Unaudited)	(Unaudited)
Financial Assets
Cash and due from banks and interest earning deposits in banks at other financial institutions	$3,609,233	$3,609,233	$5,458,657	$5,458,657	$6,426,499	$6,426,499
Securities available-for-sale	5,857,128	5,857,128	4,620,704	4,620,704	15,503,328	15,503,328
Federal Home Loan Bank stock	1,797,400	1,797,400	1,797,400	1,797,400	1,797,400	1,797,400
Loans receivable, net	209,933,596	211,568,912	237,807,155	237,172,885	218,077,637	217,222,547
Accrued interest receivable	982,947	982,947	1,078,169	1,078,169	1,084,462	1,084,462
Mortgage servicing rights	504,605	869,841	197,429	387,382	264,143	297,155
Financial Liabilities
Deposits	195,105,612	192,591,648	208,863,212	205,511,963	204,815,765	204,343,189
Fed Funds Purchased	159,827	159,827	-	-	-	-
Federal Home Loan Bank advances	5,900,000	4,943,176	19,800,000	18,684,142	13,400,000	13,406,490
Accrued interest payable	21,351	21,351	70,155	70,155	76,384	76,384

The estimated fair value of loan commitments at September 30, 2008 (unaudited), December 31, 2007 and 2006 is considered to be insignificant.

Note 16 – Litigation Matters

The Bank is subject to various claims and contingencies arising in the normal course of business. Management believes the ultimate liability, if any, arising from such claims or contingencies is not likely to have a material adverse effect on the Bank’s results of operations or financial condition.

You should rely only on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of 1st Security Bank of Washington or 1st Security Bancorp, Inc. may change after the date of this prospectus; delivery of this document and the sales of shares made hereunder does not mean otherwise.

1st SECURITY BANCORP, INC.

(Proposed Holding Company for
1st Security Bank of Washington)

UP TO
2,645,000 SHARES
(Subject to increase up to 3,041,750 Shares)

_______________________

PROSPECTUS
_______________________

KEEFE, BRUYETTE & WOODS

_______________ __, 200_

Dealer Prospectus Delivery Obligation

Until the later of _________ __, 200_ or 25 days after the commencement of the syndicated community offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution

		Amount
*	Registrant's Legal Fees and Expenses	$350,000
*	Marketing Agent Legal Fees and Expenses	70,000
*	Registrant's Accounting Fees and Expenses	150,000
*	Conversion Agent and Data Processing Fees	25,000
*	Marketing Agent Fees and Expenses (1)	400,000
*	Appraisal Fees and Expenses	50,000
*	Printing, Postage and Mailing Copying and EDGAR	185,000
*	Filing Fees (FINRA and SEC)	7,500
	NASDAQ Listing Fee	100,000
*	Blue Sky Legal Fees and Expenses	15,000
*	Business Plan Fees and Expenses	35,000
*	Stock Certificate Printing	5,000
*	Transfer Agent Services	4,500
*	Other	7,000

*	Total	$1,400,000
*	Estimated
(1)
1st Security Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the maximum of the offering range, and assumes that 80% of the stock is sold in the subscription offering for a fee of 1.0% (excluding shares sold to directors, officers, employees and the employee stock ownership plan) and that 20% of the stock is sold in the community offering for a fee of 2.0%.

Item 14.     Indemnification of Directors and Officers

In accordance with the Washington Business Corporation Act (“WBCA”) R.C.W. ss. 23B.08.570, Article XIV of the Registrant’s Articles of Incorporation provides the following:

Indemnification: The Corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

A.          Directors and Officers.  In all circumstances and to the full extent permitted by the WBCA, the Corporation shall indemnify any person who is or was a director, officer or agent of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Corporation), by reason of the fact that he is or was an agent of the Corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding.  However, such indemnity shall not apply to: (a) acts or omissions of the director or officer in connection with a proceeding by or in the right of the Corporation in which the director or officer is finally adjudged liable to the Corporation; (b) conduct of the director or officer finally adjudged to violate RCW Section 23B.08.310 (relating to unlawful distributions by the Corporation) or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property or services to which the director was not legally entitled.  The Corporation may require, in accordance with Section 23B.08.530 of the WBCA as may be amended from time to time, an indemnified person to furnish the Corporation an undertaking and/or guaranty in a form approved by the Board, prior to advancing expenses to such indemnified person.

B.          Implementation.  The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions.  It is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions.  Such bylaws, resolutions, contracts or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.          Survival of Indemnification Rights.  No amendment or repeal of this Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

D.          Service for Other Entities.  The indemnification and advancement of expenses provided under this Article XIV shall apply to directors, officers, employees or agents of the Corporation for both (a) service in such capacities for the Corporation and (b) service at the Corporations’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  A person is considered to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

E.          Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and the WBCA.

F.          Other Rights.  The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs executors, and administrators of such person.

Item 15.     Recent Sales of Unregistered Securities

Not Applicable.

Item 16.     Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)         List of Exhibits

See the Exhibit Index filed as part of this Registration Statement.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.     Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Mountlake Terrace, State of Washington, on November 14, 2008.

1ST SECURITY BANCORP, INC.

By:	/s/ Joseph C. Adams
Joseph C. Adams, Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Adams and T. Bradford Canfield, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Joseph C. Adams	/s/ Ted A. Leech
Joseph C. Adams	Ted A. Leech
Chief Executive Officer and Director	Chairman of the Board
(Duly Authorized Representative and Principal
Executive Officer)

Date: November 14, 2008	Date: November 14, 2008

/s/ Robert E. D'Amicol	/s/ Judith Cochrane
Robert E. D’Amicol	Judith Cochrane
Vice Chairman of the Board	Director

Date: November 14, 2008	Date: November 14, 2008

/s/ Kay Cummings	/s/ Michael Mansfield
Kay Cummings	Michael Mansfield
Director	Director

Date: November 14, 2008	Date: November 14, 2008

/s/ Margaret R. Piesik	/s/ Michele Rozinek
Margaret R. Piesik	Michele Rozinek
Director	Director

Date: November 14, 2008	Date: November 14, 2008

/s/ Joel S. Summer	/s/ T. Bradford Canfield
Joel S. Summer	T. Bradford Canfield
Director	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

Date: November 14, 2008	Date: November 14, 2008

EXHIBIT INDEX

Exhibits:

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc.

1.2	Agency Agreement with Keefe, Bruyette & Woods, Inc.

2.0	Plan of Conversion

3.1	Articles of Incorporation for 1st Security Bancorp, Inc.

3.2	Bylaws for 1st Security Bancorp, Inc.

4.0	Form of Stock Certificate for 1st Security Bancorp, Inc.

5.0	Opinion of Silver, Freedman & Taff L.L.P. re: Legality of Securities Being Registered

8.1	Opinion of Silver, Freedman & Taff L.L.P. re: Federal Tax Matters

8.2	Opinion of Joel S. Summer, Esquire re: State Tax Matters

8.3	Letter of RP Financial, LC. re: Subscription Rights

10.1	Form of Employment Agreement

10.2	Form of Change of Control Agreement

10.3	Director Fee Arrangements

10.4	Letter Agreement regarding Appraisal Services

21.0	Subsidiaries of the Registrant

23.1	Consent of Silver, Freedman & Taff L.L.P. (included in Exhibits 5.0 and 8.1)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of RP Financial, LC.

23.4	Consent of Joel S. Summer, Esquire (included in Exhibits 8.2)

24.0	Power of Attorney, included in signature page

99.1	Appraisal Report of RP Financial, LC.*

99.2	Subscription Order Form and Instructions

99.3	Additional Solicitation Material

* Paper copy of this exhibit was filed supplementally pursuant to Rule 202 of Regulation S-T.